As Filed with the Securities and Exchange Commission on February 8, 2002
Registration No. 333-75928

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation or organization)	3661 (Primary Standard Industrial Classification Code Number)	43-1641533 (I.R.S. Employer Identification No.)

400 Royal Palm Way, Suite 410 Palm Beach, Florida 33480 (561)805-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Jerome C. Artigliere
Applied Digital Solutions, Inc.
400 Royal Palm Way, Suite 410
Palm Beach, Florida 33480
(561) 805-8000
Fax: (561) 805-0001
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all correspondence to:
Denis P. McCusker, Esq.
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
(314) 259-2000
Fax: (314) 259-2020

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.001 par value per share	53,472,258 shares	$0.34	$18,157,608	$1,673

(1)	$4,223 was paid with the original filing. Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the Common Stock on February 5, 2002 as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2002

53,472,258 Shares

Common Stock

     This prospectus relates to resales of up to 53,472,258 shares of our common stock, par value $.001 per share, which may be sold at various times by the selling shareholders listed in this prospectus starting on page 55. More information about the shares is located under “Description of Capital Stock” beginning on page 60.

     The selling shareholders identified in this prospectus or their transferees may sell the shares of common stock from time to time in accordance with the plan of distribution described in this prospectus. See “Plan of Distribution” beginning on page 64.

     Our shares are included in the Nasdaq National Market under the symbol “ADSX.” On February 7, 2002, the last reported sale price of our common stock was $0.36 per share.

     Since January 1, 2000, we have filed additional registration statements relating to secondary sales of an aggregate of 205,365,821 shares of our common stock. These additional registration statements remain effective at the date of this registration statement.

     Investing in these securities involves risks. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing the common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2002.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Summary	3
Risk Factors	7
Cautionary Statement Regarding Forward-Looking Information	13
Use Of Proceeds	13
Selected Financial Data	14
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	16
Our Business	36
Management	43
Principal Shareholders	54
Related Party Transactions	55
Selling Shareholders	55
Description Of Capital Stock	60
Price Range Of Common Stock And Dividend Information	63
Plan Of Distribution	64
Legal Matters	64
Experts	64
Where You Can Find More Information About Us	65
Index to Financial Statements	F-1

SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 7 and the consolidated financial statements and the notes to those financial statements beginning on page F-1 before making an investment decision.

APPLIED DIGITAL SOLUTIONS, INC.

Our Business

     We are an advanced digital technology development company. We provide solutions to allow our customers' existing software and hardware to integrate with our proprietary software. We call the solutions we provide our "I3 Services Platform", with the I3 standing for "intelligent, integrated information". We deliver our solutions through three core business segments, Applications, Services and Advanced Wireless, which work together to achieve heightened efficiencies for us and better offerings for our customers.

     Approximately two years ago, we developed a patent for what we believe is the world's first combination of advanced biosensor technology and web-enabled wireless telecommunications linked to Global Positioning, or GPS. We branded this technology "Digital Angel" and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products and services and revenues of our existing business segments. We united our existing GPS, ASP and animal tracking business units to form Digital Angel Corporation.

     Digital Angel™, the product, is now developed and was launched on November 26, 2001. On November 1, 2001, we announced that our Board of Directors approved the merger of Digital Angel Corporation with Medical Advisory Systems, Inc., or MAS (AMEX:DOC). Under the terms of the agreement and subject to the approval of MAS shareholders and our lender, IBM Credit Corporation, we will initially own 82% of the new combined company. Presently, we own 16.6% of MAS. In satisfaction of a condition to the consent to the merger of IBM Credit Corporation, upon completion of the merger, we will transfer to a Delaware business trust controlled by an independent advisory board all shares of MAS common stock owned by us and, as a result, the trust will be the beneficial owner of approximately 82% of the MAS common stock and will control MAS. The trust will be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event we fail to make payments, or otherwise default, under the amended and restated credit agreement currently proposed by IBM Credit Corporation. Such liquidation of the shares of MAS common stock will be in accordance with the SEC rules and regulations governing affiliates. See “Management's Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” beginning on page 16 and “– Liquidity and Capital Resources from Continuing Operations” beginning on page 30.

     As a result of the current economic slowdown, which was exacerbated by the events of September 11, 2001, we have experienced deteriorating sales for certain of our businesses. This has resulted in the shut down of several of our businesses during the third and fourth quarters of 2001. Also, letters of intent that we have received during the third and fourth quarters of 2001 related to the sales of certain of our businesses have indicated a decline in their fair values.

     On October 22, 2001, we announced the creation of a new wholly-owned subsidiary, Advanced Power Solutions, Inc., which will develop, market and license our new product, Thermo Life™, a proprietary thermoelectric generator powered by body heat.

     On December 19, 2001, we announced that we have developed a miniaturized, impantable identification chip, called VeriChip™, that can be used in a variety of medical, security and emergency applications. On February 7, 2002, we announced the creation of a new wholly-owned subsidiary, VeriChip Corporation, which will develop, market and license VeriChip.

Our Strategy

     Our strategy is to position ourselves as an advanced digital technology development company through the development of proprietary technology such as Digital Angel, Thermo Life and VeriChip.

Our Customers

     We deliver products and services across a multitude of industries, including manufacturing, financial, utilities, retail, health, communications, high tech, insurance, transportation and government.

About Us

     We are a Missouri corporation and were incorporated on May 11, 1993. Our principal office is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480 and our telephone number is (561) 805-8000.

THE OFFERING

Common stock offered by the selling shareholders	53,472,258 shares
Common stock to be outstanding after this offering	267,264,666 shares (1) as of February 1, 2002
Use of proceeds	We will not receive any proceeds from the sale of shares sold by the selling shareholders listed in this prospectus under “Selling Shareholders” beginning on page 55.
Dividend policy	We have not paid, and do not anticipate paying, dividends on our common stock. See “Price Range of Common Stock and Dividend Information” on page 63.
Market price of common stock	The market price of our common stock has ranged from a high of $3.00 to a low of $0.11 during the 12 months preceding the date of this prospectus. See “Price Range of Common Stock and Dividend Information” on page 63.

Risk factors	See “Risk Factors” beginning on page 7, for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq National Market symbol	ADSX

(1)	Includes 8,963,396 shares to which this prospectus relates that we have not yet issued, but excludes (i) 3,561,414 warrants which are currently exercisable at a weighted average exercise price of $1.85 per share, (ii) warrants to purchase up to 800,000 shares of our common stock at $4.73 per share and (iii) 27,496,525 options, 22,538,908 of which are currently exercisable at a weighted average exercise price of $0.93 per share.

     The following table sets forth summary consolidated financial data for the periods indicated. It is important that you read this information together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods, and results for the nine-month period ended September 30, 2001 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

SUMMARY FINANCIAL DATA
(in thousands, except per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Statement Of Operations Data:
Net revenue	$128,646	$ 97,543	$134,766	$129,064	$74,343	$41,616	$14,052
Cost of goods and services sold	90,466	59,100	82,475	74,299	$39,856	19,709	7,220
Gross profit	38,180	38,443	52,291	54,765	34,487	21,907	6,832
Selling, general and administrative expense	(61,308)	(40,739)	(61,996)	(58,960)	(32,120)	(18,224)	(5,851)
Research and development expense	(4,741)	(719)	(2,504)	-	-	-	-
Depreciation and amortization	(21,553)	(4,466)	(11,073)	(6,560)	(2,913)	(1,219)	(618)
Restructuring and unusual costs	(69,995)	-	(6,383)	(2,550)	-	-	-
(Loss) gain on sale of subsidiary	(4,052)	-	486	20,075	733	-	-
Interest Income	1,568	676	1,095	422	291	183	121
Interest Expense	(6,043)	(3,966)	(5,901)	(3,478)	(1,070)	(570)	(167)
(Loss) income from continuing operations before provision for income taxes, minority interest, equity in net loss of affiliate and extraordinary loss	(127,944)	(10,771)	(33,985)	3,714	(592)	2,077	317
Provision (benefit) for income taxes	21,718	(1,436)	(5,040)	1,180	670	600	15
(Loss) income from continuing operations before minority interest, equity in net loss of affiliate and extraordinary loss	(149,662)	(9,335)	(28,945)	2,534	(1,262)	1,477	302
Minority interest	(504)	145	229	(46)	120	382	18
Equity in net loss of affiliate	931	-	-	-	-	-	-
(Loss) income from continuing operations	(150,089)	(9,480)	(29,174)	2,580	(1,382)	1,095	284
Income (loss) from discontinued operations, net of income taxes	213	(11,160)	(75,702)	3,012	6,072	1,245	402
Loss on disposal of discontinued operations, including provision for operating losses during phase-out period, net of tax benefit	(22,537)	-	(7,266)	-	-	-	-
(Loss) income before extraordinary loss	(172,413)	(20,640)	(112,142)	5,592	4,690	2,340	686
Extraordinary gain (loss), net of taxes	9,465	-	-	(160)	-	-	-
Net (loss) income	(162,948)	(20,640)	(112,142)	5,432	4,690	2,340	686
Preferred stock dividends	(1,143)	-	(191)	-	(44)	(72)	(60)
Accretion of beneficial conversion feature of preferred stock	(9,392)	-	(3,857)	-	-	-	-
Net (loss) income available to common shareholders	$(173,483)	$ (20,640)	$(116,190)	$ 5,432	$ 4,646	$ 2,268	$ 626
Net (loss) income per common share-basic:
Continuing operations	$ (1.09)	$ (0.17)	$ (0.52)	$ 0.06	$(0.05)	$ 0.08	$ 0.07
Discontinuing operations	(0.15)	(0.21)	(1.30)	0.06	0.19	0.10	0.12
Extraordinary gain (loss)	0.06	-
Net (loss) income per common share-basic	$(1.18)	$ (0.38)	$ (1.82)	$ 0.12	$0.14	$ 0.18	$ 0.19
Net (loss) income per common share-diluted:
Continuing operations	$(1.09)	$ (0.17)	(0.52)	$0.05	$(0.05)	$ 0.07	$ 0.06
Discontinuing operations	(0.15)	(0.21)	(1.30)	0.06	0.17	0.08	0.09
Extraordinary gain (loss)	0.06	-	-	-	-	-	-
Net (loss) income per common share-diluted:	$(1.18)	$(0.38)	$(1.82)	$0.11	$ 0.12	$ 0.15	$ 0.15
Average common shares outstanding:
Basic	146,890	54,623	63,825	46,814	32,318	12,632	3,329
Diluted	146,890	54,623	63,825	50,086	34,800	15,245	4,641

	As of September 30,	As of December 31,
	2001	2000	1999	1998	1997	1996
		(amounts in thousands)
Balance Sheet Data: Cash and cash equivalents	$ 3,133	$ 8,039	$ 2,181	$1,936	$ 5,957	$ 718
Due from buyers of divested subsidiary	-	-	31,302	-	-	-
Property and equipment	21,444	21,368	6,649	8,933	1,890	2,623
Goodwill	98,686	166,024	24,285	23,786	8,439	13,252
Net assets of discontinued operations	-	8,076	75,284	37,320	14,672	2,597
Total Assets	195,888	319,451	186,605	71,613	34,749	14,480
Long-Term Debt	3,627	69,146	33,260	1,864	1,010	876
Total Debt	87,037	74,374	62,915	26,055	7,825	5,799
Minority Interest	4,611	4,879	1,292	1,300	639	44
Redeemable preferred stock and option	7,420	18,620	-	-	900	10,900
Stockholders' equity	52,705	160,562	92,936	67,560	36,285	8,252

RISK FACTORS

     You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

We cannot be certain of future financial results.

     We incurred losses of $150.1 million and $29.2 million from continuing operations for the first nine months of 2001 and for the year ended December 31, 2000, respectively. We reported income from continuing operations of $2.6 million for the year ended December 31, 1999 which included a loss from continuing operations of $17.4 million, offset by a gain of $20.0 million from the sale of our Canadian subsidiary, TigerTel, Inc. In 1998, we reported a loss of $1.4 million from continuing operations. Our business plan depends on our attaining and maintaining profitability; however, we cannot predict whether or when we will be profitable. Our profitability depends on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market new products and technologies. If we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. In addition, if we fail to sustain or grow our profits within the time frame expected by investors, the market price of our common stock may fall.

Our stock price may continue to be volatile, and you may be unable to resell your shares at or above the price at which you acquire them.

     Since January 1, 2000, the price per share of our common stock has ranged from a high of $18.00 to a low of $0.11. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to factors, including the following:

  significant changes to our business resulting from acquisitions and/or expansions into different product lines;
  quarterly fluctuations in our financial results or cash flows;
  changes in investor perception of us or the market for our products and services;
  changes in economic and capital market conditions for other companies in our market sector; and
  changes in general economic and market conditions.

     In addition, the stock market in general, and the Nasdaq National Market and stocks of technology companies in particular, have often experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could also harm employee morale and retention, our access to capital and other aspects of our business. If our share price is volatile, we may be the target of securities litigation, which is costly and time-consuming to defend. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

We may issue preferred stock, which will rank senior to the shares of common stock offered by this prospectus and which may delay or prevent a change in control of us.

     Our board of directors has the right to issue additional preferred stock without further shareholder approval, and the holders of such preferred stock may have preferences over the holders of our common stock as to payments of dividends, liquidation and other matters. In October 2000, we issued a series of convertible preferred stock and have granted the purchasers the right to require us to issue additional shares of convertible preferred stock at any time until February 24, 2002 when the option expires. These provisions could delay or prevent a change in control of us or limit the price that investors might be willing to pay in the future for shares of our common stock.

If we are required to issue more Series C preferred stock, our stock could be further diluted.

     We may be required to issue up to an additional $26 million in stated value of preferred stock, on terms similar to the Series C preferred stock we issued in October 2000, for an aggregate purchase price of $20 million, at any time until February 24, 2002 when the option expires. The additional preferred stock would be accompanied by warrants to purchase up to an additional 800,000 shares of our common stock. The conversion of the Series C preferred stock, if issued, and the exercise of the related warrants, if granted, may result in a substantial number of additional shares being issued, and such number would increase if the market price of our common stock declines. The conversion price per share of common stock into which the Series C preferred stock would convert, as a percentage of then current market value, will decrease the longer the holders of the Series C preferred stock wait to convert their shares. In some cases, the conversion price could be as low as 50% of the lowest closing price of our common stock during a specified period. If such reduction in the conversion price occurs, it would more than double the number of shares of common stock issuable on conversion. If we are required to issue the additional preferred stock and warrants, it could cause further dilution and adversely affect the market price of our common stock.

If we are required to delist our common stock, trading in our shares could decrease and the market price of our shares could decline.

     Our ability to remain listed on the Nasdaq National Market depends on our ability to satisfy applicable Nasdaq criteria including our ability to maintain a minimum bid price of $1.00 per share. The market price for our common stock has recently been below the minimum bid price required by Nasdaq. We previously received a letter from Nasdaq containing a staff determination that we had fail to comply with the minimum bid price requirement. In September 2001, Nasdaq issued a moratorium suspending the minimum bid price requirement until January 2, 2002. Nasdaq reinstituted the minimum bid price requirement on January 2, 2002. If we are unable to satisfy the minimum bid price requirement, Nasdaq may begin procedures to remove our common stock from the Nasdaq National Market.

     If we are delisted from the Nasdaq National Market, an active trading market for our common stock may no longer exist. As a result, trading in our shares of common stock could decrease substantially, and the price of our shares of common stock may decline.

If we are required to issue additional shares of common stock in connection with prior acquisitions, our stock may be further diluted.

     As of February 1, 2002, there were 258,301,270 shares of our common stock outstanding. Since January 1, 2001, we have issued an aggregate of 159,489,503 shares of common stock, of which 85,753,503 shares were issued in connection with acquisitions of businesses and assets and 64,810,635 shares were issued upon conversion of our Series C preferred stock. We have reacquired 2,674,934 shares of our common stock. We have effected, and will likely continue to effect, acquisitions or contract for services through the issuance of common stock or our other equity securities. In addition, we have agreed to "price protection" provisions in prior acquisition and other agreements which may result in additional shares of common stock being issued. Such issuances of additional securities may be dilutive to the value of our common stock and may have an adverse impact on the market price of our common stock.

Competition could reduce our market share and decrease our revenue.

     Each of our business units is highly competitive, and we expect that competitive pressures will continue in the future. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas which we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States, Canada and Europe. In response to competitive pressures, we may be required to reduce prices or increase spending in order to retain or attract customers or to pursue new market opportunities. As a result, our revenue, gross profit and market share may decrease, each of which could significantly harm our results of operations. In addition, increased competition could prevent us from increasing our market share, or cause us to lose our existing market share, either of which would harm our revenues and profitability. We cannot assure you that we will have the financial, technical, marketing and other resources required to successfully compete against current and future competitors or that competitive pressures faced by us will not harm our business, financial condition or results of operations.

We have entered into earnout agreements for companies which we have acquired, which could require us to pay additional cash or stock consideration to the sellers of these businesses.

     We have entered into earnout arrangements under which sellers of some of the businesses we acquired are entitled to additional consideration for their interests in the companies they sold to us. Under these agreements, assuming that all earnout profits are achieved, at February 1, 2002, we are contingently liable for additional consideration of approximately $20.2 million in 2002 which would be payable in shares of our common stock. In January 2001, we entered into an agreement with Marc Sherman and Edward Cummings to terminate all put rights and employment agreements that each had with or in respect of Intellesale. In exchange, we issued to Messrs. Sherman and Cummings an aggregate of 6,616,522 shares of our common stock. If we are required to issue additional shares pursuant to these earnout arrangements, it could cause further dilution and adversely affect the market price of our common stock.

We may be unable to comply with the requirements of our credit facility, which could result in a default under that agreement enabling IBM Credit Corporation to declare amounts borrowed due and payable immediately.

     We entered into an amended and restated credit agreement with IBM Credit on October 17, 2000, which we have subsequently amended, containing various financial and other restrictive covenants that, among other things, limit our ability to borrow additional funds and declare and pay dividends, and requires us to, among other things, maintain various financial ratios and comply with various other financial covenants.

     We failed to comply with the minimum EBITDA and collateral shortfall covenants at June 30, 2001, and, effective July 1, 2001, we and IBM Credit amended the agreement extending until October 1, 2001 the payments due on July 1, 2001 which we were unable to pay. At September 30, 2001, we failed to maintain the minimum required tangible net worth, EBITDA and current ratio and had a collateral shortfall in excess of the amount permitted under the credit agreement. In addition, we failed to make interest and principal payments due to IBM Credit under the credit agreement, including the principal payment originally due on July 1, 2001. On November 15, 2001, December 31, 2001 and January 31, 2002, we and IBM Credit amended the agreement further extending the payments due under the agreement. The payments are currently due on March 1, 2002.

     Our failure to comply with the restrictions imposed by our credit agreement could constitute a default under the credit agreement, allowing IBM Credit to terminate its commitments to us and to accelerate the maturity of all amounts owed it. We do not currently have available funds to repay the amounts owed to IBM Credit if the maturity of the obligation is accelerated. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional financing resources, there would be substantial doubt we would be able to continue operations in the normal course of business.

If we need additional capital for our ongoing operations or to repay IBM Credit, we may not be able to continue operations in the normal course of business.

     We may require additional capital for our ongoing operations or to repay IBM Credit the amounts owed it. As described under “Management's Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” beginning on page 16 and “– Liquidity and Capital Resources from Continuing Operations” beginning on page 30, we anticipate we will enter into an amended and restated credit agreement with IBM Credit.

     Under the terms of the amended and restated credit agreement currently proposed by IBM Credit Corporation, amounts outstanding would bear interest at an annual rate of 17% and would mature on December 31, 2002. However, the maturity date would be extended for consecutive one year periods if we repay at least 40% of the original principal amount outstanding prior to December 31, 2002 and an additional 40% of the original principal amount outstanding prior to December 31, 2003. In any event, all amounts outstanding would be required to be repaid by December 31, 2005. If the required payments are not made by December 31, 2002, the unpaid amount will accrue a late charge of 25%. If not repaid by December 31, 2003, the late charge increases to an annual rate of 35%. We do not currently have the funds that will be required for such payments, and there is no likelihood that the funds will be available when required for these payments. Shares of MAS common stock initially owned by us upon completion of the merger between Digital Angel and MAS and transferred to a Delaware business trust may be liquidated, if so directed by IBM Credit, to provide funds necessary to make these payments. Such liquidation of the shares of MAS common stock will be made in accordance with the SEC rules and regulations governing affiliates.

     The proposed credit agreement would prohibit us from borrowing funds from other lenders, and would not provide for any further advances by IBM Credit. Accordingly, there can be no assurance that we will have access to funds necessary to provide for our ongoing operating expenses to the extent not provided from our ongoing operating revenue.

We depend on our small team of senior management, and we may have difficulty attracting and retaining additional personnel.

     We depend on the continued service of our executive officers and other key personnel. We have entered into employment contracts ranging for periods of one to five years through February 2006 with our key officers and employees. Some of these employment contracts call for bonus arrangements based on earnings. Despite the existence of such agreements, several executive officers, including our former President and Chief Operating Officer, have recently discontinued employment with us to pursue other opportunities. There can be no assurance that we will be successful in retaining our key employees or that we can attract and retain additional skilled personnel as required. The loss of the services of any of our central management team could harm our business, financial condition and results of operations. In addition, the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable.

Our failure to successfully implement the plan of disposition with respect to our discontinued operations could adversely affect our financial position and results of operations.

     On March 1, 2001, our board of directors approved a plan to sell our Intellesale business segment and all of our other "non-core businesses." The success of this plan depends upon our ability to identify buyers for these businesses willing to pay an amount acceptable to us and to do so within the timeframe set by our board of directors. There can be no assurance, however, that we will be successful in implementing our plan of disposition. In fact, we may be unable to completely dispose of these businesses by March 1, 2002, which could result in additional costs and expenses and which may require us to devote substantial managerial, operational and financial resources. Also, during the discontinuation period, these businesses may generate significant losses in excess of what we anticipated and accrued at December 31, 2000. Even if we do find a buyer for these businesses, we may incur considerably greater costs in disposing of these businesses than we had previously planned or we may not receive the amount of proceeds we originally expected. Consequently, our inability to successfully implement our plan of disposition could harm our business, financial condition and results of operations.

We face the risks that the value of our inventory may decline before we sell it or that we may not be able to sell the inventory at the prices we anticipate.

     Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected. In addition, in the course of negotiations to sell our non-core entities now classified as discontinued, we may face pressure to sell any remaining inventory on hand at a discount.

Because we will not pay dividends on our common stock for the foreseeable future, shareholders must rely on stock appreciation for any return on their investment in the common stock.

     We do not have a history of paying dividends on our common stock, and we cannot assure you that any dividends will be paid in the foreseeable future. Our current credit agreement with IBM Credit places restrictions on the declaration and payment of dividends which are described in more detail under “Price Range of Common Stock and Dividend Information – Dividends” on page 63. We intend to use any earnings which we generate to finance our operations and to repay the amounts outstanding under our credit agreement with IBM Credit, and, therefore, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to our shareholders.

Provisions in our employment agreements may make it difficult for a third party to acquire us, despite the possible benefits to our shareholders.

     Our employment or other agreements with Richard Sullivan and Jerome Artigliere include change of control provisions under which the employees may terminate their employment within one year after a change of control and are entitled to receive specified severance payments and/or continued compensation payments for sixty months. The employment agreement for Richard Sullivan also provides for supplemental compensation payments for sixty months upon termination of employment, even if there is no change in control, unless his employment is terminated due to a material breach of the terms of the employment agreement. Also, our agreements with Richard Sullivan and Garrett Sullivan provide for certain "triggering events," which include a change in control, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. In that case, we would be obligated to pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

     Under the terms of the amended and restated credit agreement currently proposed by IBM Credit, we will be prevented from making payments to various executive officers, including the payments described above to Richard Sullivan, Garrett Sullivan and Jerome Artigliere. We are still in negotiations with IBM Credit Corporation concerning the extent of these restrictions. Nevertheless, our obligation to make the payments described in this section could adversely affect our financial condition or could discourage other parties from entering into transactions with us which might be treated as a change in control or triggering event for purposes of these agreements.

We may not prevail in ongoing litigation and may be required to pay substantial damages.

     We are party to various legal actions as either plaintiff or defendant in the ordinary course of business. While we believe that the final outcome of these proceedings will not have a material adverse effect on our financial position, cash flows or results of operations, we cannot assure the ultimate outcome of these actions and the estimates of the potential future impact on our financial position, cash flows or results of operations for these proceedings could change in the future. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions. See “Our Business – Legal Proceedings” beginning on page 41.

The Digital Angel technology has not been proven.

     The Digital Angel technology segment depends on the development, integration, miniaturization and successful marketing of several pieces of advanced technology that have not previously been integrated or used as anticipated by this segment. The Digital Angel technology segment depends upon advanced technology including: wireless communication, biosensors, motion determination and global positioning system capability. Many of these technologies are unproven or relatively new. In addition, these technologies have not been previously integrated or miniaturized into a commercial product. No assurances can be given as to when or if the Digital Angel technology will be successfully marketed. Our ability to develop and commercialize products based on this proprietary technology will depend on our ability to develop our products internally on a timely basis or to enter into arrangements with third parties to provide these functions. If we fail to develop and commercialize products successfully it could have a material adverse effect on our business, financial condition and results of operations.

Digital Angel is subject to restrictions imposed by government regulation.

     Digital Angel is subject to federal, state and local regulation in the United States and other countries, and it cannot predict the extent to which it may be affected by future legislative and other regulatory developments concerning its products and markets. In addition to the digital receiver described above, Digital Angel also, following its acquisition of Destron Fearing, develops, assembles and markets a broad line of electronic and visual identification devices for the companion animal, livestock and wildlife markets. Digital Angel is required to obtain regulatory approval before marketing most of its products. Digital Angel's readers must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and the insecticide products purchased and resold by Digital Angel have been approved by the U.S. Environmental Protection Agency and are produced under EPA regulations. Sales of insecticide products are incidental to Digital Angel's primary business and do not represent a material part of its operations or revenues. Digital Angel's products also are subject to compliance with foreign government agency requirements. Digital Angel's contracts with its distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell Digital Angel's products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any actions by these regulators could materially adversely affect Digital Angel's business.

If the software we have sold to consumers has Year 2000 problems, we could be exposed to lawsuits.

     During 1998 and 1999, we identified what we believe to be all potential Year 2000 problems with any of the software products we develop and market. However, our management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting our software products have been identified or corrected due to the complexity of these products. In addition, these products interact with other third party vendor products and operate on computer systems which are not under our control. For non-compliant products, we have provided and are continuing to provide recommendations as to how an organization may address possible Year 2000 issues regarding that product. Software updates are available for most, but not all, known issues. Such information is the most currently available concerning the behavior of our products and is provided "as is" without warranty of any kind. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware and hardware has led to, and could lead to further lawsuits against us. The outcome of any such lawsuits and the impact on us is not estimable at this time.

     We do not believe that the Year 2000 problem has had or will continue to have a material adverse effect on our business, results of operations or cash flows. The estimate of the potential impact on our financial position, overall results of operations or cash flows for the Year 2000 problem could change in the future. Our ability to achieve Year 2000 compliance and the level of incremental costs associated with achieving such compliance could be adversely impacted by, among other things, the availability and cost of programming and testing resources, a vendor's ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review. The discussion of our efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements.

We have been, and may continue to be, adversely affected by recent events.

     The events of September 11, 2001 in New York City and Washington D.C. have, and are likely to continue to have, a negative effect on the economic condition of the U.S. financial markets in general and of the technology sector in particular. As a result of the current economic slowdown, which was exacerbated by the events of September 11, 2001, we have experienced deteriorating sales for certain of our businesses. This has resulted in the shut down of several of our businesses during the third and fourth quarters of 2001, including our Intellesale businesses in November 2001. Also, letters of intent that we have received during the third and fourth quarters of 2001 related to the sales of certain of our businesses have indicated a decline in their fair values. As a result, we recorded asset impairment charges and increased inventory reserves during the third quarter of 2001. If the economic condition of the U.S. financial markets in general and on the technology sector in particular do not improve in the near term, and if the current economic slowdown continues, we may be forced to shut down additional businesses, causing us to incur additional charges, which could have a material adverse effect on our business, operating results and financial condition. In addition, we may not receive adequate offers to enable us to completely dispose of our discontinued businesses by March 1, 2002, resulting in additional costs and expenses. See "Risk Factors - Our failure to successfully implement the plan of disposition with respect to our discontinued operations could adversely affect our financial position and results of operations" on page 10.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections "Summary" beginning on page 3, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 16, and "Business" beginning on page 36. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward looking statements include, but are not limited to:

  our growth strategies;
  anticipated trends in our business and demographics;
  our ability to successfully integrate the business operations of recently acquired companies and the benefits anticipated from the pending merger of our subsidiary, Digital Angel Corporation, and Medical Advisory Systems, Inc.;
  our ability to obtain additional financing, including our ability to restructure our existing credit arrangements;
  the market opportunity for our Digital Angel technology;
  regulatory, competitive or other economic influences; and
  plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors" beginning on page 7. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking information by these cautionary statements.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares sold by the selling shareholders listed in this prospectus under "Selling Shareholders" beginning on page 56.

SELECTED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations and balance sheet data for the years ended and as of December 31, 2000, 1999, 1998, 1997 and 1996 are derived from our consolidated financial statements. Our audited consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 are included elsewhere in this prospectus. the statement of operations and balance sheet data for the nine months ended and as of September 30, 2001 and 2000 have been derived from the unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements and include all adjustments, which are only normally recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods, and results for the nine-month period ended September 30, 2001 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Statement Of Operations Data:
Net revenue	$128,646	$ 97,543	$134,766	$129,064	$74,343	$41,616	$14,052
Cost of goods and services sold	90,466	59,100	82,475	74,299	$39,856	19,709	7,220
Gross profit	38,180	38,443	52,291	54,765	34,487	21,907	6,832
Selling, general and administrative expense	(61,308)	(40,739)	(61,996)	(58,960)	(32,120)	(18,224)	(5,851)
Research and development expense	(4,741)	(719)	(2,504)	-	-	-	-
Depreciation and amortization	(21,553)	(4,466)	(11,073)	(6,560)	(2,913)	(1,219)	(618)
Restructuring and unusual costs	(69,995)	-	(6,383)	(2,550)	-	-	-
(Loss) gain on sale of subsidiary	(4,052)	-	486	20,075	733	-	-
Interest Income	1,568	676	1,095	422	291	183	121
Interest Expense	(6,043)	(3,966)	(5,901)	(3,478)	(1,070)	(570)	(167)
(Loss) income from continuing operations before provision for income taxes, minority interest, equity in net loss of affiliate and extraordinary loss	(127,944)	(10,771)	(33,985)	3,714	(592)	2,077	317
Provision (benefit) for income taxes	21,718	(1,436)	(5,040)	1,180	670	600	15
(Loss) income from continuing operations before minority interest, equity in net loss of affiliate and extraordinary loss	(149,662)	(9,335)	(28,945)	2,534	(1,262)	1,477	302
Minority interest	(504)	145	229	(46)	120	382	18
Equity in net loss of affiliate	931	-	-	-	-	-	-
(Loss) income from continuing operations	(150,089)	(9,480)	(29,174)	2,580	(1,382)	1,095	284
Income (loss) from discontinued operations, net of income taxes	213	(11,160)	(75,702)	3,012	6,072	1,245	402
Loss on disposal of discontinued operations, including provision for operating losses during phase-out period, net of tax benefit	(22,537)	-	(7,266)	-	-	-	-
(Loss) income before extraordinary loss	(172,413)	(20,640)	(112,142)	5,592	4,690	2,340	686
Extraordinary gain (loss), net of taxes	9,465	-	-	(160)	-	-	-
Net (loss) income	(162,948)	(20,640)	(112,142)	5,432	4,690	2,340	686
Preferred stock dividends	(1,143)	-	(191)	-	(44)	(72)	(60)
Accretion of beneficial conversion feature of preferred stock	(9,392)	-	(3,857)	-	-	-	-
Net (loss) income available to common shareholders	$(173,483)	$ (20,640)	$(116,190)	$ 5,432	$ 4,646	$ 2,268	$ 626
Net (loss) income per common share-basic:
Continuing operations	$ (1.09)	$ (0.17)	$ (0.52)	$ 0.06	$(0.05)	$ 0.08	$ 0.07
Discontinuing operations	(0.15)	(0.21)	(1.30)	0.06	0.19	0.10	0.12
Extraordinary gain (loss)	0.06	-
Net (loss) income per common share-basic	$(1.18)	$ (0.38)	$ (1.82)	$ 0.12	$0.14	$ 0.18	$ 0.19
Net (loss) income per common share-diluted:
Continuing operations	$(1.09)	$ (0.17)	(0.52)	$0.05	$(0.05)	$ 0.07	$ 0.06
Discontinuing operations	(0.15)	(0.21)	(1.30)	0.06	0.17	0.08	0.09
Extraordinary gain (loss)	0.06	-	-	-	-	-	-
Net (loss) income per common share-diluted:	$(1.18)	$(0.38)	$(1.82)	$0.11	$ 0.12	$ 0.15	$ 0.15
Average common shares outstanding:
Basic	146,890	54,623	63,825	46,814	32,318	12,632	3,329
Diluted	146,890	54,623	63,825	50,086	34,800	15,245	4,641

	As of September 30,	As of December 31,
	2001	2000	1999	1998	1997	1996
		(amounts in thousands)
Balance Sheet Data: Cash and cash equivalents	$ 3,133	$ 8,039	$ 2,181	$1,936	$ 5,957	$ 718
Due from buyers of divested subsidiary	-	-	31,302	-	-	-
Property and equipment	21,444	21,368	6,649	8,933	1,890	2,623
Goodwill	98,686	166,024	24,285	23,786	8,439	13,252
Net assets of discontinued operations	-	8,076	75,284	37,320	14,672	2,597
Total Assets	195,888	319,451	186,605	71,613	34,749	14,480
Long-Term Debt	3,627	69,146	33,260	1,864	1,010	876
Total Debt	87,037	74,374	62,915	26,055	7,825	5,799
Minority Interest	4,611	4,879	1,292	1,300	639	44
Redeemable preferred stock and option	7,420	18,620	-	-	900	10,900
Stockholders' equity	52,705	160,562	92,936	67,560	36,285	8,252

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

     We are an advanced digital technology development company. We provide solutions to allow our customers' existing software and hardware to integrate with our proprietary software. We call the solutions we provide our "I³ Services Platform", with the I³ standing for "intelligent, integrated information". We deliver our solutions through three core business segments, Applications, Services and Advanced Wireless, which work together to achieve heightened efficiencies for us and better offerings for our customers.

     Approximately two years ago, we developed a patent for what we believe is the world's first combination of advanced biosensor technology and web-enabled wireless telecommunications linked to Global Positioning, or GPS. We branded this future technology "Digital Angel" and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products and services and revenues of our existing business segments. We united our existing GPS, ASP and animal tracking business units to form Digital Angel Corporation.

Recent Developments

      Credit Agreement

     We anticipate entering into an amended and restated credit agreement with IBM Credit prior to completion of the merger between our wholly-owned subsidiary, Digital Angel Corporation, with Medical Advisory Systems, Inc., or MAS. Amounts outstanding under the amended and restated credit agreement currently proposed by IBM Credit Corporation would bear interest at an annual rate of 17% and would mature on December 31, 2002. However, the maturity date would be extended for consecutive one year periods if we repay at least 40% of the original principal amount outstanding prior to December 31, 2002 and an additional 40% of the original principal amount outstanding prior to December 31, 2003. In any event, all amounts outstanding would be required to be repaid by December 31, 2005. If the required payments are not made by December 31, 2002, the unpaid amount will accrue a late charge of 25%. If not repaid by December 31, 2003, the late charge increases to an annual rate of 35%.

     Upon completion of the merger between Digital Angel and MAS, in satisfaction of a condition to the consent to the merger of IBM Credit Corporation, we will transfer to a Delaware business trust controlled by an independent advisory board all shares of MAS common stock owned by us and, as a result, the trust will be the beneficial owner of approximately 82% of the MAS common stock and will control MAS. The trust will be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event we fail to make payments, or otherwise default, under the amended and restated credit agreement currently proposed by IBM Credit Corporation. Such liquidation of the shares of MAS common stock will be in accordance with the SEC rules and regulations governing affiliates.

     The credit agreement currently proposed by IBM Credit Corporation also contains debt covenants relating to our financial position and performance, as well as the financial position and performance of MAS. The proposed credit agreementwould also prohibit us from borrowing funds from other lenders, and would not provide for any further advances by IBM Credit. The proposed credit agreement would also limit the amount we may pay our Chief Executive Officer, Richard Sullivan, and prevent us from making bonus, incentive and perquisite payments, including payments arising upon a change in control, to various other executive officers. We are still in negotiations with IBM Credit Corporation concerning the extent of these restrictions. See “Risk Factors – Provisions in our employment agreements may make it difficult for a third party to acquire us, despite the possible benefits to our shareholders” beginning on page 10.

     Continuing Operations

     As a result of the current economic slowdown, which was exacerbated by the terrorists' attacks on September 11, 2001, we have experienced deteriorating sales for certain of our businesses. This has resulted in the shut down of several of our businesses during the third and fourth quarters of 2001. Also, letters of intent that we have received during the third and fourth quarters of 2001 related to the sales of certain of our businesses have indicated a decline in their fair values. The sales of these businesses are the result of our current financial condition and do not comprise an entire business segment. Based upon these developments, we have reassessed our future expected operating cash flows and business valuations. This reassessment has resulted in an asset impairment charge of $68.8 million and inventory reserves of $4.3 million during the third quarter of 2001.

     On October 22, 2001, we announced the creation of a new wholly-owned subsidiary, Advanced Power Solutions, Inc., which will develop, market and license our new product Thermo Life, a proprietary, thermoelectric generator powered by body heat.

     On November 26, 2001, we officially launched our Digital Angel product. Initial marketing campaigns will focus on South Florida, with its high concentration of favorable demographic groups. Upon completion of this regional rollout and a thorough evaluation of new subscriber demographics and characteristics, the rollout will be extended to markets nationwide.

     On December 19, 2001, we announced that we have developed a miniaturized, implantable identification chip, called VeriChip, that can be used in a variety of medical, security and emergency applications. On February 7, 2002, we announced the creation of a new wholly-owned subsidiary, VeriChip Corporation, which will develop, market and license VeriChip.

     Other Transactions

     During the third quarter of 2001, we sold certain business assets of our wholly-owned subsidiaries, Signal Processors, Limited and ACT Wireless Corp. The total proceeds of $0.9 million in cash and notes receivable resulted in a pre-tax loss of approximately $3.0 million.

     During the fourth quarter of 2001, we sold the business assets of our subsidiary, Applied Digital Retail, Inc. for $0.9 million, the business assets of our Advanced Telecommunications companies for $2.2 million, and we sold the stock of our subsidiary, Atlantic Systems, Inc. for $0.8 million.

     Discontinued Operations

     On March 1, 2001, our Board of Directors approved the sale of Intellesale and all of our other non-core businesses. We determined these businesses were not strategic or complementary to our core business segments and should be disposed. The results of operations of these segments have been reclassified and reported as Discontinued Operations for all periods presented. Our plan of disposal anticipates that these entities will be disposed or closed within 12 months from March 1, 2001, our defined "measurement date". Proceeds from the sale of Discontinued Operations will be used to repay amounts outstanding under the IBM Agreement.

     Effective October 1, 2001, we sold 100% of the stock of our wholly-owned subsidiary, Hopper Manufacturing Co., Inc. (Hopper), and on November 29, 2001 we sold substantially all of the business assets of GDB Software Services, Inc. (GDB). In February 2002, we sold our 85% ownership in our Canadian subsidiary, Ground Effects, Ltd. The sales proceeds approximated those estimated at September 30, 2001. Hopper's, GDB's and Ground Effect's operations are included in Discontinued Operations, and the sales were part of our plan of disposal of our Discontinued Operations. In addition, in November 2001, we ceased operations for all of our Intellesale companies.

Results of Continuing Operations

     The following table sets forth data expressed as a percentage of total revenue for the periods indicated.

	Percentage of Total Revenue
	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
Product revenue	71.7%	69.5%	82.1%	64.1%	89.4%
Service revenue	28.3	30.5	17.9	35.9	10.6
Net revenue	100.0	100.0	100.0	100.0	100.0
Cost of goods and services sold	70.3	60.6	61.2	57.6	53.6
Gross profit	29.7	39.4	38.8	42.4	46.4
Selling, general and administrative expenses	(47.7)	(41.8)	(46.0)	(45.7)	(43.2)
Research and development	(3.7)	(0.7)	(1.9)
Depreciation and amortization	(16.7)	(4.6)	(8.2)	(5.1)	(3.9)
Restructuring and unusual costs	(54.4)	-	(4.7)	(2.0)	-
(Loss) gain on sale of subsidiary	(3.1)	-	0.3	15.6	1.0
Interest income	1.2	0.7	0.8	0.3	0.4
Interest expense	(4.7)	(4.1)	(4.4)	(2.7)	(1.4)
(Loss) income from continuing operations before provision for income taxes, minority interest, equity in net loss of affiliate and extraordinary loss	(99.5)	(11.0)	(25.2)	2.9	(0.8)
Provision (benefit) for income taxes	16.8	(1.4)	(3.7)	0.9	0.9
(Loss) income from continuing operations before minority interest, equity in net loss of affiliate and extraordinary loss	(116.3)	(9.6)	(21.5)	2.0	(1.7)
Minority interest	(0.4)	0.1	0.2	-	0.2
Equity in net loss of affiliate	(0.7)	-	-	-	-
(Loss) income from continuing operations	(116.6)	(9.7)	(21.6)	2.0	(1.9)
Income (loss) from discontinued operations, net of income taxes	0.2	(11.4)	(56.2)	2.3	8.2
Loss on disposal of discontinued operations, including provision for operating losses during phase-out period, net of tax benefit	(17.5)	-	(5.4)	-	-
(Loss) income before extraordinary loss	(134.0)	(21.2)	(83.2)	4.3	6.3
Extraordinary gain (loss), net of taxes	7.3	-	-	(0.1)	-
Net (loss) income	(126.7)	(21.2)	(83.2)	4.2	6.3
Preferred stock dividends	(0.9)	-	(0.1)	-	(0.1)
Accretion of beneficial conversion feature of preferred stock	(7.3)	-	(2.9)	-	-
Net (loss) income available to common shareholders	(134.9)%	(21.2)%	(86.2)%	4.2%	6.2%

Comparison of the Nine Months Ended September 30, 2001 and 2000

     Revenue

     Revenue from Continuing Operations for the nine months ended September 30, 2001 was $128.6 million, an increase of $31.0 million, or 31.8%, from $97.6 million for the nine month ended September 30, 2000.

     Revenue for each of the continuing operating segments was:

Nine Months Ended September 30, (In thousands)
2001			2000
Product	Service	Total	Product	Service	Total
Applications	$11,224	$16,124	$27,348	$10,483	$13,291	$23,774
Services - Telephony	$24,684	9,385	34,069	19,902	7,308	27,210
Networks	29,591	6,665	36,256	23,926	7,100	31,026
Total Services	54,275	16,050	70,325	43,828	14,408	58,236
Advanced Wireless	26,766	4,104	30,870	13,529	1,837	15,366
Corporate	-	103	103	-	167	167
Total	$92,265	$36,381	$128,646	$67,840	$29,703	$97,543

     Changes during the periods were:

     For the nine months ended September 30, 2001, revenue from our Applications segment increased $3.6 million or 15.0%. During the third quarter of 2001, revenue decreased primarily due to lower sales of software applications and implementation services and a reduction in revenue due to the sale of all of the business assets of two existing businesses during the quarter, while the increase in revenue for the first nine months of 2001 was the result of acquisitions during 2000.

     Our Services segment is divided into two business groups - Telephony and Networks:

     Our Telephony group's revenue increased $6.9 million, or 25.2%, in the first nine months of 2001. Revenue from existing businesses decreased during the nine-month period ended September 30, 2001 primarily as a result of a decrease in demand in the telecommunications market during that period. The increase in the revenue for the first nine months of 2001 was due to Computer Equity Corporation, acquired in the second quarter of 2000.

     Our Networks group's revenue increased $5.2 million, or 16.9%, in the first nine months of 2001. The increase was due to the acquisition of SysComm International Corporation during the fourth quarter of 2000, offset by a reduction in revenues from existing businesses.

     Revenue from our Advanced Wireless segment increased $15.5 million, or 100.9%, in the nine months ending September 30, 2001. Companies acquired in 2000 contributed $17.6 million, or 113.5%, of this increase in the first nine months of 2001. Partially offsetting the increases was a decline in the existing business unit's revenue resulting primarily from a significant one-time order in the first quarter of 2000 and the loss of a significant contract in the first nine months of 2001.

     Gross Profit and Gross Profit Margin

     Gross profit from Continuing Operations for the first nine months of 2001 was $38.2 million, a decrease of $0.3 million, or 0.7%, from $38.4 million in the first nine months of 2000. As a percentage of revenue, our gross profit margin was 29.7% and 39.4% for the nine months ended September 30, 2001 and 2000, respectively.

     Gross profit from Continuing Operations for each operating segment was:

Nine Months Ended September 30, (In thousands)
2001			2000
Product	Service	Total	Product	Service	Total
Applications	$5,343	$7,517	$12,860	$6,127	$6,568	$12,695
Services - Telephony	1,697	4,215	5,912	6,998	3,855	10,853
Networks	3,340	3,537	6,877	3,989	4,059	8,048
Total Services	5,037	7,752	12,789	10,987	7,914	18,901
Advanced Wireless	10,350	2,078	12,428	5,917	763	6,680
Corporate	-	103	103	-	167	167
Total	$20,730	$17,450	$38,180	$23,031	$15,412	$38,443

     Gross profit margin from Continuing Operations for each operating segment was:

Nine Months Ended September 30,
2001			2000
Product	Service	Total	Product	Service	Total
Applications	47.6%	46.6%	47.0%	58.4%	49.4%	53.4%
Services - Telephony	6.9	44.9	17.4	35.2	52.8	39.9
Networks	11.3	53.1	19.0	16.7	57.2	25.9
Total Services	9.3	48.3	18.2	25.1	54.9	32.5
Advanced Wireless	38.7	50.6	40.3	43.7	41.5	43.5
Corporate	0.0	100.0	100.0	0.0	100.0	100.0
Total	22.5%	47.9%	29.7%	33.9%	51.9%	39.4%

     Changes during the periods were:

     Gross profit from our Applications segment increased $0.2 million in the first nine months of 2001, and margins decreased to 47.0% from 53.4% in the first nine months of 2000. The increase in gross profit for the first nine months of 2001 was the result of acquisitions during 2000, partially offset by the reductions noted above. The inventory reserve resulted from a letter of intent for one of the businesses that has indicated a decline in the fair market value of their inventory.

     Our Telephony group's gross profit decreased $4.9 million, or 45.5%, in the first nine months of 2001. Gross margins decreased during the nine-month periods ended September 30, 2001 primarily as a result of inventory reserves of $3.7 million recorded in the third quarter of 2001, a decrease in demand in the telecommunications market during the periods and the closure of one of the businesses in this segment during the third quarter of 2001. The inventory reserve resulted from letters of intent for the sale of two businesses that we received during the third quarter that have indicated a decline in the fair market value of their inventory.

     Our Network group's gross profit decreased $1.2 million, or 14.6%, during the first nine months of 2001. Gross margin percentage declined to 19.0% in the first nine months of 2001 from 25.9% in first nine months of 2000. The poor performance of the economy, and the technology sector in particular, resulted in lower capital spending and increased incentives. This has resulted in the closure of a business in this segment and contributed to the decline in the overall gross profit and margin percentage.

     Gross profit from our Advanced Wireless segment increased by $5.7 million, or 86.0%, during the first nine month of 2001. Companies acquired in 2000 contributed $6.6 million of the increase for the first nine months of 2001, while gross margin from an existing business declined as a result of lower revenue from this source. The gross margin percentage declined to 40.3% in the first nine month of 2001, from 43.5% in the first nine months of 2000 because the businesses acquired during 2000 earn lower margin percentages than our existing business.

     Selling, General and Administrative Expense

     Selling, general and administrative expenses from Continuing Operations were $61.3 million in the first nine months of 2001, an increase of $20.8 million, or 51.1%, over the $40.7 million reported in the first nine months of 2000. As a percentage of total revenue, selling, general and administrative expenses from Continuing Operations increased to 47.7% in the first nine months of 2001, from 41.8% in the first nine months of 2000.

     At the segment level, selling, general and administrative expense increased primarily due to acquisitions during the last nine months of 2000. Beginning in the fourth quarter of 2000, and commencing January 1, 2001, we mandated strict and severe cost cutting measures throughout the organization. At the segment level, these measures included a complete review and reduction of selling, general and administrative expenses by at least 10%. At the corporate level, we have eliminated the levels of 2000 expenditures for bonuses, staffing, annual corporate meetings, and due diligence expense. During the third quarter of 2001, Corporate's selling, general and administrative expense increased significantly primarily as a result of an increase in bad debt reserves for notes receivable as more fully discussed below.

     Selling, general and administrative expense for each of the operating segments was:

Nine Months Ended September 30, (In thousands)
2001	2000
Applications	$16,014	$12,168
Services - Telephony	8,945	8,424
Networks	7,166	5,808
Total Services	16,111	14,232
Advanced Wireless	8,031	4,810
Corporate	21,152	9,529
Total	$61,308	$40,739

      Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

Nine Months Ended September 30,
2001	2000
Applications	58.6%	51.2%
Services - Telephony	26.3	31.0
Networks	19.8	18.7
Total Services	22.9	24.4
Advanced Wireless	26.0	31.3
Corporate (1)	16.4	9.8
Total	47.8%	41.8%
(1)	Corporate's percentage has been calculated as a percentage of total revenue.

     Changes during the periods were:

     Our Applications segment's selling, general and administrative expenses increased $3.8 million, or 31.6%, in the first nine months of 2001. Companies acquired in the last nine months of 2000 contributed $4.4 million of this increase in the first nine months of 2001. Selling expense increased as a percentage of revenue primarily because two companies acquired in 2000 incur higher selling expenses as a percentage of revenue than our existing businesses.

     Our Telephony group's selling, general and administrative expenses increased by $0.5 million, or 6.2%, to $8.9 million in the first nine months of 2001, from $8.4 million in the first nine months of 2000. The acquisition of Compec during the second quarter of 2000 contributed $1.3 million of this increase, partially offset by cost saving measures at existing businesses.

     Our Network group's selling, general and administrative expenses increased $1.4 million, or 23.4%, to $7.2 million in the first nine months of 2001, from $5.8 million in the first nine months of 2000. The acquisition of SysComm during the fourth quarter of 2000 increased expenses by $2.0 million in the first nine months of 2001, respectively. Partially offsetting the increase related to SysComm in the first nine months of 2001 was a reduction in expenses due to cost savings from the consolidation of two of our existing companies within this group.

     Selling, general and administrative expenses from our Advanced Wireless segment increased $3.2 million, or 67.0% in the first nine months of 2001. Acquisitions completed throughout the last nine months of 2000 contributed $3.5 million of the increase in the first nine months of 2001.

      Corporate selling, general and administrative expenses increased $11.8 million, or 123.5%, in the first nine months of 2001. During the third quarter of 2001, Corporate's selling, general and administrative expense increased significantly primarily as a result of an increase in bad debt reserves on notes receivable. The reserves were considered necessary based upon several factors that occurred during and subsequent to the third quarter of 2001. These were:

     (a)  A debtor declared bankruptcy, which resulted in a reserve of $2.5 million.

     (b)  $6.0 million of a note receivable associated with a business sold in December 2000, was deemed un-collectible as the debtor has experienced significant business interruptions directly related to September 11, 2001 and;

     (c)  A third debtor was delinquent under a required payment obligation resulting in a reserve of $2.3 million.

     Partially offsetting these increases were decreases in personnel-related expenditures and other expenses as a result of staff reductions and cost savings initiatives.

     Research and Development

     Research and development expense from Continuing Operations was $4.7 million for the first nine months of 2001, an increase of $4.0 million, or 571.4%, from $0.7 million in the first nine months of 2000. As a percentage of revenue, research and development expense increased to 3.7% in the first nine months of 2001 from 0.7% in the first nine months of 2000.

     Research and development expense for each of the operating segments was:

	Nine Months Ended September 30, (In thousands)
	2001	2000
Applications	$999	$ -
Services - Telephony	-	-
Networks	-	-
Total Services	-	-
Advanced Wireless	3,742	719
Corporate	-	-
Total	$4,741	$719

     The significant increase is due to research and development activities associated with our Digital Angel and Thermal Life(TM)products and acquisitions made during the last four months of 2000.

     Depreciation and Amortization

     Depreciation and amortization expense from Continuing Operations was $21.6 million for the first nine months of 2001, an increase of $17.1 million, or 380.0%, from $4.5 million in the first nine months of 2000. As a percentage of revenue, depreciation and amortization expense increased to 16.8% in the first nine months of 2001 from 4.6% in the first nine months of 2000. The increase is due primarily to significantly higher goodwill amortization resulting from acquisitions and the change in useful lives.

     In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years to reflect current economic trends associated with the nature of recent acquisitions made. The impact in the first nine months of 2001 of this change was an increase in amortization of approximately $8.0 million.

     Depreciation and amortization expense for each of the operating segments was:

	Nine Months Ended September 30, (In thousands)
	2001	2000
Applications	$ 956	$ 573
Services - Telephony	332	428
Networks	520	117
Total Services	852	545
Advanced Wireless	910	418
Corporate (1)	18,835	2,930
Total	$21,553	$4,466

(1)	Includes consolidation adjustments for goodwill amortization of $16.1 million and $1.9 million in the first nine months of 2001 and 2000, respectively.

     The increases during the periods are primarily the result of increased depreciation from companies acquired during the last nine months of 2000. Telephony's depreciation and amortization expense decreased during the 2001 periods primarily due to the termination of capitalized leases.

     Corporate's depreciation and amortization increased by $15.9 million, or 548.3%, to $18.8 million in the first nine months of 2001 from $2.9 million in the first nine months of 2000. These increases reflect amortization on additional goodwill associated with companies acquired throughout the last nine months of 2000 as well as a reduction in the lives assigned to goodwill from 10 to 20 years to 5 and 10 years beginning in the fourth quarter of 2000.

     Loss on Disposal of Assets

     The loss on the disposal of assets of $4.1 million for the nine months ended September 30, 2001, was primarily due to sales of the business assets of our wholly-owned subsidiaries Signal Processors, Limited and ACT Wireless Corp. during the third quarter of 2001.

     Asset Impairment

     As a result of the current economic slowdown, which was exacerbated by the terrorists' attacks on September 11, 2001, we have experienced deteriorating sales for certain of our businesses. This has resulted in the shut down of several of our businesses during the quarter. Also, letters of intent that we have received during the quarter related to the sales of certain of our businesses have indicated a decline in their fair values. The sales of these businesses are being considered due to our current financial condition and do not comprise the sale of an entire business segment. Based upon these developments, we have reassessed our future expected operating cash flows and business valuations. This reassessment has resulted in the following asset impairments for the nine months ended September 30, 2001:

(In thousands)
Goodwill: Applications	$37,527
Services: Telephony	12,912
Networks	9,766
Total goodwill	60,205
Property and equipment	2,540
Software and other	6,019
$68,764

     In addition to the impairments above, we have recorded an inventory reserve of $4.3 million, which is included in the financial statements in cost of products sold for the nine months ended September 30, 2001.

     As of September 30, 2001, the net book value of goodwill is $98.7 million. Based upon two independent valuations of the Advanced Wireless segment, our current projections of future operating cash flows and the current estimated fair market values of businesses associated with the goodwill, we believe that this goodwill is not impaired.

     Non-cash Compensation Expense

      Non-cash compensation expense was $1.2 million for the nine months ended September 30, 2001. The expense resulted from re-pricing 18.8 million stock options during the third quarter of 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and have been modified to change the exercise price to $0.15 per share. Due to the modification, these options will be accounted for as variable options under APB Opinion No. 25 and fluctuations in our common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire.

     Interest Income and Expense

     Interest income was $1.5 million and $0.7 million for the first nine months of 2001 and 2000, respectively. Interest income is earned primarily from short-term investments and notes receivable.

     Interest expense was $6.0 million and $4.0 million for the first nine months of 2001 and 2000, respectively. Interest expense is a function of the level of outstanding debt and is principally associated with revolving credit lines, notes payable and term loans.

     Income Taxes

     We had effective tax (benefit) rates of 17.0% and (13.3)% in the first nine months of 2001 and 2000, respectively. Differences in the effective income tax rates from the statutory federal income tax rate arise from non-deductible goodwill amortization associated with acquisitions, state taxes net of federal benefits and the increase or reduction of valuation allowances related to net operating loss carryforwards. As of September 30, 2001, we have provided a valuation allowance to fully reserve both our third quarter 2001 tax benefit and our existing net deferred tax assets. The increase in the valuation allowance is a result of the losses incurred during the nine months ended September 30, 2001, as well as our projections of future taxable income.

     Extraordinary Gain

     As a result of settling certain disputes between us, the former owners of Bostek, Inc. and an affiliate of Bostek, as more fully discussed in footnote 7 to the Consolidated Financial Statements, the parties agreed to forgive a $9.5 million payable provided we registered approximately 3.0 million common shares by June 15, 2001. We were successful in meeting the June 15, 2001 deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in June 2001 as an extraordinary gain.

Comparison of the Years Ended December 31, 2000, 1999 and 1998

     Revenue

     Revenue from continuing operations for 2000 was $134.8 million, an increase of $5.7 million, or 4.3%, from $129.1 million in 1999. Revenue for 1999 represents an increase of $54.8 million, or 73.8%, from $74.3 million in 1998. These significant increases are attributable to the growth of existing businesses as well as to growth through acquisitions.

     Revenue for each of the continuing operating segments was:

	2000			1999			1998
	Product	Service	Total	Product	Service	Total	Product	Service	Total
				(amounts in thousands)
Applications	$18,525	$9,587	$28,112	$14,829	$13,177	$28,006	$7,306	$2,857	$10,163
Services - Telephony (1)	34,754	5,265	40,019	33,394	25,832	59,226	30,820	2,450	33,270
Networks	34,894	8,151	43,045	19,878	7,312	27,190	18,708	2,574	21,282
Total Services	69,648	13,416	83,064	53,272	33,144	86,416	49,528	5,024	54,552
Advanced Wireless	22,253	1,146	23,399	14,379	-	14,379	9,628	-	9,628
Corporate	191	-	191	263	-	263	-	-	-
Total	$110,617	$24,149	$134,766	$82,743	$46,321	$129,064	$66,462	$7,881	$74,343

(1)	Includes TigerTel’s revenue of $39.2 million and $11.6 million in 1999 and 1998. TigerTel was sold on December 31, 1999.

     Changes during the years were:

     Revenue from our Applications segment increased $0.1 million. Product revenue increased by $3.7 million, or 25.0%, but service revenue declined by $3.6 million, or 27.2%. The decline in service revenue was as a result of an internal project to implement an enterprise based financial reporting system, reducing the amount of billable revenue that that group could otherwise have generated if services were performed for third parties. Revenue from our Applications segment increased $17.8 million, or 175.6%, from 1998 to 1999. Companies acquired in 1999 contributed all of the product and service growth in this segment in 1999.

     Our Services segment is divided into two business groups - Telephony and Networks:

     Our Telephony group's revenue decreased $19.2 million, or 32.4%, from 1999 to 2000. The decrease was due to the fact that 1999 includes $39.2 million of revenue ($16.6 of product and $22.6 of services) from TigerTel which was sold on December 31, 1999. Excluding TigerTel's 1999 revenue, 2000 revenue increased by $20 million, or 100%, compared to 1999 revenue of $20 million, $18.2 million, or 91.0%, of which was contributed by companies acquired in 2000 and $1.8 million, or 9.0%, of which was from internal growth. Revenue increased $26.0 million, or 78.0%, from 1998 to 1999 as a result of TigerTel's acquisition of Contour in May 1999. TigerTel's revenue was $39.2 million, or 66.2%, of 1999 revenue and $11.6 million, or 34.9%, of 1998's revenue.

     Our Networks group's revenue increased $15.9 million, or 58.3%, from 1999 to 2000. Companies acquired in 2000 contributed $9.7 million, or 61.4%, of the increase, while $6.1 million, or 38.6%, of the increase was from internal growth. Both product and service revenue increased from internal growth and acquisition. Revenue increased $5.9 million, or 27.8%, from 1998 to 1999. Companies acquired in 1999 contributed $9.2 million of revenue in 1999, representing 155.9% of 1999's revenue increase over 1998. The $3.3 million, or 15.5%, decline in existing business revenue from 1998 to 1999 reflects the transition from lower margin product business to a higher margin service business in 1999 compared to 1998.

     Revenue from our Advanced Wireless segment increased $9.0 million, or 62.3%, from 1999 to 2000. Companies acquired in 2000 contributed $10.4 million, or 115.6%, of this increase, while the existing business unit's revenue declined $1.4 million, or 15.6% of the increase, resulting from cut backs of military spending in the United Kingdom. Revenue from this segment increased $4.8 million, or 49.3%, from 1998 to 1999 as improved wireless orders were received in the United Kingdom.

     Gross Profit and Gross Profit Margin

     Gross profit from continuing operations for 2000 was $52.3 million, a decrease of $2.5 million, or 4.6%, from $54.8 million in 1999. Gross profit for 1999 represents a $20.3 million, or 58.8%, increase over 1998's gross profit of $34.5 million. As a percentage of revenue, the gross profit margin was 38.8%, 42.4% and 46.4% for the years ended December 31, 2000, 1999 and 1998, respectively.

     Gross profit from continuing operations for each operating segment was:

	2000	1999	1998
	(amounts in thousands)
Applications	$16,513	$17,066	$6,894
Services - Telephony (1)	14,759	22,386	19,071
Networks	11,073	8,635	3,863
Total Services	25,832	31,021	22,934
Advanced Wireless	9,755	6,415	4,659
Corporate	191	263	-
	$52,291	$54,765	$34,487

(1)	Includes TigerTel's gross profit of $14.9 million and $7.7 million in 1999 and 1998. TigerTel was sold on December 31, 1999.

     Gross profit margin from continuing operations for each operating segment was:

	2000	1999	1998
Applications	58.7%	60.9%	67.8%
Services - Telephony (1)	36.9	37.8	57.3
Networks	25.7	31.8	18.2
Total Services	31.1	35.9	42.0
Advanced Wireless	41.7	44.6	48.4
Corporate	-	-	-
	38.8%	42.4%	46.4%

(1)	Includes TigerTel's gross profit margin of 38.0% and 66.4% in 1999 and 1998. TigerTel was sold on December 31, 1999.

     Changes during the years were:

     Gross profit from our Applications segment decreased $0.6 million from 1999 to 2000 and margins decreased to 58.7% from 60.9% in 2000 compared to 1999. Companies acquired in 2000 contributed $4.5 million helping to sustain our margin and gross profit percentage decline from loss of business at our United Kingdom locations. Those locations suffered from the cancellation of military orders which were in the pipeline but did not materialize. We also utilized the services of our Applications segment to implement our enterprise based financial reporting system in 2000, reducing the amount of billable revenue that segment could otherwise have generated if services were performed for third parties, further reducing gross profit. Gross profit increased $10.2 million, or 147.5%, from 1998 to 1999 as a result of acquisitions made in 1999. The decline in gross margin percentage from 1998 to 1999 reflected the additional product mix offered by this segment in 1999 compared to 1998.

     Our Services segment is divided into two business groups - Telephony and Networks:

     Our Telephony group's gross profit declined $7.6 million, or 34.1%, from 1999 to 2000. Results from 1999 include $14.9 million of TigerTel's gross profit. Excluding TigerTel's gross profit for 1999, our Telephony group experienced a $7.3 million, or 97.3%, gross profit increase from 1999 to 2000. Of this amount, $5.3 million, or 72.6%, was generated from companies acquired in 2000 and the balance, $2.0 million, or 27.4%, was generated by internal growth. Gross profits increased by $3.3 million, or 17.3%, for 1999, but margins declined to 37.8% in 1999 from 57.3% in 1998. The increase in absolute dollars resulted from the acquisition of Contour, but this acquisition also contributed significantly lower overall gross margin. Contour's margins were historically lower than those of the other entities within this group.

     Our Network group's gross profit increased $2.4 million, or 28.2%, from 1999 to 2000. Of the improvement, $1.0 million was contributed through internal growth and $2.3 million was contributed by companies acquired in 2000. Gross margin percentage declined to 25.7% in 2000 from 31.8% in 1999. The poor performance of the economy, and the technology sector in particular in the 4th quarter of 2000 resulted in lower capital spending and increased incentives which contributed to the decline in gross margin percentage. Gross profit increased by $4.8 million, or 123.5%, for 1999. This improvement is attributable to the acquisitions during the second quarter of 1999, and a small improvement in existing business margin resulting from the shift from product sales to services. The companies acquired were more service oriented (e.g., help desk, consulting services) than the only company that made up the Networks group in 1998, with most expenses being classified as selling, general and administrative.

     Gross profit from our Advanced Wireless segment increased by $3.3 million, or 52.1%, from 1999 to 2000. Companies acquired in 2000 contributed $3.8 million while gross margin from internal growth declined $0.5 million as a result of lower revenue from this source. The gross margin percentage declined slightly from 44.6% in 1999 to 41.7% in 2000. In 1999, gross profit increased by $1.8 million, or 39.1%, over 1998 as a result of increased wireless revenue in the United Kingdom. Gross margin percentage declined slightly to 44.6% from 48.4%.

     Selling, General and Administrative Expense

     Selling, general and administrative expenses from continuing operations were $62.0 million in 2000, an increase of $3.1 million, or 5.3%, over the $58.9 million reported in 1999. The 1999 expense represents an increase of $26.8 million, or 83.5%, over the $32.1 million reported in 1998. As a percentage of revenue, selling, general and administroative expenses from continuing operations have increased to 46.0% in 2000, from 45.7% in 1999 and 43.2% in 1998.

     Starting towards the end of the fourth quarter of 2000, and commencing January 1, 2001, we mandated strict and severe cost cutting procedures across the organization. At the segment level, these measures include a complete review and reduction of selling, general and administrative expenses by at least 10%. At the corporate level, we have eliminated the levels of 2000 expenditures for bonuses, annual corporate meetings, and professional fees and due diligence expenses both of which were significant in 2000 as a result of litigation and aborted acquisitions. We have also reviewed compensation and benefits, automobile, travel and entertainment expenses, professional fees, office expenses, insurance, facility and communications costs, and corporate marketing and branding costs and expect savings of between $2.0 and $4.0 million in 2001.

     Selling, general and administrative expense for each of the operating segments was:

	2000	1999	1998
	(amounts in thousands)
Applications	$18,941	$14,387	$5,381
Services - Telephony (1)	11,511	20,260	17,572
Networks	9,348	6,953	2,261
Total Services	20,859	27,213	19,833
Advanced Wireless	8,345	6,856	3,507
Corporate	13,851	10,504	3,399
Total	$61,996	$58,960	$32,120

(1)	Includes TigerTel's selling, general and administrative expenses of $11.4 million and $5.5 million in 1999 and 1998.

     Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

	2000	1999	1998
	(amounts in thousands)
Applications	67.4%	51.4%	52.9%
Services - Telephony(1)	28.8	34.2	52.8
Networks	21.7	25.6	10.6
Total Services	25.1	31.5	36.4
Advanced Wireless	35.7	47.7	36.4
Corporate (2)	10.3	8.1	4.6
Total	46.0%	45.7%	43.2%

(1)	Includes, as a percentage of revenue, TigerTel's selling, general and administrative expenses of 29.1% and 47.4% in 1999 and 1998.
(2)	Corporate's percentage has been calculated as a percentage of total revenue.

     Changes during the years were:

     Our Applications segment's selling, general and administrative expenses increased $4.5 million, or 31.3%, to $18.9 million in 2000 from $14.4 million in 1999. Companies acquired in 2000 contributed $3.7 of this increase, while $0.8 million was attributable to increased sales, marketing and travel expenses. Selling, general and administrative expenses increased $9.0, or 167.4%, to $14.4 million in 1999 from $5.4 million in 1998. Companies acquired in 1999 contributed $8.6 million of this increase, while $0.4 million was attributable to general overhead increases.

     Services -

     Our Telephony group's selling, general and administrative expenses declined by $8.7 million, or 43.2%, to $11.5 million from $20.3 million in 1999. Included in 1999's selling, general and administrative expenses is $11.4 million attributable to TigerTel sold on December 31, 1999. Excluding TigerTel in 1999, selling, general and administrative expenses increased $2.7 million, or 15.3%, to $20.3 million in 2000 from $17.6 million in 1998. This increase was primarily due to an acquisition made in the second quarter of 2000 which contributed $2.3 million of this increase, and $0.4 million of which was attributable to higher payroll and insurance costs. Selling, general and administrative expenses increased by $2.7 million, or 15.3%, to $20.3 million from $17.6 million in 1999. Included in 1998's selling, general and administrative expenses is $5.5 million attributable to TigerTel sold on December 31, 1999. Excluding TigerTel's selling, general and administrative expenses of $11.4 million in 1999 and $5.5 million in 1998, selling, general and administrative expenses declined $3.2 million or 26.4%, to $8.9 million in 1999 from $12.1 million in 1998. This decrease was primarily due to reductions in headcount and facilities costs as technical forces and administrative staff were cut and operations consolidated.

     Our Network group's selling, general and administrative expenses increased $2.4 million, or 34.4%, to $9.4 million in 2000, from $7.0 million in 1999. Increases in payroll, commissions, facility and general overhead, in line with increases in revenue, accounted for $0.9 million of the increase while acquisitions in 2000 contributed $1.5 million. Selling, general and administrative expenses increased $4.7 million, or 204.3%, to $7.0 million in 1999 from $2.3 million in 1998. The increase was attributable to the two acquisitions made in the second quarter of 1999 which accounted for $4.2 million of the increase. Those companies are more service oriented and have a higher selling, general and administrative expenses.

     Selling, general and administrative expenses from our Advanced Wireless segment increased $1.4 million, or 20.3%, to $8.3 million in 2000 from the $6.9 million reported in 1999. Acquisitions completed throughout the year contributed $2.5 million, while $1.0 million was reduced at the one business comprising this group at the beginning of 2000 in line with reduced revenue. Selling, general and administrative expenses increased $3.4 million, or 97.1%, to $6.9 million in 1999 from the $3.5 million reported in 1998. While revenue increased 50% in the same period, the increase was primarily as a result of sales and marketing costs incurred in the launch of a new product in the second half of 1999, the benefits of which are now being realized in 2000.

     Corporate selling, general and administrative expenses increased $3.3 million, or 31.9%, to $13.9 million in 2000 from the $10.5 million reported in 1999. Increases in corporate staff, a revised outside directors remuneration program, higher insurance and professional fees all contributed to the increase. Selling, general and administrative expenses increased $7.1 million, or 208.8%, to $10.5 million in 1999 from the $3.4 million reported in 1999. Included in 1999's amount were bonuses of $5.5 million, higher payroll and related benefits due to increases in corporate staff, and increased facility, insurance and professional fees.

     Research and Development Expense

     Research and development expense from continuing operations was $2.5 million, or 1.9%, of revenue in 2000. We did not incur research and development expense during 1999 or 1998.

     Research and development expense for each of the operating segments was:

2000	1999	1998
(amounts in thousands)
Applications	$ 269	$ -	$ -
Services - Telephony	-	-	-
Networks	-	-	-
Total Services	269	-	-
Advanced Wireless	2,235	-	-
Corporate (including amounts incurred during consolidation)	-	-	-
	$2,504	$ -	$ -

     The increase in 2000 is due primarily to research and development activities associated with our Digital Angel, Thermo Life and VeriChip products and acquisitions made during the last four months of 2000.

     Depreciation and Amortization

     Depreciation and amortization expense from continuing operations for 2000 was $11.1 million, an increase of $4.5 million, or 68.2%, from $6.6 million in 1999. The 1999 expense represents an increase of $3.7 million, or 127.6%, over the $2.9 million reported in 1998. As a percentage of revenue, depreciation and amortization expense increased to 8.2% in 2000 from 5.1% in 1999 and 3.9% in 1998. The increase, despite higher revenues, is due to significantly higher goodwill amortization resulting from acquisitions, as well as increased depreciation expense in 2000 and 1999 resulting from higher capital expenditures in both 2000 and 1999 compared to 1998.

     In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2001, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years to reflect current economic trends associated with the nature of recent acquisitions made. This change in the fourth quarter of 2000 increased amortization expense by $3.5 million over prior periods and decreased earnings per share by $.05.

     Depreciation and amortization expense for each of the operating segments was:

2000	1999	1998
(amounts in thousands)
Applications	$1,075	$1,781	$772
Services - Telephony (1)	551	1,547	374
Networks	171	132	39
Total Services	772	1,679	413
Advanced Wireless	652	510	319
Corporate (including amounts incurred during consolidation) (2)	8,624	2,590	1,409
	$11,073	$6,560	$2,913

(1)	Includes TigerTel's depreciation and amortization of $1.2 million and $0.5 million in 1999 and 1998.
(2)	Includes consolidation adjustments of $7,034, $1,610 and $1,272 in 2000, 1999 and 1998, respectively.

     The changes during the years reflect, in all segments, increased depreciation from increased capital expenditures in 2000 over 1999 and 1999 over 1998, except that in 1999, in our Applications segment, we recognized intangible asset impairment charges which were included in 1999's amortization expense, thus increasing the expense in 1999 by approximately $0.8 million.

     Corporate's depreciation and amortization increased by $6.0 million, or 230.8%, to $8.6 million in 2000 from $2.6 million in 1999. The 2000 charge reflects additional goodwill amortization on additional goodwill of approximately $133.5 million associated with companies acquired throughout 2000.

     On an annual basis, we expect goodwill amortization to be approximately $24 million.

     Restructuring and Unusual Charges

     During the fourth quarter of 2000, we reviewed our goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, we recorded a charge of $6.4 million for permanent asset impairment as more fully described in our financial statements.

     As part of the reorganization of our core business in prior years, we implemented a restructuring plan in the first quarter of 1999. The restructuring plan included the exiting of selected lines of business within our Services and Applications segments, and the associated write-off of assets. In the first quarter of 1999, we incurred a restructuring charge of $2.2 million that included asset impairments, primarily software and other intangible assets, of $1.5 million, lease terminations of $0.5 million, and employee separations of $0.2 million. In addition, during the first quarter of 1999, as part of our core business reorganization, we realigned certain operations within our Services segment and recognized impairment charges and other related costs of $0.3 million.

     Gain on Sale of Subsidiaries

     In November 1999, TigerTel received an all cash bid for all of its outstanding common shares from AT&T Canada, Inc. We entered into a lock-up agreement with AT&T to tender the approximately 65% of the outstanding shares we owned, tendered our shares and, on December 30, 1999, AT&T purchased all of the shares tendered. We recorded a pre-tax gain in the fourth quarter of 1999 of approximately $20.1 million and received gross proceeds of approximately $31.3 million in January 2000.

     Interest Income and Expense

     Interest income was $1.1 million, $0.4 million and $0.3 million, for 2000, 1999 and 1998, respectively. Interest income is earned primarily from short-term investments and notes receivable.

     Interest expense was $5.9 million, $3.5 million and $1.1 million for 2000, 1999 and 1998, respectively. Interest expense is a function of the level of outstanding debt and is principally associated with revolving credit lines, notes payable and term loans.

     Income Taxes

     We had effective income tax rates of 14.8%, 31.8% and (113.2%) in 2000, 1999 and 1998, respectively. Differences in the effective income tax rate from the statutory federal income tax rate arise from non-deductible goodwill amortization associated with acquisitions, state taxes net of federal benefits and the increase or reduction of valuation allowances related to net operating loss carryforwards.

     Extraordinary Loss

     In 1999, we retired our line of credit with State Street Bank and Trust Company and refinanced it with amounts borrowed under the credit agreement with IBM Credit. Deferred financing fees associated with the State Street Bank and Trust agreement were written off during the second quarter of 1999. The total amount of the write-off recorded as an extraordinary loss was $160, net of income taxes.

Results Of Discontinued Operations

     The following discloses the results of Intellesale and all other non-core businesses comprising discontinued operations for the period from January 1 through March 1, 2001, for the nine-months ended September 30, 2000 and for the years ended December 31, 2000, 1999 and 1998:

Total discontinued operations

	January 1 Through March 1,	For the Nine Months Ended September 30,	Years Ended December 31,
	2001	2000	2000	1999	1998
	(amounts in thousands)
Product revenue	$13,039	$113,552	$137,901	$201,588	$125,363
Service revenue	846	11,768	6,826	6,089	7,375
Total revenue	13,885	125,320	144,727	207,677	132,738
Cost of goods and services sold	10,758	111,583	143,139	167,491	103,037
Gross profit	3,127	13,737	1,588	40,186	29,701
Selling, general and administrative expenses	2,534	29,994	40,697	31,456	19,365
Gain on sale of subsidiary	--	--	(4,617)	--	--
Depreciation and amortization	264	3,070	4,217	3,127	1,588
Interest, net	29	136	187	170	454
Impairment of investments	--	--	50,219	--	--
(Benefit) provision for income taxes	34	(8,503)	(13,614)	1,980	1,918
Minority interest	53	200	201	441	304
(Loss) income from discontinued operations	$213	$(11,160)	$(75,702)	$ 3,012	$ 6,072

     The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of these businesses that we believe will be assumed by a purchaser when the business is sold.

     During the first nine months of 2001, Discontinued Operations incurred actual losses in excess of estimated operating losses accrued on the measurement date of $8.4 million. The primary reasons for the excess losses were due to inventory write-downs of $4.5 million during the second quarter of 2001 and a decrease in estimated revenues as certain of the businesses were closed in the second and third quarters of 2001. During the second quarter of 2001, we increased our estimated loss on the sale/closure of Intellesale by $13.9 million as a result of a combination of the deteriorating market condition for the technology sector as well as our strategic decision to reallocate funding to our core businesses. We also increased our estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001, by $0.2 million.

     In the second quarter of 2000, Intellesale recorded a pre-tax charge of $17.0 million. Included in this charge was an inventory reserve of $8.5 million for products Intellesale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with Intellesale's cancelled public offering and certain other intangible assets. This charge reflects the segment's decreasing revenue trend, lower quarterly gross profits and the expansion of Intellesale's infrastructure into a major warehouse facility. In addition, a more competitive business environment resulting from an overall slowdown in Intellesale's business segment, as well as management's attention to certain operational and legal issues, contributed to the negative results for the first nine months of 2000.

     The following are the components of the change in estimate of the loss on disposal of Discontinued Operations and operating losses during the phase out period for the nine months ended September 30, 2001.

Operating losses	$ 8,429
Estimated loss on sale	14,108
Total	$22,537

Selected Quarterly Results of Operations

     The following table sets forth, for the periods indicated, our consolidated financial information for the last eleven quarters. We prepared this information using our unaudited interim consolidated financial statements that, in our opinion have been prepared on a basis consistent with our annual consolidated financial statements. We believe that these interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our financial statements and notes to financial statements. The operating results for any quarter do not necessarily indicate the results expected for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2001
Total revenue	$47,409	$39,871	$41,366	n/a	n/a
Gross profit	17,348	14,311	6,522	n/a	n/a
Net income (loss) from continuing operations	(11,393)	(29,299)	(109,349)	n/a	n/a
Net income (loss) from discontinued operations	213	(21,789)	(748)	n/a	n/a
Basic net income (loss) per share from continuing operations	(0.13)	(0.22)	(0.56)	n/a	n/a
Diluted net income (loss) per share from continuing operations	(0.13)	(0.22)	(0.56)	n/a	n/a
Basic net income (loss) per share from discontinued operations	–	(0.16)	–	n/a	n/a
Diluted net income (loss) per share from discontinued operations	–	(0.16)	–	n/a	n/a
2000
Total revenue	$22,801	$33,770	$40,972	$37,223	$134,766
Gross profit	10,062	13,958	15,757	12,514	52,291
Net income (loss) from continuing operations	(3,180)	(3,053)	(2,388)	(20,553)	(29,174)
Net income (loss) from discontinued operations	2,008	(14,675)	648	(70,949)	(82,968)
Basic net income (loss) per share from continuing operations	(0.06)	(0.06)	(0.04)	(0.27)	(0.52)
Diluted net income (loss) per share from continuing operations	0.04	(0.29)	0.01	(0.78)	(1.30)
Basic net income (loss) per share from discontinued operations	0.04	(0.29)	0.01	(0.78)	(1.30)
Diluted net income (loss) per share from discontinued operations	0.04	(0.29)	0.01	(0.78)	(1.30)
1999
Total revenue	$20,789	$32,107	$38,779	$37,389	$129,064
Gross profit	9,870	15,680	15,473	13,472	54,765
Net income (loss) from continuing operations	(3,089)	259	(1,271)	6,681	2,580
Net income (loss) from discontinued operations	1,444	242	1,717	(391)	3,012
Basic net income (loss) per share from continuing operations	(0.07)	0.01	(0.03)	0.14	0.06
Diluted net income (loss) per share from continuing operations	(0.07)	0.01	(0.03)	0.13	0.05
Basic net income (loss) per share from discontinued operations	0.04	0.01	0.04	(0.01)	0.06
Diluted net income (loss) per share from discontinued operations	0.03	0.01	0.04	(0.01)	0.06

Liquidity and Capital Resources From Continuing Operations

     As of September 30, 2001, cash and cash equivalents totaled $3.1 million, a decrease of $4.9 million, or 61.3%, from $8.0 million at December 31, 2000. We utilize a cash management system to apply excess cash on hand against our revolving credit facility for which we had no availability at September 30, 2001, down from $17.0 million at December 31, 2000. Cash used in operating activities totaled $13.0 million and $33.6 million for the nine months ended September 30, 2001 and 2000, respectively, and $34.7 million, $13.1 million and $3.9 million for the years ended 2000, 1999 and 1998, respectively. In the first nine months of 2001, cash was used primarily to reduce accrued expenses and to fund Discontinued Operations, after adjusting for the net loss and for non-cash charges. For the first nine months of 2000 and for each of the three years ended December 31, 2000, excluding assets and liabilities acquired or assumed in connection with acquisitions, cash used was due to increases in accounts and unbilled receivables, inventories, prepaid assets and accounts payable and accrued expenses, after adjusting for the net income and for non-cash expenses.

     “Due from buyer of divested subsidiary” represents the net proceeds due from AT&T Canada, Inc. on the sale of TigerTel, Inc. This amount was paid in January, 2000, and we applied the proceeds against our domestic line of credit.

     Accounts and unbilled receivables, net of allowance for doubtful accounts, decreased by $6.3 million, or 14.4%, to $37.6 million at September 30, 2001 from $43.9 million at December 31, 2000. This decrease was primarily a result of increased collection efforts during the first nine months of 2001. The amount at December 31, 2000 represents an increase of $25.1 million, or 133.5%, in 2000 from $18.8 million in 1999. This increase was primarily as a result of businesses acquired in 2000. As a percentage of 2000 and 1999 revenue, accounts and unbilled receivable were 32.6% and 14.6%, respectively.

     Inventories decreased by $5.6 million, or 45.5%, to $6.7 million at September 30, 2001, compared to $12.3 million at December 31, 2000. This decrease was primarily due to an inventory reserve of $4.3 million recorded in the third quarter of 2001. The amount of inventory at December 31, 2000 represents an increase of $4.5 million, or 57.7%, from $7.8 million in 1999. This increase was primarily as a result of businesses acquired in 2000. As a percentage of 2000 and 1999 cost of goods sold, inventories were 14.9% and 10.4%, respectively.

     Accounts payable increased by $3.9 million, or 23.1%, during the first nine months of 2001, and increased by $10.2 million, or 152.2%, during the year ended December 31, 2000 from $6.7 million at December 31, 1999. This increase during the first nine months of 2001 was the result of a change in our cash management strategy, and the increase during 2000 was as a result of businesses acquired in 2000. As a percentage of 2000 and 1999 cost of goods sold, accounts payable were 20.5% and 9.0%, respectively.

     Accrued expenses decreased by $5.2 million, or 31.8%, during the first nine months of 2001. The decrease is attributable to the payment during 2001 of various accrued expenses accrued in the fourth quarter of 2000. For the year ended December 31, 2000, accrued expenses increased by $11.4 million, or 228.0%, to $16.4 million from $5.0 million in 1999. The increase is attributable to additional accrued expenses of companies acquired in 2000.

     "Due to sellers of acquired subsidiary" represents the deferred purchase price due to the Bostek sellers. In June 2001, we satisfied certain contingencies, as discussed in "Legal Proceedings" beginning on page 42, and the debt was forgiven. The extinguishment of the $9.5 million payable was recorded as an extraordinary gain in the second quarter of 2001.

     Earnout and put accruals represent the estimated earnout and deferred purchase price payments earned. All amounts payable at December 31, 2000 were subsequently settled by the issuance of shares of our common stock.

     Investing activities used cash of $3.2 million in the first nine months of 2001, provided cash of $16.7 million in 2000, and used cash of $23.1 million in 1999 and $6.9 million in 1998. In the first nine months of 2001, $2.6 million was spent to acquire property and equipment, $0.5 million was used to increase other assets, and Discontinued Operations used $1.0 million. Partially offsetting the uses was $0.7 million in collection of notes receivable. In 2000, we collected $31.3 million from the purchaser of TigerTel included in decreases in notes receivable and $0.9 million from the sale of assets, offset by cash of $9.1 million used to acquire businesses, $8.4 million of which was spent to acquire property and equipment, and $1.0 million of which was used to increase other assets. In 1999, cash of $16.9 million was used to acquire businesses, $3.8 million was spent to acquire property and equipment and $2.4 million was used principally to increase assets such as notes receivable and other assets, while $0.6 million was received from the sale of assets. In 1998, cash of $1.5 million was used to acquire businesses, $1.0 million was spent to acquire property and equipment and $3.7 million was used principally to increase assets such as notes receivable and other assets, while $0.4 million was received from the sale of assets.

     Cash of $11.3 million was provided by financing activities in the first nine months of 2001, while cash of $30.8 million, $40.6 million and $14.0 million was provided by financing activities in 2000, 1999 and 1998, respectively. In the first nine months of 2001, sources of cash were primarily proceeds from notes payable of $14.6 million. In 2000, $19.1 million was received from the issuance of Series C preferred stock, $16.0 million was obtained through long-term debt, $2.8 million was obtained from net increases in notes payable and $6.0 million was obtained through the issuance of common shares. Uses of cash in 2000 included payments of $12.1 million against long-term debt, and $0.8 million for other financing costs. In 1999, $51.1 million was obtained through long-term debt and $5.2 million was obtained through the issuance of common shares. Uses of cash in 1999 included net repayments of $9.5 million and $3.3 million against long-term debt and notes payable, respectively, and $2.8 million for other financing costs. In 1998, $16.3 million was obtained through net borrowings under notes payable and $1.4 million was obtained through the issuance of common shares. Uses of cash in 1998 included repayments of $2.5 million on long-term debt, $0.9 million for the redemption of preferred stock and $0.3 million for the repurchase of common stock.

     One of our stated objectives is to maximize cash flow, as management believes positive cash flow is an indication of financial strength. However, due to our significant growth rate, our investment needs have increased. Consequently, we may continue, in the future, to use cash from operations and may continue to finance this use of cash through financing activities such as the sale of preferred or common stock and/or bank borrowing, if available.

     Debt, Covenant Compliance and Liquidity

     In August 1998, we entered into a $20.0 million line of credit with State Street Bank and Trust Company secured by all of our domestic assets at the prime lending rate or at the London Interbank Offered Rate, at our discretion. In February 1999, the amount of the credit available under the facility was increased to $23.0 million. On May 25, 1999, we entered into a Term and Revolving Credit Agreement with IBM Credit Corporation (the "IBM Agreement"). The IBM Agreement was amended and restated on October 17, 2000, and further amended on March 30, 2001, July 1, 2001 and November 15, 2001, and currently provides for the following:

     (a)  a revolving credit line of up to $53.4 million, subject to availability under a borrowing base formula, designated as follows: (i) a USA revolving credit line of up to $49.5 million, and (ii) a Canadian revolving credit line of up to $3.9 million,

     (b)  a term loan A of up to $21.5 million, and

     (c)  a term loan C of up to $1.6 million.

     The revolving credit line may be used for general working capital requirements, capital expenditures and certain other permitted purposes and is repayable in full on May 25, 2002. The USA revolving credit line bears interest at the 30-day LIBOR rate plus 3.25%; the Canadian revolving credit line bears interest at the base rate as announced by the Toronto-Dominion Bank of Canada each month plus 1.67%. As of September 30, 2001, the LIBOR rate was approximately 3.64% and approximately $61.3 million outstanding on the U.S. revolving credit line, which is included in short-term debt and approximately $3.4 million was outstanding on the Canadian revolving credit line, which is included in the net assets of Discontinued Operations. As of September 30, 2001, IBM has temporarily advanced us $11.8 million in excess funding under the U.S. revolving credit line. The temporary advances are under the terms and conditions of our revolving credit agreement and are provided at the discretion of IBM.

     Term loan A bears interest at the 30-day LIBOR rate plus 4.00%, is amortized in quarterly installments over six years and is repayable in full on May 25, 2002. As of September 30, 2001, approximately $21.5 million was outstanding on this loan, which is included in short-term debt.

     Term loan C bears interest at the base rate as announced by the Toronto-Dominion Bank of Canada each month plus 1.67%, is amortized in quarterly installments over six years and is repayable in full on May 25, 2002. As of September 30, 2001, the Toronto-Dominion's rate was approximately 5.75% and approximately $1.6 million was outstanding on this loan, which is included in the net assets of Discontinued Operations.

     Amounts outstanding under the IBM Agreement are secured by a security interest in substantially all of our assets, including shares of our subsidiaries.

     The IBM Agreement, as amended, contains debt covenants relating to our financial position and performance, as well as restrictions on the declarations and payments of dividends and redemption of preferred stock.

     Those covenants and the covenant requirements are as follows:

	Covenant	Covenant Requirement As of the following dates not less than:
(i)	Tangible Net Worth	09/30/01 12/31/01 03/31/02	(35,000,000) (34,500,000) (20,000,000)
(ii)	Current Assets to Current Liabilities	09/30/01 12/31/01 03/31/02	0.8:1.0 0.8:1.0 1.0:1.0
(iii)	Minimum Cumulative EBITDA	09/30/01 12/31/01 03/31/02	7,000,000 11,000,000 10,000,000

     On March 8, 2001 we notified IBM Credit that as of and for the quarter ended December 31, 2000, we were not in compliance with the covenants for Tangible Net Worth and Minimum EBITDA and that we had a collateral shortfall. IBM Credit agreed to waive such non-compliance and, on March 30, 2001, we, IBM Credit and others entered into a waiver and amendment to the credit agreement. In connection therewith we agreed to pay IBM Credit a $375,000 waiver fee, and we granted IBM Credit warrants to acquire 2.9 million shares of our common stock valued at $1.9 million and warrants to acquire 1.2 million shares of Digital Angel Corporation's common stock valued at $0.3 million.

     We were also not in compliance with our minimum EBITDA and collateral shortfall covenants at June 30, 2001. Effective July 1, 2001, we and IBM Credit amended the IBM Agreement extending until October 1, 2001 the payments due on July 1, 2001, which we were unable to pay.

     As of September 30, 2001, we had a negative Tangible Net Worth of $(59.1) million or $24.1 million less than the minimum requirement, actual EBITDA was $(101.9) million, or $108.9 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.49 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and we had a collateral shortfall of $33.1 million, or $24.5 million more than the allowable shortfall of $8.6 million. The Tangible Net Worth and Minimum EBITDA covenants are based on cumulative financial results and additional interest and principal payments will continue to become due under the credit agreement. As a result, if we are not successful in amending the IBM Agreement, we may not be able to maintain compliance with certain covenants and payment obligations in the future. In addition, we failed to make interest and principal payments due to IBM under the credit agreement, including the principal payment originally due on July 1, 2001. We have not received, and do not anticipate receiving, waivers concerning the defaults. On November 15, 2001, December 31, 2001 and January 31, 2002, we and IBM Credit amended the agreement further extending the payments due under the agreement. The payments are currently due on March 1, 2002.

     Prior to the completion of the merger between our wholly-owned subsidiary, Digital Angel Corporation, with Medical Advisory Systems, Inc., we anticipate entering into an amended and restated credit agreement with IBM Credit to replace our existing agreement. Amounts outstanding under the credit agreement currently proposed by IBM Credit would bear interest at an annual rate of 17% and would mature on December 31, 2002. However, the maturity date would be extended for consecutive one year periods if we repay at least 40% of the original principal amount outstanding prior to December 31, 2002 and an additional 40% of the original principal amount outstanding prior to December 31, 2003. In any event, all amounts outstanding would be required to be repaid by December 31, 2005. If the required payments are not made by December 31, 2002, the unpaid amount will accrue a late charge of 25%. If not repaid by December 31, 2003, the late charge increases to an annual rate of 35%.

     Upon completion of the merger between Digital Angel and MAS, in satisfaction of a condition to the consent to the merger of IBM Credit Corporation, we will transfer to a Delaware business trust controlled by an independent advisory board all shares of MAS common stock owned by us and, as a result, the trust will be the beneficial owner of approximately 82% of the MAS common stock and will control MAS. The trust will be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event we fail to make payments, or otherwise default, under the amended and restated credit agreement currently proposed by IBM Credit Corporation. Such liquidation of the shares of MAS common stock will be in accordance with the SEC rules and regulations governing affiliates.

     We anticipate the amended and restated credit agreement to contain debt covenants relating to our financial position and performance. The credit agreement currently proposed by IBM Credit would prohibit us from borrowing funds from other lenders, and would not provide for any further advances by IBM Credit. The proposed credit agreement would also limit the amount we may pay our Chief Executive Officer, Richard Sullivan, and prevent us from making bonus, incentive and perquisite payments, including payment arising upon a change in control, to various other executive officers. We are still in negotiations with IBM Credit Corporation concerning the extent of these restrictions. See “Risk Factors – Provisions in our employment agreements may make it difficult for a third party to acquire us, despite the possible benefits to our shareholders” beginning on page 10.

     Sources of Liquidity

     We do not currently have the funds that will be required for the payments under the amended and restated credit agreement currently proposed by IBM Credit, and there is no likelihood that the funds will be available when required for these payments. As discussed above, shares of MAS common stock initially owned by us upon completion of the merger between Digital Angel and MAS and transferred to a Delaware business trust may be liquidated, if so directed by IBM Credit, to provide funds necessary to make these payments. However, the proposed credit agreement would prohibit us from borrowing funds from other lenders, and would not provide for any further advances by IBM Credit. Accordingly, there can be no assurance that we will have access to funds necessary to provide for our ongoing operating expenses to the extent not provided from our ongoing operating revenue. In addition, we may be able to use proceeds from the sale of businesses, proceeds from the sale of common and preferred shares, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings to fund ongoing operations. There can be no assurance however, that these options will be available, or if available, on favorable terms. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions.

     Outlook

     We are constantly looking for ways to maximize shareholder value. As such, we are continually seeking operational efficiencies and synergies within each of our operating segments as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of non-core business units that are not critical to our long term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our shareholders' investments. There can be no assurance however that any initiatives will be found, or if found, that they will be on terms favorable to us.

Impact of Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement is effective for fiscal years commencing after June 15, 2000. In June 2000, the FASB issued FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FAS statement 133, which addresses implementation issues experienced by those companies that adopted FAS 133 early. We adopted these statements as of January 1, 2001 and, because we have a minimal use of derivative instruments, the adoption of these statements did not have any effect on our financial condition, results of operations or cash flows.

     In July 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 141 Business Combinations and FAS No. 142 Goodwill and Other Intangible Assets. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001 will be adopted by us on January 1, 2002. We expect the adoption of these standards will have the impact of reducing our amortization of goodwill commencing January 1, 2002; however, impairment reviews may result in future periodic write-downs.

      In June 2001, the Financial Accounting Standards Board (FASB) issued FAS 143, Accounting for Asset Retirement Obligations, which provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. FAS 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact that this new standard will have on future results of operations and financial position.

     In August 2001, the Financial Accounting Standards Board (FASB) issued FAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. This standard supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect that the adoption of FAS 144 will have a material impact on its operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

     With our Canadian and United Kingdom subsidiaries, we have operations and sales in various regions of the world. Additionally, we may export and import to and from other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses may be denominated in local currencies and may be affected as currency fluctuations affect our product prices and operating costs or those of our competitors.

     We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Borrowings under the existing credit agreement with IBM Credit bear interest at the London Interbank Offered Rate which is adjusted monthly. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term investments.

     Due to the nature of our borrowings and our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

Employees

     At December 31, 2001, we and our subsidiaries employed approximately 743 employees.

Backlog

     At December 31, 2001, we and our subsidiaries had a backlog of approximately $13.0 million. We expect all of the backlog at December 31, 2001 to be filled during 2002.

Compliance With Environmental Regulations

     Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues, including changes in legally mandated standards.

OUR BUSINESS

General

     Applied Digital Solutions, Inc. is an advanced digital technology development company. We deliver intelligent, integrated information solutions through what we call the “I³ Services Platform.” We deliver our solutions through three core business segments, Applications, Services and Advanced Wireless, which work together to achieve heightened efficiencies for Applied Digital and better offerings for our customers.

     Our I³ Services Platform is the next generation of CTII(TM), or computer, telephony and Internet integration. The I³ Services Platform offers the following enhancements over CTII:

  For our customers, the I3 Services Platform not only allows us to offer integrated media solutions, it allows our customers to manage the information carried by those media and to benefit from the technological progress of our Advanced Wireless division.
  For our sales team, the I3 Services Platform encourages cross-selling of our different products and services.
  For our financial performance, the I3 Services Platform furthers our mission to reduce enterprise costs by eliminating redundancies and inefficiencies.

     The I³ Services Platform provides value by enabling our clients to collect, organize, analyze, warehouse and disseminate information. Better information leads to better decision-making. In today's ever-changing environment of immediate information, the rigorous management of information across different media allows our customers to react rapidly and intelligently to challenges. More importantly, the I³ Services Platform allows our customers to proactively improve their business to anticipate and stay ahead of challenges.

     In March, 2001 our board of directors approved the sale of our Intellesale business segment and all of our other non-core subsidiaries. Our results of operations, financial condition and cash flows now reflect these operations as “Discontinued” and prior periods have been restated.

     Approximately two years ago, we developed a patent for what management believes is the world's first combination of advanced biosensor technology and web-enabled wireless telecommunications linked to Global Positioning, or GPS. We branded this future technology “Digital Angel” and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products and services and revenues of our existing business segments. We united our existing GPS, ASP and animal tracking business units to form Digital Angel Corporation.

     Digital Angel, the product, is now developed and was launched on November 26, 2001. Under the terms of the agreement and subject to the approval of MAS shareholders and our lender, IBM Credit Corporation, we will initially own 82% of the new combined company. Presently, we own 16.6% of MAS. In satisfaction of a condition to the consent to the merger of IBM Credit Corporation, upon completion of the merger, we will transfer to a Delaware business trust controlled by an independent advisory board all shares of MAS common stock owned by us and, as a result, the trust will be the beneficial owner of approximately 82% of the MAS common stock and will control MAS. The trust will be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event we fail to make payments, or otherwise default, under the amended and restated credit agreement currently proposed by IBM Credit Corporation. Such liquidation of the shares of MAS common stock wlil be in accordance with the SEC rules and regulations governing affiliates. See “Management's Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” beginning on page 16 and “– Liquidity and Capital Resources from Continuing Operations” beginning on page 30.

     We operate in three geographic areas: the United States, which comprises the majority of our operations; Canada; and the United Kingdom. Our Canadian operations were comprised of a telecommunications company, which we disposed of in 1999, and an automotive manufacturing and engineering company. Our United Kingdom operations are comprised of companies in our Applications and Advanced Wireless segments. With the exception of one company in our Application's segment, which was acquired in December 2000, and the non-core manufacturing and engineering company in Canada, the majority of our revenues and expenses in each geographic area, both from continuing and Discontinued Operations, were generated in the same currencies during the three years ended December 31, 2000. Approximately 40%, 34% and 10% of the manufacturing and engineering company's revenues were generated in U.S. dollars for the years ended December 31, 2000, 1999 and 1998, respectively, while 100% of its expenses were incurred in Canadian dollars during the same periods. Approximately 80% of the revenues and 40% of the expenses of our United Kingdom applications company were generated in Canadian and U.S. dollars for the nine months ended September 30, 2001. Approximately 38% of the Canadian manufacturing and engineering company's revenue and 4% of its expenses were denominated in U.S. dollars for the nine months ended September 30, 2001. We did not incur any significant foreign currency gains or losses during the three years ended December 31, 2000 and the nine months ended September 30, 2001.

     The majority of our current operations are the result of acquisitions completed during the last five years. Our revenues from continuing operations were $134.8 million, $129.1 million, $74.3 million, $41.6 million, $14.1 million and $128.6 million, respectively, in 2000, 1999, 1998, 1997, and 1996 and for the nine month period ending September 30, 2001. Since January 1, 1996, we have completed 51 acquisitions, and since January 1, 2000 we have completed 10 acquisitions. Management employs an acquisition committee to assess acquisition opportunities. The committee is comprised of several members of senior management on a corporate level with representation from key members from the operating units. The committee uses various criteria including:

  the strategic importance to the I³ Service Platform.
  profitability over a selected time period.
  the strength of the balance sheet.
  the strength of the customer base, and
  management experience.

     We are a Missouri corporation and were incorporated on May 11, 1993. Our principal office is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our phone number is (561) 805-8000.

Business Segments

     Prior to January 2, 2001, our business was organized into four technology groups or industry segments: Networking, Internet, Applications, and Telephony. Combined, these groups formed the basis of the CTII strategy that was the predecessor to our I³ Services Platform. With the introduction of our I³ Services Platform in January 2001, our strategy has evolved to more adequately promote our product and service offerings in the marketplace and to more fully integrate our business units. Prior years segment information has been restated to reflect our current business segments.

     Prior to March 1999, our business was organized into four business groups, or industry segments: the Services and Solutions Group (formerly the Retail Group), the Computer Group, the Manufacturing Group and the International Group. Each operating business was conducted through a separate subsidiary company directed by its own management team, and each subsidiary company had its own marketing and operations support personnel. Each management team originally reported to our President, who was responsible for overall corporate control and coordination, as well as financial planning.

     On February 22, 2001, our senior management approved a plan to sell Intellesale and all of our other non-core businesses. The plan was approved by our board of directors on March 1, 2001. The results of operations, financial condition and cash flows of Intellesale and all of our other non-core businesses are now reported as discontinued operations in our financial statements and prior periods have been restated See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Discontinued Operations" beginning on page 16.

     Our primary businesses are now organized into three business segments, segment financial information for which is more fully disclosed in our financial statements and notes thereto:

     Applications -- Our Applications segment provides proprietary software applications for large retail application environments, including point of sale, data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. We equip our customers with the necessary tools and support services to enable them to make a successful transition to implementing e-business practices, Call Center Solutions, Enterprise Resource Planning (ERP) and Customer Relationship Management (CRM) solutions, website design, and application and internet access services to customers of our other divisions.

     For the years ended December 31, 2000, 1999 and 1998 and for the nine months ended September 30, 2001, revenues from this segment accounted for 20.9%, 21.7%, 13.7% and 21.3%, respectively, of our total revenues.

     Our Services segment is divided into two business groups - Telephony and Networks:

     Telephony -- Our Telephony group implements telecommunications and Computer Telephony Integration (CTI) solutions for e-business. We integrate a wide range of voice and data solutions from communications systems that transmit over the traditional telephone network and over the Internet. We provide complete design, project management, cable/fiber infrastructure, installation and on-going support for our customers.

     Networks -- Our Networks group is a professional services organization dedicated to delivering quality e-business services and support to our client partners, providing e-business infrastructure design and deployment, personal and mid-range computer solutions and network infrastructure for the development of local and wide area networks as well as training and customer support services.

     For the years ended December 31, 2000, 1999 and 1998 and the nine months ended September 30, 2001, revenues from this segment accounted for 61.6%, 67.0%, 73.4% and 54.7%, respectively, of our total revenues.

     Advanced Wireless -- Our Advanced Wireless segment is engaged in the business of developing and bringing to market technology used to locate, monitor and identify animals, people and objects. The Company's advanced wireless business, Digital Angel Corporation, has four divisions: the existing Animal Tracking Business, the newly developed Digital Angel technology, the Digital Angel Delivery System and Radio Communications and Other.

     The Animal Tracking Business division uses simple technology solutions to track and identify animals. It focuses on cattle, hogs, fish and household pets. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. Some customers, for example, the U. S. Department of Energy, track fish, such as salmon, to locate and protect spawning pools and to track migratory patterns for research and fishing purposes. The Animal Tracking Business' pet identification system is marketed in the U.S. by Schering-Plough Pharmaceutical under the brand name Home Again(TM), in Europe by Merial Pharmaceutical (Merck) and in Japan by Dainippon Pharmaceutical. The Animal Tracking Business partners with a variety of other companies outside the United States to market similar products. The Animal Tracking Business has an established infrastructure with readers placed in approximately 6,000 domestic animal shelters, or an estimated 70% of the market. Approximately 10,000 veterinary clinics, or an estimated 66% of US clinics, use its patented system for pet identification. The principal technologies employed by the Animal Tracking Business are electronic ear tags, e.Tags(TM), and implantable microchips that use radio frequency transmission.

     The Digital Angel business division develops and markets advanced technology to gather location data and local sensory data and to communicate that data to a ground station. The Digital Angel technology is actually the novel combination of three technologies: wireless communication (e.g. cellular), sensors (including bio-sensors) and position location technology (including GPS and other systems). We plan to introduce this technology into a variety of products to suit different applications ranging from medical monitoring to asset management. We began the rollout of Digital Angel on November 26, 2001.

     Following communication of data to the ground station, the Digital Angel Delivery System (also called DADS) manages the data in an application-specific format. For example, the medical applications gather bio-readings such as pulse and temperature, and communicate that data, along with location data, to a ground station or call center. If the readings suggest a critical health situation, emergency aid could be dispatched through the services of MAS. For the pet location applications, the location information is available via call center or secure Internet site. DADS' main mission is to provide:

  an interface to wireless access,
  an immediate and effective response to variable conditions, an improved event decision-making,
  a storage of critical data,
  a secure authentication to data,
  an improved customer contact, and
  an application-specific logic for certain markets.

     The Radio Communications and Other business division consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, this business division designs, manufactures and distributes intrinsically safe sounders (horn alarms) and other electronic components. The business division has a growing business in high-grade communications equipment leasing and has developed complementary data systems which customers can use to locate and monitor assets.

     For the years ended December 31, 2000, 1999 and 1998 and for the nine months ended September 30, 2001, revenues from this segment accounted for 17.4%, 11.1%, 13.0% and 24.0%, respectively, of our total revenues.

Intellesale and Discontinued Non-Core Businesses

     We previously announced our intention to divest, in the ordinary course of business, our non-core businesses at such time and on such terms as our board of directors determines advisable. During the third quarter of 2000, we sold ACT Leasing for no gain or loss, and effective October 31, 2000, we sold STC Netcom, Inc. In addition, in March 2001, our board of directors approved a plan to sell Intellesale. Effective May 10, 2001, we sold Innovative Vacuum Solutions, Inc. There can be no assurance that we will divest of any or all of these businesses or as to the terms or timing of any divestiture transaction.

     Intellesale, Inc.

     Our wholly-owned subsidiary, Intellesale, has refocused its business model away from the Internet segment and is now concentrating on its traditional business of asset management and brokerage services and the sale of refurbished and new desktop and notebook computers, monitors and related components as a wholesale, business to business supplier. It reaches its customers through other Internet companies, as well as through traditional channels, which includes sales made by Intellesale's sales force. Intellesale's customers are wholesale remarketers, international remarketers, and corporate end users. The computers range from Pentium 133 mhz to 1 GHZ. Monitors range from 14 inches to 21 inches. Intellesale offers brand name products, including IBM, Compaq, Dell, Gateway and Hewlett Packard. Although this industry is highly competitive, Intellesale competes with its vendors by providing value-added products and offering packages and multiple brand name selection. Intellesale is also able to compete by offering a greater selection than many of its competitors. Intellesale purchases its inventory primarily from leasing companies, computer manufacturers and corporate information technology departments.

     For the years ended December 31, 2000, 1999 and 1998 and for the two months ended March 1, 2001, revenues from Intellesale amounted to approximately $102.5 million, $143.0 million, $60.9 million and $8.3 million, respectively.

     Intellesale canceled a proposed initial public offering of its common stock during the first quarter of 2000 due to market conditions. The offering would also have included the sale of a portion of the shares of Intellesale which we held. Without the proceeds which were anticipated from the offering, the activities which we intended for Intellesale have been reduced significantly.

     In the second quarter of 2000, Intellesale recorded a pre-tax charge of $3.0 million which related to fees and expenses incurred in connection with the proposed offering, and certain other intangible assets. In the same quarter, Intellesale also recorded a pre-tax charge of $14.0 million related to reserves established in connection with the purchase of Bostek and its affiliate, which was acquired by Intellesale in June 1999. The $14.0 million charge is comprised of inventory reserve of $8.5 million for products Intellesale sold below cost and $5.5 million related to specific accounts and other receivables.

     In March 2001, our board of directors approved a plan to sell the Intellesale business. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments" beginning on page 17.

     Other Discontinued Non-Core Businesses

     In addition to Intellesale, we have identified the following individually managed companies for sale:

  Gavin-Graham Electrical Products is a custom manufacturer of electrical products, specializing in digital and analog panelboards, switchboards, motor controls and general control panels. The company also provides custom manufacturing processes such as shearing, punching, forming, welding, grinding, painting and assembly of various component structures.
  Ground Effects, Ltd., based in Windsor, Canada, is a certified manufacturer and tier one supplier of standard and specialized vehicle accessory products to the automotive industry. The company exports over 80% of the products it produces to the United States, Mexico, South America, the Far East and the Middle East.

  Americom is involved in the fabrication, installation and maintenance of microwave, cellular and digital personal communication services towers.

     For the years ended December 31, 2000, 1999 and 1998 and for the two months ended March 1, 2001, revenues from these other discontinued non-core businesses amounted to $42.2 million, $64.7 million, $71.9 million and $5.6 million, respectively.

Growth Strategy

     Our growth strategy is focused on internal expansion and growth through targeted, disciplined acquisitions. The key elements of our strategy include:

     Implementing our I³ Services Platform. Our ability to effectively implement our I³ Services Platform will depend on the following:

  Optimizing strategic interrelationships among the core businesses while positioning Applied Digital Solutions to deploy innovative and unique marketplace solutions.
  Launching expanded services driven by new products, global branding, strategic alliances and acquisitions.
  Executing the strategy as a tightly-managed and focused enterprise, following implementation of aggressive plans to reduce costs, streamline organizations and divest non-strategic assets.

     Deploying the Advanced Wireless segment's new Digital Angel products and services.

     Continuing to pursue acquisition opportunities. Since 1996, we have completed 51 acquisitions, and since January 1, 2000, we have completed 10 acquisitions. Our acquisition committee assesses acquisition opportunities using a disciplined approach driven by both strategic fit and financial value. The committee is comprised of members of senior management and senior managers of our operating units. The committee uses various criteria including the strategic importance to the I³ Service Platform, profitability over a selected time period, the strength of the balance sheet and the strength of the customer base.

Customers

     We deliver products and services across a multitude of industries, including manufacturing, financial, utilities, retail, health, communications, high tech, insurance, transportation and government. Some of our largest customers include several agencies of the United States federal government, Daimler Chrysler, Morgan Stanley, Compucon, Hackensack University Medical, Goldman Sachs, Steve Madden, Polo Ralph Lauren, GAF Materials, PC Connection, Castle Superstore, Wireless Facilities and Toyota Motor Sales. Other than customary payment terms, we do not offer any financing to our customers.

Competitors

     Some of our major competitors include Nova Coast, Corp Info, General Networks, DataTransit, Data Systems West, Lucent, Convergent Technologies, InterTel, Nortel, Fujitsu, Toshiba Dealer, All Star Communications, Kapp Communications, Mitel, Prime Communications, A-Tek, All Pro Com, STS, NSB, JDA Software, DataVantage, CRS, Astea, Vantive, Metrix, Siebel, Clarify (Nortel), Service Systems International, Custom Development, ASP, Education Vertical, Reliable Cash Register, Innovative Computer Systems, Cam Data, EZ4U, Retail Soft, All Flex, Avid, Datamars, Sokymat, Cisco, Eshare, Apropos, Interactive Intelligence, Entex, Alpha Net, TransNet, MTMC and More Direct. We believe each segment of our business is highly competitive, and we expect that the competitive pressures we face will not diminish. As a result of our product and service mix, management experience, time to delivery, knowledge of local markets and customer service, we believe the assessment of our ability to compete within these segments is excellent. However, we understand that many of our competitors have greater financial, technological, marketing, personnel and other resources than we do, and, consequently, we may not be able to compete as successfully as those companies.

Properties

     At December 31, 2001, we leased 596,571 square feet of operating facilities, of which 263,855 square feet is for office facilities and 332,716 square feet is for factory and warehouse use. These leases expire at various dates through October 2014. In addition, we own 145,000 square feet of office and manufacturing facilities, of which 122,000 square feet is for manufacturing, factory and warehouse use and 23,000 square feet is for office space.

     The following table sets forth our properties by business divisions:

	Office	Factory/ Warehouse	Total
	(amounts in square feet)
Applications	88,499	11,464	99,963
Services - Telephony	58,983	20,326	79,309
Networks	54,931	31,000	85,931
Advanced Wireless Services	50,850	105,000	155,850
Corporate	7,692	--	7,692
Continuing Operations	260,955	167,790	428,745
Discontinued Operations	25,900	286,926	312,826
Total	286,855	454,716	741,571

     The following table sets forth the principal locations of our properties:

	Office	Factory/ Warehouse	Total
	(amounts in square feet)
California	52,128	32,000	84,128
Canada	13,537	80,926	94,463
Florida	26,599	2,000	28,599
Illinois	19,486	5,400	24,886
Louisiana	1,500	--	1,500
Maryland	7,697	3,000	10,697
Minnesota	10,000	65,000	75,000
Missouri	3,500	--	3,500
New Hampshire	19,200	5,464	24,664
New Jersey	29,486	176,000	205,486
New York	22,142	30,000	52,142
Ohio	16,900	5,000	21,900
Pennsylvania	9,000	1,926	10,926
Scotland	2,000	--	2,000
United Kingdom	35,160	40,000	75,180
Virginia	18,500	8,000	26,500
Total	286,855	454,716	741,571

Legal Proceedings

     We, and certain of our subsidiaries, are parties to various legal actions as either plaintiff or defendant. In our opinion, these proceedings will not have a material adverse affect on our financial position, our cash flows or our overall trends in results. The estimate of the potential impact on our financial position, our overall results of operations or our cash flows for these proceedings could change in the future.

     On April 7, 2000, we and Intellesale filed a counterclaim against David Romano and Eric Limont, the former owners of Bostek, Inc. and Micro Components International Incorporated, two companies acquired by Intellesale in June 1999, in the U.S. District Court for the District of Delaware for, generally, breach of contract, breach of fiduciary duty and fraud. Messrs. Romano and Limont had filed their claim generally alleging that their earnout payment from Intellesale was inadequate. In July 2000, we and Intellesale amended our counterclaim in the U.S. District Court for the District of Delaware to seek damages for, among other things, securities law violations. In addition, on May 19, 2000, Intellesale and two of its subsidiaries, Bostek, Inc. and Micro Components International Incorporated, filed suits against Messrs. Romano and Limont in Superior Court of Massachusetts to recover damages. In July 2000, Messrs. Romano and Limont amended their complaint in the U.S. District Court for the District of Delaware to add a claim for $10 million for the $10 million payment not made to them. As of January 16, 2001, we, Intellesale, Bostek, Inc. and Micro Components International Incorporated settled all claims with Messrs. Romano and Limont. As part of the settlement agreement, Messrs. Romano and Limont agreed to invest up to $6 million in shares of our common stock and to indemnify us against various other litigation filed against Bostek, Inc. The settlement agreement provides for Messrs. Romano and Limont to purchase 3.0 million shares of our common stock. We have issued the common stock pending the closing of the transaction, which as of November 14, 2001, had not yet been consummated. As a condition of settlement, the 3.0 million shares were required to be included on a registration statement with an effective date on or before June 15, 2001. We were successful in meeting the June 15, 2001 deadline. We are negotiating with Messrs. Romano and Limont to effect the closing.

     On June 28, 2000, we entered into an agreement and plan of merger with South Seas Data, Inc. Prior to completion of the transaction, we became aware of significant shortfalls in the earnings of South Seas and terminated the agreement. South Seas has filed a complaint alleging that we breached the agreement and demanding specific performance. We have asserted affirmative defenses and have filed a counterclaim against South Seas and a third-party complaint against an agent of South Seas. In November 2001, we entered into a settlement agreement with South Seas and its owners to settle this dispute. The settlement provides for the issuance of up to $1,000,000 in shares of our common stock to the owners of South Seas. The settlement agreement provides for an adverse judgment to be entered against us if those shares are not included in an effective registration statement by February 21, 2002.

     On June 8, 2001, three individuals filed suit against us and four of our officers in the United States District Court for Delaware seeking equitable relief and damages. The plaintiffs had acquired our stock when the company in which they were shareholders, Computer Equity Corporation, was merged into one of our subsidiaries in 2000. The suit alleged, inter alia, that, because of asserted violations of federal and state securities laws and breach of a contract by us, the merger transaction should be rescinded. The suit was not served until August 6, by which time, a First Amended Complaint had been filed. As amended, the suit now has eight plaintiffs, all of whom had formerly owned stock in Computer Equity Corporation, and no longer seeks rescission. The various counts of the complaint assert violations of federal and state securities laws for our alleged failure to register timely the shares issued in connection with the merger; breach of contract by us for allegedly failing to comply with a registration rights agreement regarding the shares; and breach of a covenant of good faith and fair dealing arising from the same matters. In addition, in two counts the plaintiffs seek a declaratory judgment that any future payments due to them under the merger agreement, so called "earnout" payments, due on or before September 30, 2001 and 2002, must be made in cash instead of through issuance of stock, as is permitted in the agreement, because of our alleged failures with regard to registration of shares in the past. The damages sought are those which allegedly arose because of the claimed delay in the registration of the stock issued in connection with the merger in 2000 and are described in the First Amended Complaint as being "not less than $1 million." On October 18, 2001, the eight plaintiffs filed a motion for leave to file a second amended complaint. The proposed second amended complaint adds Computer Equity Corporation as a defendant. It continues to assert claims for violation of federal securities law, breach of contract for failure to comply with a registration rights agreement, and breach of the covenant of good faith and fair dealing. The proposed second amended complaint adds a breach of contract claim for failure to make the September 30, 2001 "earnout" payment. All other claims were eliminated. Plaintiffs seek over $10 million in damages and rescission, as they ask the Court to return the shares of Computer Equity Corporation. In January 2002, the Delaware court dismissed the action without prejudice. If the plaintiffs file suit again, we will vigorously defend the action.

     On August 3, 2001, Prodigy Communications, successor to FlashNet Communications, filed suit against Intellesale in connection with a settlement and computer purchase agreement. Prodigy alleges that Intellesale has not performed under the agreement and seeks damages of $3.0 million. We believe the claims made by Prodigy are without merit and intend to vigorously defend them.

MANAGEMENT

     Our management is as follows:

Name	Age	Position	Position Held Since
Richard J. Sullivan	62	Chairman, Chief Executive Officer, Chief Operating Officer, President, Secretary	May 1993
Richard S. Friedland	51	Director	October 1999
Arthur F. Noterman	60	Director	February 1997
Daniel E. Penni	54	Director	March 1995
Angela M. Sullivan	43	Director	April 1996
Constance K. Weaver	49	Director	July 1998
Jerome C. Artigliere	47	Senior Vice President, Chief Financial Officer, Assistant Treasurer	December 2000
Michael E. Krawitz	32	Senior Vice President, General Counsel Assistant Secretary	December 2000
Kevin McLaughlin	59	Vice President, Sales and Marketing	June 2000
Peter Zhou	62	Vice President, Chief Scientist	January 2000

     Following is a summary of the background and business experience of the directors and executive officers:

     Richard J. Sullivan: Mr. Sullivan, age 62, was elected to the board of directors and named Chief Executive Officer in May 1993. He was appointed Secretary in March 1996 and has served as the acting President and Chief Operating Officer since September 6, 2001. Mr. Sullivan is currently Chairman of Great Bay Technology, Inc. From August 1989 to December 1992, Mr. Sullivan was Chairman of the board of directors of Consolidated Convenience Systems, Inc., in Springfield, Missouri. He has been the Managing General Partner of The Bay Group, a merger and acquisition firm in New Hampshire, since February 1985. Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., an MRP II software company in Boston, Massachusetts, and was Chairman and CEO of Encode Technology, a "Computer-Aided Manufacturing" Company, in Nashua, New Hampshire from February 1984 to August 1986. Mr. Sullivan is married to Angela M. Sullivan.

     Richard S. Friedland: Mr. Friedland, age 51, was elected to the board of directors in October 1999, is Chairman of the Audit Committee and serves on the Compensation Committee of our board of directors. He was previously associated with General Instrument Corporation. During his 19-year tenure, he held various executive positions, including Chief Financial Officer, President and Chief Operating Officer. In 1995, he was appointed Chairman of the Board and Chief Executive Officer. Mr. Friedland currently serves on the board of Video Network Communications, Inc., as well as several development stage companies. He earned a Bachelor of Science degree in Accounting from Ohio State University in 1972 and a Master of Business Administration degree from Seton Hall University in 1985.

     Arthur F. Noterman: Mr. Noterman, age 60, a Chartered Life Underwriter, has served as a Director since February 1997, and serves on the Audit and Compensation Committees of our board of directors. Mr. Noterman currently serves as President and Director of P.M.G. Insurance Marketing of MA Inc. Mr. Noterman is a registered NASD broker affiliated with a Chicago, Illinois registered broker/dealer. Mr. Noterman attended Northeastern University from 1965 to 1975 and obtained the Chartered Life Underwriters Professional degree in 1979 from The American College, Bryn Mawr, Pennsylvania.

     Daniel E. Penni: Mr. Penni, age 54, has served as a Director since March 1995, is Chairman of the Compensation Committee and serves on the Audit Committee of our board of directors. Since March 1998, he has been an Area Executive Vice President for Arthur J. Gallagher & Co. (NYSE:AJG). He has worked in many sales and administrative roles in the insurance business since 1969. He is the managing member of the Norsman Group Northeast, LLC, a private sales and marketing company focused on Internet-based education and marketing and serves as Treasurer and Chairman of the Finance Committee of the Board of Trustees of the Massachusetts College of Pharmacy and Health Sciences. Mr. Penni graduated with a Bachelor of Science degree in 1969 from the School of Management at Boston College.

      Angela M. Sullivan: Ms. Sullivan, age 43, has served as a Director since April 1996. From 1988 to the present, Ms. Sullivan has been a partner in The Bay Group, a private merger and acquisition firm, President of Great Bay Technology, Inc., and President of Spirit Saver, Inc. Ms. Sullivan earned a Bachelor of Science degree in Business Administration in 1980 from Salem State College. Ms. Sullivan is married to Richard J. Sullivan.

     Constance K. Weaver: Ms. Weaver, age 49, was elected to the board of directors in July 1998 and serves on the Compensation and Audit Committees of our board of directors. From 1996 to the present, Ms. Weaver has been Vice President, Investor Relations and Financial Communications for AT&T Corporation. From 1995 through 1996, she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she was Vice President, Investor Relations, and, from 1991 to 1993, she was Director of Investor Relations for MCI Communications, Inc. Ms. Weaver is a director of the National Investor Relations Institute (NIRI). She earned a Bachelor of Science degree from the University of Maryland in 1975.

     Jerome C. Artigliere: Mr. Artigliere, age 47, joined one of our subsidiaries as President in January 1998, and was appointed our Vice President in April 1998 and Treasurer in December 1999. In November 2000, Mr. Artigliere was appointed Vice President and Chief Financial Officer, and Senior Vice President, Chief Financial Officer and Assistant Treasurer in December 2000. From 1996 to 1997, he was Regional Vice President at General Electric Capital Corporation in Portsmouth, NH. Prior to that, from 1994 to 1996, he was State Vice President at First National Bank in Portsmouth, NH, a commercial bank subsidiary of Peoples Heritage Bank of Portland, Maine. He earned an undergraduate degree in finance from Seton Hall University in 1977, and a Master of Business Administration degree from Fairleigh Dickinson University in 1980.

     Michael E. Krawitz: Mr. Krawitz, age 32, joined as our Assistant Vice President and General Counsel in April 1999, and was appointed Vice President and Assistant Secretary in December 1999, and Senior Vice President, Strategic Initiatives and Assistant Secretary in December 2000. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

     Kevin McLaughlin: Mr. McLaughlin, age 59, joined as Vice President of Sales and Marketing in June 2000. From June 1995 to May 2000, he served as Senior Vice President of Sales for SCB Computer Technology, Inc. Prior to that time, from 1979 to 1994, Mr. McLaughlin held various positions with Applicon, Inc., a subsidiary of Schlumberger, Ltd., including Regional Director.

     Peter Zhou: Dr. Zhou, age 62, joined as Vice President and Chief Scientist in January 2000. From 1998 to 1999, Dr. Zhou served as Vice President, Technology for Sentry Technology Corp., and, from 1985 to 1988, he served as Research Investigator for the University of Pennsylvania's Department of Science & Engineering. Prior to that, he was a Research Scientist for Max–Planck Institute, Metallforschung in Stuttgart, Germany and a Post–Doctoral Research Fellow at the University of Pennsylvania. Dr. Zhou has a PhD. in Materials Science/Solid State Physics from the University of Pennsylvania and a Master of Sciences degree in Physics from the Beijing University of Science and Technology.

Directorships

     Mr. Richard Sullivan serves on the board of directors of Medical Advisory Systems, Inc. Mr. Friedland currently serves on the board of directors of Video Network Communications, Inc. Mr. Jerome C. Artigliere serves on the board of directors of SysComm International Corporation. No other directors or officers hold directorships in any other company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Committees of the Board

     The Board of Directors held four meetings during 2001 and acted by written consent 47 times.

     We have standing Audit and Compensation Committees of the board of directors. The members of the committees are identified in the above-referenced descriptions.

     The Audit Committee recommends for approval by the board of directors a firm of certified public accountants whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed, and monitors the effectiveness of the audit effort, our internal and financial accounting organization and controls and financial reporting. The Audit Committee held four meetings during 2001.

     The Compensation Committee administers our 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 1999 Employees Stock Purchase Plan, including the review and grant of stock options to officers and other employees under such plans, and recommends the adoption of new plans. The Compensation Committee also reviews and approves various other compensation policies and matters and reviews and approves salaries and other matters relating to our executive officers. The Compensation Committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee's contributions to our current and future success along with their salary level as compared to the market value of personnel with similar skills and responsibilities. The Compensation Committee also looks at accomplishments which are above and beyond management's normal expectations for their positions. The Compensation Committee met four times during 2001 and acted by written consent ten times.

Compensation of Directors

     Prior to the fourth quarter of 1998, our non-employee directors received a fee of $250 per meeting, for their attendance at meetings of our Board of Directors. Beginning in the fourth quarter of 1998, the non-employee director compensation was changed to fixed quarterly fees in the amount of $5,000 per non-employee director. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee on which they are a member. Reasonable travel expenses are reimbursed when incurred. Individuals who become directors are automatically granted an initial option to purchase 25,000 shares of common stock on the date they become directors. Each of such options is granted pursuant to our 1996 Non-Qualified Stock Option Plan or the 1999 Flexible Stock Plan on terms and conditions determined by the Board of Directors. During 2001, Messrs. Friedland, Noterman and Penni and Ms. Sullivan and Ms. Weaver were granted 275,000, 275,000, 275,000, 250,000 and 275,000 options to purchase shares of common stock, respectively. In addition, on September 21, 2001, options held by Messrs. Friedland, Noterman and Penni and Ms. Sullivan and Ms. Weaver to acquire 464,000, 714,000, 714,000, 350,000 and 624,000 shares of common stock, respectively, were repriced to $0.15 per share, which was the closing price on that date. The repriced options had original exercise prices ranging from $0.69 to $4.25 per share and had remaining terms of up to 104.5 months. Directors who are not also executive officers are not eligible to participate in any of our other benefit plans.

Executive Compensation

     The following table sets forth certain summary information concerning the total remuneration paid in 2001 and the two prior fiscal years to our Chief Executive Officer, our four other most highly compensated executive officers and two other individuals for whom disclosures would be required, but for the fact that the individuals were not serving, as executive officers at December 31, 2001 or for the entire year then ended.

Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)	Options/ SAR's (#)(4)	LTIP Payouts (#)	All Other Compensation($)
Richard J. Sullivan	2001	$450,000	$448,801	$ 57,424	$ –	3,000,000	–	$ –
Chairman, CEO and	2000	450,000	180,000	936,672	–	4,000,000	–	–
Secretary	1999	457,500	3,000,000	9,115	–	1,000,000	–	–
Mercedes Walton (5)	2001	211,154	–	–	–	1,750,000	–	–
President and COO	2000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	1999	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Jerome C. Artigliere (6)	2001	175,000	14,174	37,688	–	875,000	–	–
Senior Vice President,	2000	134,616	35,000	–	–	100,000	–	–
Chief Financial Officer,	1999	98,726	150,000	–	–	100,000	–	–
Assistant Treasurer
Michael E. Krawitz (7)	2001	160,000	14,174	–	–	350,000	–	–
Senior Vice President,	2000	151,853	35,000	–	–	100,000	–	–
General Counsel	1999	94,027	150,000	1,541	–	125,000	–	–
Assistant Secretary
Kevin McLaughlin (8)	2001	150,000	7,087	–	–	325,000	–	–
Vice President,	2000	83,014	20,000	–	–	120,000	–	–
Sales and Marketing	1999	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Peter Zhou (9)	2001	212,839	–	–	–	100,000	–	–
Vice President,	2000	151,456	25,000	–	–	150,000	–	–
Chief Scientist	1999	N/A	N/A	N/A	N/A	N/A	N/A	N/A
David I. Beckett (10)	2001	92,718	–	115,000	–	100,000	–	–
Senior Vice President,	2000	156,055	85,000	29,418	–	150,000	–	–
General Counsel	1999	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Assistant Secretary

(1)	See “Related Party Transactions” on page 56 below.
(2)	The amounts in the Bonus column were discretionary awards granted by the Compensation Committee in consideration of the contributions of the respective named executive officers.
(3)	Other annual compensation includes: (a) in 2001, for each of Richard J. Sullivan and Jerome C. Artigliere, an auto allowance and other discretionary payments and, for David I. Beckett, $115,000 related to the forgiveness of indebtedness; and (b) in 2000, for Richard J. Sullivan, $936,672 of other compensation representing the fair value of property distributed to Richard J. Sullivan, including the associated payment of taxes on his behalf, pursuant to his employment agreement and to David I. Beckett, $26,543 for moving expenses, other discretionary payments, and imputed interest on an interest free loan from us.
(4)	Indicates number of securities underlying options.
(5)	Ms. Walton acted as our President and Chief Operating Officer from January 2001 to September 2001. Ms. Walton resigned in September 2001.
(6)	Mr. Artigliere began his employment with one of our subsidiaries in January 1998 and was appointed as one of our officers in April, 1998. Mr. Artigliere was appointed Chief Financial Officer in November 2000 and Senior Vice President, Chief Financial Officer and Assistant Treasurer in December 2000.
(7)	Mr. Krawitz joined us in April 1999, and was appointed Senior Vice President, Strategic Operations, and Assistant Secretary in December 2000 and General Counsel in August 2001.
(8)	Mr. McLaughlin joined us as Vice President, Sales and Marketing in June 2000.
(9)	Dr. Zhou joined us as Vice President, Chief Scientist in January 2000.
(10)	David I. Beckett joined us in January 2000, and was appointed Senior Vice President-Business Development in December 2000. Mr. Beckett left the Company in July 2001.

     The following table contains information concerning the grant of stock options under our 1999 Flexible Stock Plan and the 1996 Non-Qualified Stock Option Plan to the named executive officers during 2000:

Option Grants in 2001
Individual Grants

Name	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in 2001	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (5)
Richard J. Sullivan	2,000,000	(1)	13.6%	$ 0.15	January–07	$720,000
	1,000,000	(2)	8.1	0.15	September–07	360,000
Mercedes Walton	291,666	(3)	2.4	0.59	January–06	105,000
	291,666	(3)	2.4	0.59	September–06	105,000
	583,334	(3)	4.7	0.59	September–01	210,000
	583,334	(3)	4.7	0.59	September–01	210,000
Jerome C. Artigliere	625,000	(1)	5.1	0.15	January–07	225,000
	250,000	(2)	2.0	0.15	September–07	90,000
Michael Krawitz	100,000	(1)	0.8	0.15	January–07	36,000
	250,000	(2)	2.0	0.15	September–07	90,000
Kevin McLaughlin	75,000	(1)	0.6	0.15	January–07	27,000
	250,000	(2)	2.0	0.15	September–07	90,000
Peter Zhou	100,000	(1)	0.8	0.15	January–07	36,000
David I. Beckett	100,000	(4)	0.8	0.69	July–01	36,000

(1)	These options were granted under the 1999 Flexible Stock Plan at an exercise price equal to the fair market value of our common stock on the date of grant. On September 21, 2001, these options were repriced to an exercise price of $0.15 per share which was the fair market value on that date. These options are exercisable over a five-year period beginning on the first anniversary of the grant date.
(2)	These options were granted under the 1999 Flexible Stock Plan at an exercise price of $0.15 per share which was $0.02 per share less than the fair market value on the date of grant. These options are exercisable over a five-year period beginning on the first anniversary of the grant date.
(3)	These options were granted under the 1999 Flexible Stock Plan at a 15% discount to the fair market value on the date of grant. The portion of these options that were not vested on the date of Ms. Walton's resignation were forfeited. The vested options, which totaled 583,332, are exercisable over a five year period from the vesting date.
(4)	These options were granted under the 1999 Flexible Stock Plan at an exercise price equal to the fair market value of our common stock on the date of grant. These options were forfeited upon Mr. Beckett's termination.
(5)	Based on the grant date present value of $0.36 per option share which was derived using the Black-Scholes option pricing model in accordance with rules and regulations of the Securities Exchange Commission and not intended to forecast future appreciation of our common share price. The Black-Scholes model was used with the following assumptions: dividend yield of 0%; expected volatility of 68.75%; risk-free interest rate of 4.49%; and expected lives of 5 years.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during 2001 and unexercised options held on December 31, 2001:

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Exercised in 2001		Number of Securities Underlying Unercised Options at Year End 2001 (#)		Value of Unexercised In-The-Money Options at Year End 2001 ($)(2)
Name	Shares Acquired Upon Exercise (#)	Value Realized ($)(1)	Exercisable	Unexerciseable	Exercisable	Unexercisable
Richard J. Sullivan	2,353,703	$624,583	5,331,297	3,000,000	$1,492,763	$840,000
Mercedes Walton	–	–	583,332	–	–	–
Jerome C. Artigliere	–	–	154,000	875,000	43,120	245,000
Michael E. Krawitz	–	–	154,000	350,000	43,120	98,000
Kevin McLaughlin	–	–	72,334	391,666	20,254	109,666
Peter Zhou	–	–	95,667	133,333	26,787	–
David I. Beckett	–	–	–	–	–	–

(1)	The values realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.
(2)	The value of the unexercised in-the-money options at December 31, 2001 assumes a fair market value of $0.43, the closing price of our common stock as reported on The Nasdaq Stock Market on December 31, 2001. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

     The following table sets forth information with respect to the named executive officers concerning the repricing of options during 2001 and for the last ten completed fiscal years:

10-Year Options/SAR Repricings
Name	Date	Number of Securities Underlying Options/SARs Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing of Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment
Richard J. Sullivan	September 21, 2001	500,000	$0.15	$3.93	$0.15	22 months
	September 21, 2001	500,000	0.15	5.58	0.15	25 months
	September 21, 2001	630,000	0.15	4.46	0.15	12 months
	September 21, 2001	45,000	0.15	4.25	0.15	10 months
	September 21, 2001	500,000	0.15	3.51	0.15	30 months
	September 21, 2001	500,000	0.15	3.03	0.15	31.5 months
	September 21, 2001	500,000	0.15	2.19	0.15	38 months
	September 21, 2001	1,000,000	0.15	2.03	0.15	104.5 months
	September 21, 2001	3,500,000	0.15	2.75	0.15	60 months
	September 21, 2001	2,000,000	0.15	0.69	0.15	63 months
Mercedes Walton	–	–	–	–	–	–
Jerome C. Artigliere	September 21, 2001	75,000	0.15	2.03	0.15	104.5 months
	September 21, 2001	79,000	0.15	2.75	0.15	60 months
	September 21, 2001	625,000	0.15	0.69	0.15	63 months
Michael E. Krawitz	September 21, 2001	25,000	0.15	2.03	0.15	104.5 months
	September 21, 2001	50,000	0.15	2.00	0.15	49.5 months
	September 21, 2001	79,000	0.15	2.75	0.15	60 months
	September 21, 2001	100,000	0.15	0.69	0.15	63 months
Kevin McLaughlin	September 21, 2001	33,334	0.15	3.66	0.15	57.5 months
	September 21, 2001	33,333	0.15	3.66	0.15	69.5 months
	September 21, 2001	33,333	0.15	3.66	0.15	81.5 months
	September 21, 2001	39,000	0.15	2.75	0.15	60 months
	September 21, 2001	75,000	0.15	0.69	0.15	63 months
Peter Zhou	September 21, 2001	16,667	0.15	6.34	0.15	51.5 months
	September 21, 2001	16,667	0.15	6.34	0.15	63.5 months
	September 21, 2001	16,666	0.15	6.34	0.15	75.5 months
	September 21, 2001	79,000	0.15	2.75	0.15	60 months
	September 21, 2001	100,000	0.15	0.69	0.15	63 months
David I. Beckett	–	–	–	–	–	–

Incentive Plans

     Cash and Stock Incentive Compensation Programs. To reward performance, we provide our executive officers and our divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

     Stock Options Granted under the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan. The 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The value of the stock options to an employee increases as the price of our stock increases above the fair market value on the grant date, and the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ.

     These Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president.

     Stock Options Granted under the 1999 Employees Stock Purchase Plan. The 1999 Employees Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of our stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less. Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that (i.e., the last business day of the offering)the stock acquired under the plan is held for a specified minimum period of time.

     Other than as otherwise disclosed herein, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Richard Friedland, a member of our Compensation Committee, was appointed interim President and Chief Executive Officer of Advanced Power Solutions, Inc., a subsidiary we created in October 2001. Mr. Friedland does not currently receive any compensation for acting in this capacity.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     We, or our subsidiaries, entered into employment agreements with the following named executive officers:

Name	Length		Commencing	Base Salary
Richard J. Sullivan	5 Years	(1)	March 1, 2000	$450,000	(2)
Garrett A. Sullivan	5 Years	(3)	March 1, 2000	165,000
Mercedes Walton	3 Years	(4)	January 1, 2001	300,000	(5)
Jerome C. Artigliere	5 Years	(8)	November 22, 2000	175,000
Michael E. Krawitz	5 Years		April 12, 1999	160,000	(6)
Kevin McLaughlin	2 Years		June 12, 2000	150,000	(7)
Peter Zhou	3 Years		January 17, 2000	135,000	(8)
David I. Beckett	3 Years		January 10, 2000	160,000	(9)

(1)	Automatically renewed for successive additional one-year terms on each anniversary.
(2)	Provides for a minimum annual bonus of $140,000.
(3)	Automatically renewed for successive additional one-year terms on each anniversary. Mr. Sullivan retired and resigned effective December 31, 2001.
(4)	Automatically renewed for successive additional one-year terms on each anniversary commencing January 1, 2004. Ms. Walton resigned on September 5, 2001 and her contract was terminated.
(5)	Provided for options to purchase up to 1,750,000 shares of our common stock at an exercise price equal to 85% of the fair market value of our common stock on January 1, 2001, as determined pursuant to our 1999 Flexible Stock Plan, and options to purchase up to 300,000 shares of common stock of Digital Angel Corporation at an exercise price equal to 85% of the fair market value of our common stock on January 1, 2001 as determined pursuant to the Digital Angel Corporation Flexible Stock Plan
(6)	Effective April 1, 2000.
(7)	Provided for options to purchase up to 100,000 shares of our common stock at an exercise price equal to 85% of the fair market value of our common stock on June 12, 2000, as determined pursuant to our 1999 Flexible Stock Plan.
(8)	Provided for options to purchase up to 50,000 shares of our common stock at an exercise price equal to 85% of the fair market value of our common stock on December 31, 1999, as determined pursuant to the 1999 Flexible Stock Plan.
(9)	Mr. Beckett's employment was terminated in July 2001, and managemnet believes we have no further obligations to Mr. Beckett under his employment agreement.

     In 1997, we entered into employment agreements with Richard J. Sullivan, Chairman, and Garrett A. Sullivan. These agreements were amended and restated effective March 1, 2000. In addition, during 2000, we entered into an employment agreement with Jerome Artigliere. Such employment agreements include certain "change of control" provisions. Upon a change of control all unvested stock options become immediately exercisable. Also, at the employee's option, he may terminate his employment under the agreement at any time within one year after such change of control. In such event, we shall pay to the employee a severance payment equal to the maximum amount which would not result in such payment being an excess parachute payment as defined in the Internal Revenue Code of 1986, as amended (the "Code") which would be subject to an excise tax. Additionally, upon termination of employment for any reason other than for breach under the agreement Mr. Richard Sullivan shall receive 60 monthly payments of $37,500 each. These payments are reduced by any severance payments. Such employment agreements also provide that, if any payments from us are subject to the excise tax described above, we will make a gross up payment in an amount which covers the excise tax due plus the excise and income taxes payable on the gross up payment. Mr. Richard Sullivan's agreement provides that he may elect to receive a percentage of his salary for each 12-month period in our common stock. For the twelve-month period commencing January 1, 2000, Mr. Sullivan did not elect to receive any of his compensation in stock. In addition, we agreed to transfer to Richard Sullivan certain other property valued at approximately $0.5 million upon his relocation to the Palm Beach, Florida area. We would also be required to make a gross up payment that covers all U.S. federal and state income taxes payable by Mr. Sullivan, if any, as a result of the transfer.

     Additionally, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control of us, the termination of Richard Sullivan's employment other than for a material breach of the terms of his employment agreement, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. Within ten days of the occurrence of a triggering event, we shall pay, in cash or in stock, or in a combination thereof, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan.

      Effective December 31, 2001, Garrett Sullivan retired and resigned from our Board of Directors. As part of Mr. Sullivan's termination agreement with us, we agreed to grant Mr. Sullivan 2,500,000 shares of our common stock, which shares will become vested upon effectiveness of the registration statement of which this prospectus is a part. In addition, all of Mr. Sullivan's options to acquire our common stock became vested on the date of the termination agreement, and we have agreed to continue to provide certain medical coverage to Mr. Sullivan through December 31, 2005. We also have agreed to make the payment of $3.5 million, referred to above, upon the occurrence of certain “triggering events” previously included in Mr. Sullivan's employment agreement with us.

     In January 2001, we entered into an employment agreement with Mercedes Walton, President and Chief Operating Officer. On September 5, 2001, Ms. Walton resigned, and we have no further obligations to her under her employment agreement.

     In November 2000, we entered into an employment agreement with Jerome C. Artigliere, Senior Vice President, Chief Financial Officer and Assistant Treasurer. The employment agreement includes certain "change of control" provisions. Upon a change of control, all unvested stock options become immediately vested exercisable. Also, at Mr. Artigliere's option, he may terminate his employment under the agreement at any time within one year after such change of control. In such event, we shall pay to Mr. Artigliere a severance payment equal to three times Mr. Artigliere's "base amount" as defined in Section 280G of the Code minus one dollar. The employment agreement also provides that, if any payments from us are subject to the excise tax on excess parachute payments, we will make a gross up payment in an amount which covers the excise tax due plus the excise and income taxes payable on the gross up payment.

     In March 1999, we entered into an employment agreement with Michael Krawitz, Senior Vice President, General Counsel, and Assistant Secretary. The agreement was amended in June 1999 and in April 2000. The agreement provides that in the event Mr. Krawitz's employment is terminated either by us other than for "cause" or by Mr. Krawitz for "good reason," Mr. Krawitz will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board in accordance with our plans, policies and practices.

      In June 2000, we entered into an employment agreement with Kevin McLaughlin, Vice President of Sales and Marketing. The agreement provides that in the event Mr. McLaughlin's employment is terminated by us other than for “cause”, Mr. McLaughlin will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board in accordance with our plans, policies and practices.

      In January 2000, we entered into an employment agreement with Dr. Zhou, Vice President and Chief Scientist. The agreement provides that in the event Dr. Zhou's employment is terminated by us other than for “cause”, Dr. Zhou wlil continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board in accordance with our plans, policies and practices.

      In January 2000, we entered into an employment agreement with David I. Beckett, our former Senior Vice President, General Counsel, and Assistant Secretary. Mr. Beckett's employment was terminated in July 2001, and we believe we have no further obligations to Mr. Beckett under his employment agreement.

      Under the terms of the amended and restated credit agreement currently proposed by IBM Credit, we will be prevented from making payments to various executive officers, including the payments to Richard Sullivan, Garrett Sullivan and Jerome Artigliere described above which may arise upon a change of control. We are still in negotiations with IBM Credit Corporation concerning the extent of these restrictions.

Compensation Committee Report on Executive Compensation

     Compensation Committee of the Board

     The Compensation Committee is composed of four members of the Board of Directors, one of whom, Richard Friedland, is currently acting as interim President and Chief Executive Officer of Advanced Power Solutions, Inc., a subsidiary we created in October 2001. Mr. Friedland does not currently receive any compensation for acting in this capacity. It is the Compensation Committee's responsibility to review, recommend and approve changes to our compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for our executive officers and various other compensation policies and matters and administer our 1996 Non-Qualified Stock Option Plan, our 1999 Flexible Stock Plan and our 1999 Employees Stock Purchase Plan, including the review and approval of stock option grants to our executive officers.

     General Compensation Philosophy

     Our executive compensation programs are designed to enable us to attract, retain and motivate our executives and those of our subsidiaries. Our general compensation philosophy is that total cash compensation should vary with our performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of shareholders. Total cash compensation for the majority of our employees, including our executive officers, includes a base salary and a cash bonus based on our profitability and the profitability of our individual subsidiaries. Long-term incentive compensation is realized through the granting of stock options to most employees, at the discretion of the presidents of our divisions, as well as eligible executive officers.

     Setting Executive Compensation

     In setting the base salary and individual bonuses (hereafter together referred to as "BSB") for executives, the Compensation Committee reviews information relating to executive compensation of U.S. based companies that are of the same size as us. While there is no specific formula that is used to set compensation in relation to this market data, executive officer BSB is generally set at or below the median salaries for comparable jobs in the market place. However, when specific financial and non-financial goals are met, additional compensation in the form of either cash compensation or long-term incentive compensation may be paid to our executive officers.

     Base Salary

     The Compensation Committee reviews the history and proposals for the compensation package of each of the executive officers, including base salary. Increases in base salary are governed by three factors: merit (an individual's performance); market parity (to adjust salaries based on the competitive market); and promotions (to reflect increases in responsibility). In assessing market parity, we rely on market surveys of similarly sized publicly traded companies and generally pays below the median of these companies. The guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 100%.

     The salary guidelines for all presidents of our subsidiaries are generally based upon individually negotiated employment agreements. Merit increases are submitted by our President to the Compensation Committee for approval based upon individual performance and the performance of the subsidiary. Merit increases for non-executive employees are at the discretion of the presidents of our divisions.

     Cash and Stock Incentive Compensation Programs

     To reward performance, we provide our executive officers and our divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

     Stock Options Granted under the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan

     The 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The value of the stock options to an employee increases as the price of our stock increases above the fair market value on the grant date, and the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ.

     These Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president.

     In 2001, stock options for the executive officers were granted upon the recommendation of management and approval of the Compensation Committee based on their subjective evaluation of the appropriate amount for the level and amount of responsibility for each executive officer.

     Stock Options Granted under the 1999 Employees Stock Purchase Plan

     The 1999 Employees Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of our stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less. Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that (i.e., the last business day of the offering) the stock acquired under the plan is held for a specified minimum period of time.

     Other than as otherwise disclosed herein, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

     Stock Option Repricings

     During 2001, the Compensation Committee approved a stock option repricing for the named executive officers, directors and various other key employees. The Compensation Committee felt that is was appropriate to reward and motivate such employees by repricing their stock options since our current financial condition limits the amount of cash available for bonuses and other forms of cash compensation. The options were repriced on September 21, 2001 to an exercise price of $0.15 per share, which was the closing price of our common stock on that date.

     Decisions on 2001 Compensation

     Our compensation program is leveraged towards the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of our Chief Executive Officer, Richard J. Sullivan. Mr. Sullivan's compensation awards were made based upon the Compensation Committee's assessment of our financial and non-financial performance. The results were evaluated based on the overall judgment of the Compensation Committee. During 2001, we paid Mr. Sullivan a base salary of $450,000. In addition, in 2001, we paid Mr. Sullivan a bonus of $448,801. Under the terms of our employment agreement with Mr. Sullivan, we agreed to pay Mr. Sullivan a minimum annual bonus of $140,000. In addition, during 2001, we paid Mr. Sullivan a discretionary bonus of $308,801. Mr. Sullivan was also awarded 3,000,000 stock option grants in 2001.

      The Compensation Committee is pleased to submit this report with regard to the above matters.

DANIEL E. PENNI, Chairman RICHARD S. FRIEDLAND ARTHUR F. NOTERMAN CONSTANCE K. WEAVER

PERFORMANCE GRAPH

     The following performance graph compares the changes, for the period indicated, in the cumulative total value of $100 hypothetically invested in each of (a) our common stock, (b) the Russell 2000 Stock Index, (c) the Nasdaq Stock Market(R) and (d) the AMEX. Historically, we have included in its performance graph, various companies that we believed operated within its peer group. Due to the changes in our business, we believe that the comparisons to the previous peer group data are no longer meaningful, and, as a result, have removed the information related to the peer group.

Cumulative Total Return
Based on Investment of $100
December 31, 1996 – December 31, 2001

Dollar Value of $100 Investment at
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
The Company	$ 100.00	$ 85.71	$ 67.87	$142.86	$ 13.10	$ 8.25
Russell 2000 Index	$ 100.00	$ 120.52	$ 116.37	$ 139.20	$ 133.35	$ 134.72
Nasdaq Stock Market Total Return Index	$ 100.00	$ 122.48	$ 172.68	$ 320.89	$ 193.01	$ 153.15
AMEX	$ 100.00	$ 121.10	$ 121.05	$ 160.57	$ 154.13	$ 142.41

PRINCIPAL SHAREHOLDERS

     The following table shows information regarding beneficial ownership of our common stock as of February 1, 2002 and as adjusted to reflect the sale of the common stock in this offering for:

  each of our directors and named executive officers;
  all directors and executive officers as a group; and
  each person known by us to be the beneficial owner of more than five percent of our common stock.
	Before Offering			After Offering
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Beneficially Owned	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Beneficially Owned
Richard J. Sullivan	11,740,993	(2)	4.2%	8,347,724	(2)	3.0%
Angela M. Sullivan	1,458,475	(2)	*	1,358,475	(2)	*
Richard S. Friedland	575,000		*	575,000		*
Arthur F. Noterman	1,035,000		*	895,000		*
Daniel E. Penni	1,499,065		*	1,359,063		*
Constance K. Weaver	858,000		*	718,000		*
Jerome C. Artigliere	800,000		*	800,000		*
Michael E. Krawitz	296,123		*	296,123		*
Kevin McLaughlin	158,334		*	158,334		*
Peter Zhou	235,860		*	235,860		*
All directors and executive officers as a group (14 persons)	19,416,787		6.9%*	15,503,518		5.5%

*	Represents less than 1% of the issued and outstanding shares of our common stock.
(1)	This table includes presently exercisable stock options. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Richard J. Sullivan – 6,685,000; Angela M. Sullivan – 350,000; Richard S. Friedland – 489,000; Arthur F. Noterman – 714,000; Daniel E. Penni – 714,000; Constance K. Weaver – 624,000; Jerry C. Artigliere – 779,000, Michael E. Krawitz – 254,000; Kevin McLaughlin – 147,334; Peter Zhou – 212,334; and all directors and officers as a group – 11,667,335.
(2)	Includes 259,598 shares owned by The Bay Group and 367,177 shares owned by Great Bay Technology, Inc. The Bay Group is controlled by Richard J. Sullivan and Angela M. Sullivan. Great Bay Technology, Inc. is controlled by Richard J. Sullivan and Angela M. Sullivan.

RELATED PARTY TRANSACTIONS

Indebtedness of Management and Others

     Daniel E. Penni, a member of our board of directors, has executed a revolving line of credit promissory note in favor of Applied Digital Solutions Financial Corp., our subsidiary, in the amount of $450,000. The promissory note is payable on demand, with interest payable monthly on the unpaid principal balance at the rate equal to one percentage point above the base rate announced by State Street Bank and Trust Company (which interest rate shall fluctuate contemporaneously with changes in such base rate). The largest amount outstanding under the promissory note during 2001 was $420,000, and as of January 4, 2002, $420,000 had been advanced under this note.

     David I. Beckett, our former Senior Vice President, executed a promissory note in our favor in the amount of $115,000. The promissory note is due on demand, non-interest bearing and is secured by a mortgage on real property. Mr. Beckett has claimed that the promissory note was forgiven by us during 2001. We and Mr. Beckett have not determined what amount, if any, may be owed us under the note.

     On September 27, 2000, the following named executive officers and directors exercised options granted to them under our 1999 Flexible Stock Plan to purchase shares of our common stock. Under the terms of the grant, the named executive officers each executed and delivered an interest bearing promissory note and stock pledge agreement to us in consideration for the purchase of the shares, as follows:

Named Executive Officer	Amount	Interest Rate	Due Date
Richard J. Sullivan	$1,375,000	6.0%	September 27, 2003
Jerome C. Artigliere	57,750	6.0	September 27, 2003
Michael E. Krawitz	57,750	6.0	September 27, 2003
Kevin McLaughlin	30,250	6.0	September 27, 2003
Peter Zhou	57,750	6.0	September 27, 2003
David I. Beckett	57,750	6.0	September 27, 2003

Directors	Amount	Interest Rate	Due Date
Richard S. Friedland	$ 236,500	6.0%	September 27, 2003
Arthur F. Noterman	236,500	6.0	September 27, 2003
Daniel E. Penni	236,500	6.0	September 27, 2003
Constance K. Weaver	236,500	6.0	September 27, 2003

     Marc Sherman, the former Chief Executive Officer of Intellesale, Inc. and brother-in-law of Constance Weaver, a member of our Board of Directors, has executed six promissory notes in the aggregate amount of $595,000. The promissory notes are due on demand and bear interest at the rate of 6% per annum. Mr. Sherman was also indebted to us under a mortgage note with a principal balance of $825,000. During 2001, the highest balance outstanding on the note was $345,119. The note, which had an interest rate equal to the prime rate published by the Wall Street Journal plus 1%, was paid in full in May 2001. In addition, Mr. Sherman is indebted to us under a non-interest bearing promissory note in the amount of $200,000, the proceeds of which were used by Mr. Sherman to acquire 100,000 shares of our common stock. This note is due upon the sale of our common stock by Mr. Sherman.

SELLING SHAREHOLDERS

     The following table sets forth information regarding the ownership of our common stock by the selling shareholders and the shares being offered under this prospectus.

     We have issued shares of our common stock from time to time in various acquisition transactions. The registration of these shares has been effected pursuant to agreements entered into by us and the selling shareholders. Although such registration will allow the sale of the shares by the selling shareholders from time to time as described herein, we believe that the selling shareholders do not currently intend to sell all or substantially all of the shares.

     The percentage owned prior to and after the offering reflects the outstanding common shares at the time of the registration statement. The amount and percentage owned after the offering assumes the sale of all of the common stock being registered on behalf of the selling shareholders.

Selling Shareholder	Ownership Prior to the Offering		Number of Shares Offered Hereby		Ownership After the Offering
	Shares	%			Shares	%
Sudiar Limited	492,940	*	492,940	(1)	–	*
Capital Alliance Corporation	718,211	*	718,200	(2)	–	*
William D. Asby	202,856	*	181,374	(3)	21,482	*
Steffanie R. Beach	202,856	*	181,374	(3)	21,482	*
David A. Crowell	253,490	*	226,646	(3)	26,844	*
Michael B. Dobbins	3,848,168	1.4	3,848,168	(3)	–	*
Calvin L. Ellis	202,856	*	181,374	(3)	21,482	*
Deborah M. Goff	169,116	*	151,207	(3)	17,909	*
David E. Keeney	674,737	*	603,284	(3)	71,453	*
Peter W. Mitchell	181,374	*	181,374	(3)	–	*
John R. Munshour	4,303,945	1.6	3,848,168	(3)	455,777	*
Kevin M. Rook	1,240,979	*	1,122,974	(3)	118,005	*
Paul R. Schechinger	1,123,972	*	1,122,974	(3)	998	*
Vincent J. Zulkowski	181,374	*	181,374	(3)	–	*
Steven P. Couture	269,352	*	269,352	(3)	–	*
Jeffrey M. Couture	309,124	*	261,431	(4)	47,693	*
Raymond D. Maggi	349,824	*	261,431	(4)	88,393	*
Burness Nominees Limited	716,590	*	541,708	(5)	174,882	*
Broadtrench Limited	731,706	*	553,135	(5)	178,571	*
National Westminster Bank PLC	7,276,133	2.7	5,500,410	(5)	1,775,723	*
Lica Development Capital Limited	175,990	*	133,040	(5)	42,950	*
Governor and Company of the Bank of Scotland	651,334	*	231,394	(5)	419,940	*
Bank of Scotland Nominees Ltd.	689,632	*	521,329	(5)	168,303	*
AFAC Equity, L.P.	537,994	*	500,000	(6)	37,994	*
Michael Hanlon	320,512	*	320,512	(7)	–	*
Max Turpie	641,827	*	641,827	(7)	–	*
Lisa Hartigan	641,827	*	641,827	(7)	–	*
Tom Kelly	641,827	*	641,827	(7)	–	*
Ray Naughton	641,827	*	641,827	(7)	–	*
The Governor and Company of the Bank of Ireland, as trustees for the Davey Technology BES Fund	288,462	*	288,462	(7)	–	*
Essex Trust Limited	14,423	*	14,423	(7)	–	*
Errigal Holdings	14,423	*	14,423	(7)	–	*
Herman J. Valdez	2,441,177	*	2,441,177	(8)	–	*
James M. Shaver	5,696,078	2.1	5,696,078	(8)	–	*
Michael Erickson	200,000	*	200,000	(9)	–	*
Amro Albanno	8,280,981	3.1	8,280,981	(10)	–	*
Richard Sullivan	4,679,293	1.8	3,393,269	(11)	1,286,024	*
Garrett Sullivan	3,147,372	(1.2)	2,716,404	(11)	430,968	*
John A. Marzano	666,667	*	666,667	(12)	–	*
Anthony Pitman	666,667	*	666,667	(12)	–	*
Jeffrey W. Kowalski	666,667	*	666,667	(12)	–	*

Selling Shareholder	Ownership Prior to the Offering		Number of Shares Offered Hereby		Ownership After the Offering
	Shares	%			Shares	%
Christopher G. Wiltsey	666,667	*	666,667	(12)	–	*
Dean F. Gustafson	666,667	*	666,667	(12)	–	*
Douglas Marlin	487,805	*	487,805	(13)	–	*
Kevin Barker	73,171	*	73,171	(14)	–	*
Matt Hayden	200,000	*	200,000	(15)	–	*
Scott Lines	125,000	*	125,000	(16)	–	*
Fahnestock & Co., Inc.	250,000	*	250,000	(17)	–	*
Avnet, Inc.	466,667	*	466,667	(18)	–	*
Steven R. Matulich	75,000	*	75,000	(19)	–	*
Angela M. Sullivan	105,000	*	100,000	(20)	5,000	*
Arthur F. Noterman	1,035,000	*	140,000	(20)	895,000	*
Daniel E. Penni	1,499,065	*	140,000	(20)	1,359,065	*
Constance K. Weaver	858,000	*	140,000	(20)	718,000	*
John McCarthy	46,512	*	46,512	(21)	–
Pinacor, Inc.	147,059	*	147,059	(22)	–
Total	61,856,196		53,472,258		8,383,938

*	Represents less than 1% of the issued and outstanding shares of our common stock.
1.	Represents shares issued to a creditor of Caledonian Venture Holdings Limited (CVH) in connection with the acquisition of CVH and exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the party was acquiring the shares for investment and not for resale, and that the party acknowledged that it must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Phil Kelly and Lawrence Bland, directors of Sudiar Limited, share voting and dispositive power with respect to the shares held by Sudiar Limited.
2.	Represents shares issued as finder's fees in connection with our acquisition of Pacific Decision Sciences Corporation, a company we acquired effective as of October 26, 2000. Ed Dawson, president of Capital Alliance Corporation, has sole voting and dispositive power with respect to the shares held by Capital Alliance Corporation.
3.	Represents shares issued in connection with the "price protection" provision of the agreement of sale relating to our acquisition of P-Tech, Inc., a software development company based in Manchester, New Hampshire we acquired effective as of April 1, 2000. We acquired such shareholder's interest in the company in a transaction directly negotiated by the shareholders in connection with the sale of their businesses to us and exempt from registration pursuant to Rule 506 promulgated under the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
4.	Represents shares issued in connection with the "price protection" provision of the agreement of sale relating to our acquisition of WebNet Services, Inc., an internet service provider, network integrator and website developer we acquired effective as of July 1, 2000. We acquired such shareholder's interest in the company in a transaction directly negotiated by the shareholders in connection with the sale of their businesses to us and exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
5.	Represents shares issued in connection with the "price protection" provision of the agreement of sale relating to our acquisition of Caledonian Venture Holdings Limited, a software development company based in the United Kingdom we acquired effective as of December 1, 2000. We acquired such shareholder's interest in the company in a transaction directly negotiated by the shareholders in connection with the sale of their business to us and exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included in an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted. John Rafferty, a partner of Burness Nominees Limited, has sole voting and dispositive power with respect to the shares held by Burness Nominees Limited. Edward Sharp, a director of Broadtrench Limited, has sole voting and dispositive power with respect to the shares held by Broadtrench Limited. William Troup, a director of Royal Bank Venture Limited, has sole voting and dispositive power with respect to the shares held by National Westminister Bank PLC. Peter Menzies Smaill, a director of Lica Development Capital Limited, has sole voting and dispositive power with respect to the shares held by Lica Development Capital Limited. Sir John Shaw, Sir Bob Reid, Peter Burt, Sir Ronald Garrick, Allan Gormly, Sir Russell Hillhouse, Ian Ingllis, Brian Ivory, Lesley Knox, John Maclean, Gavin Masterton, Gordon McQueen, Colin Matthew, George Mitchell, and Lord Simpson of Dunkeld, the directors of Governor and Company of the Bank of Scotland, share voting and dispositive power with respect to the shares held by Governor and Company of the Bank of Scotland.
6.	Represents shares issued for services rendered by McKinsey & Co., Inc. Bryan Feuer, portfolio manager of AFAC Equity, L.P. has sole voting and dispositive power with respect to the shares held by AFAC Equity, L.P.
7.	Represents shares issued in connection with our acquisition of an 80% interest in Connect Intelligence Limited, which shares are held in escrow. Upon release of the escrow, the shares will either be returned to us and be cancelled or be distributed to other shareholders of Connect Intelligence. Brian Davy, Tom Byrne, Alan Murphy, Anthuan Xavier, Stephen McGivern, and James Skehan, the directors of BES Management Limited, manager of the Davey Technology BES Fund, share voting and dispositive power with respect to the shares held by the Davey Technology BES Fund. Peter Carroll, Noel Clehane, Tom Corbett, Jim Donnelly, Liam Dowdall, Eddie Doyle, David Giles, Ivor Feerick, Alan Flynn, Paul Keenan, Ronan King, Bill Ledwidge, Tom Mason, David McCormick, Stephen McGivern, Colm Nagle, Dermot O'Brien, Peter O'Neill, Frank Sheedy, Jason Sheehy, Noel Taylor, and Anthuan Xavier, the partners of BDO Simpson Xavier-Dublin, the sole shareholder of Essex Trust Limited, share voting and dispositive power with respect to the shares held by Essex Trust Limited. J. Brian Davy, Kyran McLaughlin, David Shubotham, Anthony Garry, Brendan Dowling, Ronan Godfrey, Robert Kelleher, Thomas Byrne, Dermot Walsh, Joseph C Davy and Richard Dennis, the shareholders of J&E Davy Holdings Limited, the sole shareholder of Errigal Holdings, share voting and dispositive power with respect to the shares held by Errigal Holdings.

8.	Represents “price protection” shares issued in connection with the exercise of put options granted to the shareholders in connection with our acquisition of the Advanced Telecommunications, Inc. in a prior private transaction directly negotiated by the shareholders in connection with the sale of their interests to us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.
9.	Represents shares issued in connection with the settlement of certain litigation with Michael Erickson pertaining to Mr. Erickson's employment with us.
10.	Represents shares issued in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transactions were exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
11.	Represents shares issued in lieu of cash compensation. The certificates representing the shares were legended to indicate that they were restricted.
12.	Represents shares issued in connection with the settlement of certain litigation between us and the shareholders of South Seas Data, Inc. pertaining to our termination of an agreement and plan of merger with South Seas, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. Shares issued include price protection shares. The transaction document included an acknowledgement that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
13.	Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Marlin pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
14.	Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Barker pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
15.	Represents shares issued in connection with services provided by Mr. Hayden for assisting us obtain investment banking services, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
16.	Represents shares issued in connection with the settlement of a dispute between Mr. Lines and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
17.	Represents shares issued in connection with investment banking services provided in connection with the restructure of our credit facility with IBM Credit Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Albert G. Lowenthal, Chairman, has sole voting and dispositive power with respect to the shares held by Fahnestock & Co. Inc.
18.	Represents shares issued for amounts owed to Avnet, Inc. for purchases of computer equipment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the shares were acquired for investment and not for resale, and that the shares purchaser must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Nasim Kahn, an officer of Avnet, Inc., has sole voting and dispositive power with respect to the shares held by Avnet, Inc.
19.	Represents shares issued in connection with the settlement of certain litigation between us and the plaintiffs, Sophia Luna, William Bumby and Kerry Dennis, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
20.	Represents shares issued in lieu of cash payments for directors fees for the second, third and fourth quarters of 2001. The certificates representing the shares were legended to indicate that they were restricted.
21.	Represents shares issued as partial compensation for Mr. McCarthy's minority interest in Atlantic Systems, Inc. which we acquired immediately prior to, and in connection with, selling 100% of the stock of Atlantic Systems, Inc.
22.	Represents shares issued to Pinacor, Inc. in connection with and in settlement of amounts owing to Pinacor for purchases of equipment and related fees, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgement that the sale was not registered, that the shares were acquired for investment and not for resale, and that shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Raymond Stork, an officer of Pinacor, Inc., has sole voting and dispositive power with respect to the shares held by Pinacor, Inc.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is subject to The General and Business Corporation Law of Missouri and to provisions contained in our Articles of Incorporation and Bylaws, copies of which are exhibits to our Registration Statement on Form S-1 of which this prospectus is a part and which are incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

Authorized Capital

     Our authorized capital stock consists of 345,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $10.00 par value. Holders of our common stock have no preemptive or other subscription rights.

Common Stock

     As of February 1, 2002, there were 258,301,270 shares of our common stock outstanding and approximately 2,002 holders of record of our common stock.

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Holders of our common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of our common stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock.

     The transfer agent and registrar for the common stock is The Registrar and Transfer Co.

Preferred Stock

     Series C Convertible Preferred Stock.

     As of February 1, 2002, there were no shares of Series C preferred stock outstanding. The initial purchase price of the 26,000 shares of Series C preferred stock originally issued and the related warrants was an aggregate of $20 million. All of the shares of Series C preferred stock originally issued have been converted into shares of our common stock. We may be required to issue up to an additional 26,000 shares of Series C preferred stock for an aggregate purchase price of $20 million at any time until February 24, 2002 when the option expires. The detailed terms of the Series C preferred stock are set forth in the certificate of designation relating to the Series C preferred stock, which is an exhibit to the registration statement of which this prospectus is a part.

     Conversion; Conversion Rates. The Series C preferred stock is convertible into shares of our common stock at a price per share of our common stock (which we refer to as the "conversion price") of $5.672 in stated value per share. The holders also have the option to use an "alternative conversion price," which is the average closing price for the 10 trading days preceding the date of the notice of conversion, multiplied by 10%.

     Adjustment of the Conversion Price. The conversion price and the alternative conversion price are each subject to adjustment based on any of the following events:

  a stock dividend or distribution, stock split, reorganization, recapitalization, consideration, merger or sale or stock option issuance;
  the issuance of any security convertible into shares of our common stock which are based on a formula that differs from the formula described above, in which case the holders may elect to substitute such new formula for the current formula for calculating the number of shares into which the Series C preferred stock is convertible; or
  the issuance of shares of common stock, or options or other rights to acquire common stock, at a price lower than the "Base Price," which we define below, at which time the conversion price is reduced to a price determined by multiplying the conversion price by the quotient of:

--	the sum of

•	the number of shares of common stock outstanding immediately prior to such sale, and
•	the number of shares of common stock which the aggregate consideration received by us would purchase at the Base Price; and

--	the number of shares of common stock outstanding immediately after such sale.

The "Base Price" means either (a) the conversion price of the Series C preferred stock or (b) the market price of our common stock at the time.

     In addition, the conversion price is subject to further adjustment after the triggering events described below under "-Redemption."

     Effect of Decline in Market Price of Our Common Stock. The holders of the Series C preferred stock have the option to convert the shares of the preferred stock to common stock at an alternative conversion rate starting at 140% and declining to 110% of the average closing price for the 10 trading days preceding the date of the notice of conversion. In addition, if a "triggering event" described in the certificate of designation governing the Series C preferred stock occurs, the holders would be entitled to convert the stated value of the Series C preferred stock at a price per share of common stock equal to 50% of the lowest closing price during the occurrence of such triggering event.

     Accretion. We will be required to accrete the discount on the Series C preferred stock through equity. The value assigned to the warrants will increase the discount on the Series C preferred stock.

     Dividends. The holders of the Series C preferred stock are entitled to receive annual dividends of 4% of the stated value, or 5.2% of the purchase price, payable quarterly in arrears in either cash or additional shares of Series C preferred stock.

     Redemption. If any of the triggering events described below occurs with respect to the Series C preferred stock, the holders may require us to redeem the Series C preferred stock at a price per share equal to 130% of the stated value, plus accrued and unpaid dividends, as long as such redemption is not prohibited under our credit agreement. In addition:

  the holders of the Series C preferred stock may require us to delist our common stock from the Nasdaq National Market;
  we must pay to each holder of Series C preferred stock an amount in cash per share equal to 2% of the liquidation value of the Series C preferred stock, such payments not to exceed $6 million in the aggregate; and
  during the occurrence of a triggering event, the conversion price per share of the Series C preferred stock would be reduced to 50% of the lowest closing price of our common stock during such period.

     The triggering events include:

  failure to have the registration statement relating to the common stock issuable on the conversion of the Series C preferred stock declared effective on or prior to 180 days after issuance of the Series C preferred stock or the suspension of the effectiveness of such registration statement;
  notice of suspension in trading for a period of 5 consecutive trading days or 30 trading days in a 365 day period;
  delisting for a period of 10 consecutive trading days or 30 trading days in a 365 day period;
  defaults in payment of or acceleration of our payment obligations under our credit agreement;
  failure to deliver shares of common stock within five days after conversion notice; or
  failure to make payment upon another triggering event.

     Significant Transactions. If we enter into any transaction involving a consolidation or merger, the sale of all or substantially all of our assets or a purchase of more than 50% of our outstanding common stock, or if we are subject to any change in control, each holder has the right to convert the Series C preferred stock into shares of common stock at the lesser of the conversion price or the alternative conversion price described above, provided that:

  if we are unable to deliver the shares of common stock upon such conversion, we must
--	deliver as many shares as possible, and
--	mandatorily redeem the remainder in cash at a price per share equal to the product of (i) the aggregate number of shares of common stock into which each share of Series C preferred stock should be converted and (ii) the closing price of the common stock on the date of delivery of the conversion notice.

     In addition, if we are party to any consolidation, merger or other business combination, we may require that all of the Series C preferred stock be redeemed at a price per share equal to 130% of the stated value, plus all accrued but unpaid dividends.

     Other Preferred Stock

     Additional series of preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as it may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

Options and Warrants

     As of February 1, 2002, there were:

  3,561,414 issued and outstanding warrants to purchase shares of our common stock at a weighted average exercise price of $1.85 per share;
  warrants issued in connection with the sale of Series C preferred stock to purchase up to 800,000 shares of our common stock at $4.73 per share over the next five years, subject to adjustment; and
  options held by our employees and others to purchase 27,496,525 shares of our common stock at a weighted average exercise price of $0.89 per share.

     All of the warrants are currently exercisable. Of the outstanding options, 22,538,908 options are now exercisable at a weighted average exercise price of $0.93 per share, and the rest become exercisable at various times over the next three years.

     The exercise price of the warrants issued in connection with the Series C preferred stock is $4.73 per share, subject to adjustment upon:

  the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants;
  the declaration or payment of a dividend or other distribution on our common stock;
  issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.

     The exercise price may be paid in cash, in shares of common stock or by surrendering other warrants.

Indemnification

     Our bylaws require us to indemnify each of our directors and officers to the fullest extent permitted by law. An amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

     Our common stock is included in the Nasdaq National Market under the symbol "ADSX." The following table shows, for the periods indicated, the high and low sale prices per share of the common stock based on published financial sources.

	High	Low
1999
First Quarter Second Quarter Third Quarter Fourth Quarter	$ 4.19 3.50 3.38 16.00	$2.00 2.00 1.69 1.63
2000
First Quarter Second Quarter Third Quarter Fourth Quarter	$ 18.00 10.25 5.22 4.31	$ 6.50 2.97 2.59 0.50
2001
First Quarter Second Quarter Third Quarter Fourth Quarter	$2.97 1.75 0.48 0.67	$0.75 0.39 0.11 0.18
2002
First Quarter (through February 7, 2002)	$0.50	$0.28

Dividends

     We have never paid cash dividends on our common stock. The decision whether to apply legally available funds to the payment of dividends on our common stock will be made by our board of directors from time to time in the exercise of its business judgment. Our existing credit agreement with IBM Credit Corporation provides that we may not declare or pay any dividend, other than dividends payable solely in our common stock, on any shares of any class of our capital stock or any warrants, options or rights to purchase any such capital stock, or make any other distribution in respect of such stock or other securities, whether in cash, property or other obligations of us. In addition, the certificate of designation relating to our Series C convertible preferred stock prohibits payment of dividends on our common stock without the consent of the holders of a majority of the outstanding shares of preferred stock.

PLAN OF DISTRIBUTION

     After the issuance of shares of our common stock, the selling shareholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through the settlement of short sales or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of the shares of our common stock for whom they may act as agent or to whom they may sell as principals, or both. The selling shareholders may also pledge certain of the shares of our common stock from time to time, and this prospectus also relates to any sale of shares of our common stock that might take place following any foreclosure of such a pledge. The selling shareholders also may transfer the shares of common stock in other circumstances in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of the shares of our common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

     We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling shareholders.

     At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the common stock.

EXPERTS

     The consolidated financial statements of Applied Digital Solutions, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Pacific Decision Sciences Corporation and Subsidiaries as of and for the year ended June 30, 2000 included in this prospectus and in the registration statement of which this prospectus is a part, have been so included in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Destron Fearing Corporation as of and for the year years ended September 30, 1999 and 1998 included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Computer Equity Corporation and Subsidiaries as of February 28, 1999 and February 29, 2000 and for the two years then ended included in this prospectus and in the registration statement of which this prospectus is a part, have been so included in reliance on the report of Grant Thornton LLP, independent accountants, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We have filed a registration statement on Form S-1, of which this prospectus is a part, with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Commission's public reference room is available by calling the Commission at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the Commission. The Commission also makes our filings available to the public on its Internet site (http:\\www.sec.gov). Quotations relating to our common stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the Commission referred to above.

     We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

Report of Independent Accountants

To the Board of Directors and
     Shareholders of Applied Digital Solutions, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of preferred stock, common stock and other stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Applied Digital Solutions, Inc. and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from continuing operations and discontinued operations and is in violation of certain covenants and payment obligations of its amended debt agreement which could result in the lenders declaration that amounts due are immediately payable. Additionally, the Company expects to continue to generate an operating loss in fiscal 2001. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
March 19, 2001,
     except as to Notes 2 and 13
     which are as of November 14, 2001

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
	December 31,
			Pro Forma (unaudited)
	2000	1999	2000
Current Assets			(Note 28)
Cash and cash equivalents	$ 8,039	2,181	8,341
Due from buyer of divested subsidiary	--	31,302	--
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $1,681 in 2000 and $1,047 in 1999)	43,890	18,789	43,890
Inventories	12,311	7,751	12,311
Notes receivable	5,711	2,984	5,711
Other current assets	16,041	3,713	16,041
Total Current Assets	85,992	66,720	86,294
Net Assets Of Discontinued Operations	8,076	75,284	8,076
Property And Equipment, net	21,368	6,649	31,054
Notes Receivable	12,898	3,298	12,898
Goodwill, net	166,024	24,285	166,024
Other Assets	25,093	10,369	33,102
	$ 319,451	$ 186,605	$ 337,448
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$ 657	$ 22,139	$ 657
Current maturities of long-term debt	69,801	7,516	69,801
Accounts payable	16,945	6,707	16,945
Accrued expenses	16,361	5,010	16,361
Due to sellers of acquired subsidiary	9,465	15,000	9,465
Earnout and put accruals	18,245	2,745	--
Total Current Liabilities	131,474	59,117	113,229
Long-Term Debt And Notes Payable	3,916	33,260	3,916
Total Liabilities	135,390	92,377	117,145
Commitments And Contingencies (See Notes 2, 3, 17, and 21)
Minority Interest	4,879	1,292	4,879
Redeemable Preferred Stock - Series C	13,440	--	9,344
Redeemable Preferred Stock Options - Series C	5,180	--	5,180
Preferred Stock, Common Stock and Other Stockholders' Equity
Preferred shares: Authorized 5,000 shares in 2000 and 1999 of $10 par value; special voting, no shares issued or outstanding in 2000 and 1 share issued and outstanding in 1999, Class B voting, no shares issued or outstanding in 2000 and 1 share issued and outstanding in 1999	--	--	--
Common shares: Authorized 245,000 shares in 2000 and 80,000 shares in 1999 of $.001 par value; 103,063 shares issued and 101,847 shares outstanding in 2000 and 51,116 shares issued and 48,260 shares outstanding in 1999 and 143,719 shares issued and 138,188 shares outstanding in Pro Forma 2000	103	51	144
Additional paid-in capital	266,573	87,470	311,824
(Accumulated deficit) retained earnings	(99,478)	12,664	(100,832)
Common stock warrants	1,406	--	1,406
Treasury stock (carried at cost, 1,216 shares in 2000, 2,856 shares in 1999, 5,531 shares in Pro Forma 2000)	(2,803)	(7,313)	(6,403)
Accumulated other comprehensive (loss) income	(729)	64	(729)
Notes received from shares issued	(4,510)	--	(4,510)
Total Preferred Stock, Common Stock, and Other Stockholders' Equity	160,562	92,936	200,900
	$ 319,451	$ 186,605	$ 337,448

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	For The Years Ended December 31,
	2000	1999	1998
Product revenue	$ 110,617	$ 82,743	$ 66,462
Service revenue	24,149	46,321	7,881
Total revenue	134,766	129,064	74,343
Costs of goods and services sold	82,475	74,299	39,856
Gross profit	52,291	54,765	34,487
Selling, general and administrative expense	(61,996)	(58,960)	(32,120)
Research and development expense	(2,504)	--	--
Depreciation and amortization	(11,073)	(6,560)	(2,913)
Restructuring and unusual costs	(6,383)	(2,550)	--
Gain on sale of subsidiaries	486	20,075	733
Interest income	1,095	422	291
Interest expense	(5,901)	(3,478)	(1,070)
(Loss) income from continuing operations before (benefit) provision for income taxes and minority interest	(33,985)	3,714	(592)
(Benefit) provision for income taxes	(5,040)	1,180	670
(Loss) income from continuing operations before minority interest	(28,945)	2,534	(1,262)
Minority interest	229	(46)	120
(Loss) income from continuing operations	(29,174)	2,580	(1,382)
(Loss) income from discontinued operations, net of income taxes (benefit) of $(13,614) in 2000, $1,980 in 1999, and $1,918 in 1998	(75,702)	3,012	6,072
Loss on disposal of discontinued operations, consisting of $8,573 for operating losses during the phase-out period, net of tax benefit of $1,307	(7,266)	--	--
(Loss) income before extraordinary loss	(112,142)	5,592	4,690
Extraordinary loss (net of taxes of $89)	--	160	--
Net (loss) income	(112,142)	5,432	4,690
Preferred stock dividends	191	--	44
Accretion of beneficial conversion feature of redeemable preferred stock - series C	3,857
Net (loss) income available to common shareholders	$ (116,190)	$ 5,432	$ 4,646
Earnings per common share - basic
(Loss) income from continuing operations	$ (.52)	$ .06	$ (.05)
(Loss) income from discontinued operations	(1.30)	.06	.19
Extraordinary loss	--	--	--
Net (loss) income per common share - basic	$ (1.82)	$ .12	$ .14
Earnings per share - diluted
(Loss) income from continuing operations	$ (.52)	$ .05	$ (.05)
(Loss) income from discontinued operations	(1.30)	.06	.17
Extraordinary loss	--	--	--
Net (loss) income per common share - diluted	$ (1.82)	$ .11	$ .12
Weighted average number of common shares outstanding - basic	63,825	46,814	32,318
Weighted average number of common shares outstanding - diluted	63,825	50,086	34,800

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY Page 1 Of 2 For The Years Ended December 31, 2000, 1999 And 1998 (In thousands)
	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Common Stock Warrants	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Notes Received For Shares Issued	Total Stockholders' Equity
	Number	Amount	Number	Amount
Balance - December 31, 1997	—	$—	20,672	$ 21	$ 33,680	$ 2,586	$—	$—	$ (2)	$—	$ 36,285
Net Income	—	—	—	—	—	4,690	—	—	—	—	4,690
Comprehensive income - foreign currency translation	—	—	—	—	—	—	—	—	114	—	114
Total comprehensive income	—	—	—	—	—	4,690	—	—	114	—	4,804
Issuance of common shares	—	—	50	—	100	—	—	—	—	—	100
Issuance of common shares for acquisitions	—	—	12,511	12	18,770	—	—	—	—	—	18,782
Issuance of preferred shares	—	—	—	—	6,020	—	—	—	—	—	6,020
Conversion of preferred shares to common shares	—	—	1,600	2	(2)	—	—	—	—	—	—
Warrants redeemed for common shares	—	—	850	1	1,949	—	—	—	—	—	1,950
Preferred dividends paid	—	—	—	—	—	(44)	—	—	—	—	(44)
Common shares repurchased	—	—	—	—	—	—	—	(337)	—	—	(337)
Balance - December 31, 1998	—	—	35,683	36	60,517	7,232	—	(337)	112	—	67,560
Net Income	—	—	—	—	—	5,432	—	—	—	—	5,432
Comprehensive income Foreign currency translation	—	—	—	—	—	—	—	—	(36)	—	(36)
Unrealized gain on securities	—	—	—	—	—	—	—	—	(12)	—	(12)
Total comprehensive income	—	—	—	—	—	5,432	—	—	(48)	—	5,384
Issuance of common shares	—	—	2,808	3	3,683	—	—	—	—	—	3,686
Issuance of common shares for acquisitions	—	—	11,701	11	19,016	—	—	—	—	—	19,027
Warrants redeemed for common shares	—	—	924	1	2,429	—	—	—	—	—	2,430
Tax effect of exercise of non-qualified stock options	—	—	—	—	1,825	—	—	—	—	—	1,825
Common shares repurchased	—	—	—	—	—	—	—	(6,976)	—	—	(6,976)
Balance - December 31, 1999 (Carried Forward)	—	—	51,116	51	87,470	12,664	—	(7,313)	64	—	92,936

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY Page 2 Of 2 For The Years Ended December 31, 2000, 1999 And 1998 (In thousands)
	Preferred Stock		Common Stock			Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Common Stock Warrants	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Notes Received For Shares Issued	Total Stockholders' Equity
	Number	Amount	Number		Amount
Balance - December 31, 1999 (Brought Forward)	—	$—	51,116		$ 51	$ 87,470	$ 12,664	$—	$(7,313)		$ 64	$—	$ 92,936
Net Loss	—	—	—		—	—	(112,142)	—	—		—	—	(112,142)
Comprehensive loss - Foreign currency translation	—	—	—		—	—	—	—	—		(793)	—	(793)
Total comprehensive loss	—	—	—		—	—	(112,142)	—	—		(793)	—	(112,935)
Issuance of warrants attached to redeemable preferred shares	—	—	—		—	—	—	627	—		—	—	627
Accretion of beneficial conversion of redeemable preferred shares feature	—	—	—		—	(3,857)	—	—	—		—	—	(3,857)
Dividends accrued on redeemable preferred stock	—	—	—		—	(191)	—	—	—		—	—	(191)
Beneficial conversion feature of redeemable preferred stock	—	—	—		—	3,857	—	—	—		—	—	3,857
Issuance of common shares	—	—	1,862	(1)	2	4,838	—	—	—		—	—	4,840
Issuance of common shares for investment	—	—	3,123		3	7,997						—	8,000
Issuance of common shares for acquisitions	—	—	46,226		46	160,273	—	—	—		—	—	160,319
Issuance of common stock warrants for acquisition	—	—	—		—	—	—	1,656	—		—	—	1,656
Warrants redeemed for common shares	—	—	736		1	2,118	—	(877)	—		—	—	1,242
Notes receivable for shares issued	—	—	—		—	—	—	—	4,510	(2)	—	(4,510)	—
Tax effect of exercise of non-qualified stock options	—	—	—		—	4,068	—	—	—		—	—	4,068
Balance - December 31, 2000	—	$—	103,063		$ 103	$ 266,573	$ (99,478)	$ 1,406	$ (2,803)		$ (729)	$ (4,510)	$ 160,562

(1)    Includes 208 shares exercised under the employee stock purchase plan and 37 shares issued for services.

(2)    Includes 1,640 shares for options exercised.

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For The Years Ended December 31,
	2000	1999	1998
Cash Flows From Operating Activities
Net (loss) income	$ (112,142)	$ 5,432	$ 4,690
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss (income) from discontinued operations	82,968	(3,012)	(6,072)
Depreciation and amortization	11,073	6,560	2,913
Deferred income taxes	(16,639)	(1,618)	372
Minority interest	229	(46)	120
Gain on sale os subsidiary	(486)	(20,075)	(733)
(Gain) loss on sale of assets	(466)	160	(48)
Reserve on investments	—	1,000	—
Non-cash portion of restructuring cost	6,383	1,522	—
Net change in operating assets and liabilities	(5,577)	(3,046)	(5,180)
Net cash (used in) provided by discontinued operations	(8,761)	(1,256)	1,327
Net Cash Used In Operating Activities	(43,418)	(14,379)	(2,611)
Cash Flows From Investing Activities
(Increase) decrease in notes receivable	31,457	(685)	(1,202)
Proceeds from sale of assets	939	592	429
Proceeds from sale of subsidiaries	2,821	—	—
Payments for property and equipment	(8,391)	(3,776)	(1,008)
Payment for asset and business acquisition (net of cash balances acquired)	(9,141)	(16,917)	(1,483)
Increase in other assets	(963)	(2,362)	(3,676)
Net cash provided by (used in) discontinued operations	1,708	(4,447)	(820)
Net Cash Provided By (Used In) Investing Activities	18,430	(27,595)	(7,760)
Cash Flows From Financing Activities
Net amounts borrowed (paid) on notes payable	2,234	(3,332)	16,346
Proceeds on long-term debt	15,971	51,143	—
Payments for long-term debt	(11,553)	(9,536)	(2,459)
Other financing costs	(835)	(2,863)	—
Issuance of common shares	5,957	5,237	1,354
Issuance of preferred shares, related options and warrants	19,056	—	—
Repurchase of common stock	—	—	(337)
Redemption of preferred shares	—	—	(900)
Preferred stock dividends paid	—	—	(44)
Net cash provided by (used in) discontinued operations	16	1,570	(7,610)
Net Cash Provided By Financing Activities	30,846	42,219	6,350
Net Increase (Decrease) In Cash	5,858	245	(4,021)
Cash And Cash Equivalents - Beginning Of Year	2,181	1,936	5,957
Cash And Cash Equivalents - End Of Year	$ 8,039	$ 2,181	$ 1,936
Supplemental Disclosure Of Cash Flow Information
Income taxes paid	$ 660	$ 226	$ 1,862
Interest Paid	5,722	3,177	1,021

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

1.      Organization And Summary Of Significant Accounting Policies

Organization

Applied Digital Solutions, Inc. and subsidiaries (the Company) is an information management technology company. The Company delivers Intelligent Integrated Information solutions through its “I3 Services Platform.” Solutions are delivered through three core business units, Applications, Services and Advanced Wireless. The I3 Services Platform is the next generation of CTIITM, or computer, telephony and Internet integration. The I3 Services Platform provides value by enabling our clients to collect, organize, analyze, warehouse and disseminate information.

In March 2001, the Company’s board of directors approved the sale of the Company’s IntelleSale business segment and all of the Company’s other non-core businesses. Results of operations, financial condition and cash flows now reflect these operations as “Discontinued Operations” and prior periods have been restated. See Note 6.

The Company is currently organized into three segments as follows:

Applications - provides proprietary software applications for large retail application environments, including point of sale, data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. We equip our customers with the necessary tools and support services to enable them to make a successful transition to implementing e-business practices, Call Center Solutions, Enterprise Resource Planning (ERP) and Customer Relationship Management (CRM) solutions, website design, and application and internet access services to customers of our other divisions. We are also involved in the design, manufacture and support of satellite communication technology including satellite modems, data broadcast receivers and wireless global positioning systems for commercial and military applications.

Services is comprised of two business units:

Telephony - implements telecommunications and Computer Telephony Integration (CTI) solutions for e-business. We integrate a wide range of voice and data solutions from communications systems to voice over Internet Protocol and Virtual Private Networking (VPN). We provide complete design, project management, cable/fiber infrastructure, installation and on-going support for the customers we support.

Networks - is a professional services organization dedicated to delivering quality e-business services and support to our client partners, providing e-business infrastructure design and deployment, personal and mid-range computer solutions and network infrastructure for the development of local and wide area networks as well as site analysis, configuration proposals, training and customer support services.

Advanced Wireless - is engaged in the business of developing and bringing to market technology used to locate, monitor and identify animals, people and objects. The Company’s advanced wireless business, Digital Angel Corporation, has three segments: the existing Animal Tracking Business, the newly developed Digital Angel technology and the Digital Angel Delivery System.

Principles of Consolidation

The consolidated financial statements include the accounts of Applied Digital Solutions, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

As further discussed in Note 3, the Company acquired businesses during 2000 and 1999 all of which have been accounted for under the purchase method of accounting.

Use of Estimates

The preparation of the financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Reclassifications Certain items in the consolidated financial statements have been reclassified for comparative purposes.

Foreign Currencies

The Company’s foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive (loss) income in the statement of preferred stock, common stock and other stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred. These amounts are not material to the financial statements.

Cash And Cash Equivalents The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Unbilled Receivables

Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts billable pursuant to contract provisions in connection with system installation projects and software licensing. Unbilled receivables included in accounts receivable was $0.4 million in 2000 and $0.5 million in 1999.

Inventories

Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

Property And Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

Goodwill And Other Intangible Assets

In conjunction with the Company’s review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. The impact in 2000 of this change was an increase in amortization of $3.5 million, and a decrease in earnings per share of $.05. Goodwill and other intangible assets are stated on the cost basis and are amortized, principally on a straight-line basis, over the estimated future periods to be benefitted (ranging from 5 to 10 years). The Company reviews goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. Included in factors to be considered are significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements’ strategy for the business unit, or other factors arising in the quarterly period. The Company annually performs undiscounted cash flows analyses by business unit to determine if an impairment exists. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization is used as the measure of cash flow. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on discounted cash flows. The discount rate utilized by the Company would be the rate of return expected from the market or the rate of return for a similar investment with similar risks.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Proprietary Software In Development

In accordance with Statement of Financial Accounting Standards (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years.

Advertising Costs

The Company generally expenses production costs of print advertisements the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.4 million in 2000, $0.2 million in 1999 and $0.2 million in 1998.

Revenue Recognition

For programming, consulting and software licensing services and construction contracts, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company’s policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. The Company’s accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers’ contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Company does not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. The Company has no obligation for warranties on new hardware sales, because the warranty is provided by the manufacturer. The Company does not offer a warranty policy for services to customers.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Software Revenue Recognition

For those arrangements where the Company’s contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues allocated to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element’s fair value without regard to the discount. The Company’s contracts do not include unspecified upgrades and enhancements. For those arrangements where the Company’s contract to deliver software requires significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts are essential to the functionality of other elements in the contract and are not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure.

Cost Of Goods And Services Sold

Rules 5.03 - 2.1 and 2 of Regulation S-X require the Company disclose costs of both product and service revenue. The Company is unable to comply with these rules at this time. The Company is in the process of implementing an enterprise based financial reporting system and will report product and service costs in its March 31, 2001 consolidated financial statements.

Income Taxes

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. The Company and its 80% or more owned U.S. subsidiaries file a consolidated federal income tax return.

Earnings Per Common Share And Common Share Equivalent

Income available to common stockholders has been adjusted to reflect preferred stock dividends and the accretion to the redemption value and beneficial conversion charge associated with the redeemable preferred stock - series C for the purpose of calculating earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants, conversion of preferred stock outstanding and contingently issuable shares.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Comprehensive Income

The Company’s comprehensive income consists of foreign currency translation adjustments and unrealized gains on securities, and is reported in the consolidated statements of preferred stock, common stock and other stockholders’ equity.

Impact Of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement is effective for fiscal years commencing after June 15, 2000. In June 2000, the FASB issued FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FAS statement 133, which addresses implementation issues experienced by those companies that adopted FAS 133 early. The Company adopted these statements as of January 1, 2001 and, because of the Company’s minimal use of derivative instruments, the Company does not believe that the adoption of these statements will have any effect on its results of operations, cash flows and financial condition.

In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. This Staff Accounting Bulletin summarizes certain of the staff’s views on applying Generally Accepted Accounting Principles to revenue recognition in financial statements. On June 26, 2000, the SEC staff issued SAB No. 101B, which delayed the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company adopted this statement in the fourth quarter 2000 and such adoption did not have a material impact on the Company’s results of operations, cash flows and financial condition.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

2.       Debt Covenant Compliance And Liquidity

The Company generated a significant loss from operations in 2000. As a result, the Company was not in compliance with certain financial covenants of its loan agreement as of December 31, 2000. The Company’s Term and Revolving Credit Agreement (Debt Agreement) with IBM Credit was amended and restated on October 17, 2000 and further amended on March 30, 2001. As of the date of the March 30, 2001 amendment, the Company was in compliance with the revised covenants.

The Company’s Debt Agreement contains certain quarterly financial covenants, which become more restrictive during 2001. The Company anticipated that they would continue to comply in 2001 with the quarterly financial covenants in the Debt Agreement. Management’s business plans for the Company anticipated significant year to year increases in revenues due to increased volumes, improved working capital management, reduced capital spending, successful implementation of on-going cost savings initiatives, improved operating efficiencies, and the disposition of non-core businesses.

The Company was not in compliance with its minimum EBITDA and collateral shortfall covenants at June 30, 2001. Effective July 1, 2001, the Company and IBM Credit amended the IBM Agreement extending until October 1, 2001 the payment due on July 1, 2001, which the Company was unable to make.

As of September 30, 2001, the Company had negative Tangible Net Worth of $(59.1) million or $24.1 million less than the requirement, actual EBITDA was $(101.9) million, or $108.9 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.49 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and the Company had a collateral shortfall of $33.1 million, or $24.5 million more than the allowable shortfall of $8.6 million. In addition, the Company failed to make interest and principal payments due to IBM Credit under the credit agreement, including the principal payment originally due on July 1, 2001. As of November 14, 2001, the Company has not received waivers concerning its defaults. The Tangible Net Worth and Minimum EBITDA covenants are based on cumulative financial results and additional interest and principal payments will continue to become due under the credit agreement. As a result, if the Company is not successful in amending the IBM Agreement, it may not be able to maintain compliance with certain covenants and payment obligations in the future. The Company is currently seeking to restructure its credit agreement with IBM Credit. The IBM Agreement matures on May 25, 2002 and, accordingly, it is classified in the Company’s financial statements as short-term debt (see footnotes 6 and 13).

The Company believes that it will be successful in its efforts to restructure the IBM Agreement. There can be no assurance, however, that the Company’s ongoing discussions with IBM Credit concerning the restructuring of the credit arrangements will be successful. The Company’s failure to make certain interest and principal payments and non-compliance with certain covenants constitutes separate events of default under the IBM Agreement, and IBM Credit is entitled to accelerate the maturity of all amounts owed them. The Company does not currently have available funds to repay the amounts owed to IBM Credit if the maturity of the obligation is accelerated. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional funding sources, there would be substantial doubt the Company would be able to continue its operations in the normal course of business.

In addition to the Company’s plan to restructure the IBM Agreement, the Company is seeking an alternative structure of its operations to enhance shareholder value through anticipated synergies. On November 1, 2001, the Company announced the merger of its wholly-owned subsidiary, Digital Angel Corporation, with Medical Advisory Systems, Inc. (MAS), (AMEX:DOC). Under the terms of the agreement, Digital Angel Corporation will become a wholly-owned subsidiary of MAS, and the Company will own approximately 82% or the stock of MAS. Presently, the Company owns 16.6% of MAS. Options and warrants to purchase stock in Digital Angel Corporation will be converted into rights to purchase MAS stock. Subsequent to the merger, MAS will be renamed Digital Angel Corporation and will immediately file for a Nasdaq listing, subject to meeting the listing requirements at the time. This agreement is subject to the approval of IBM Credit and the shareholders of MAS and to other closing conditions. The company is currently working with its investment banker and IBM Credit to create a mechanism to distribute direct shares of Digital Angel Corporation to its shareholders post merger.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

3.       Acquisitions And Dispositions

The following represents acquisitions which occurred in 2000 and 1999:

	Date Of Acquisition	Percent Acquired	Acquisition Price	Cash Consideration	Value of Shares, Warrants & Options Issued Or Issuable	Common/ Preferred Shares Issued	Goodwill Acquired	Business Description
2000 Acquisitions Independent Business Consultants	04/01/00	100%	$ 5,547	$ 747	$ 4,800	958	$ 5,109	Network integration company
P-Tech, Inc.	04/01/00	100%	4,830	80	4,750	1,404	4,643	Software development company
Timely Technology Corp.	04/01/00	100%	1,240	375	865	215	913	Software developer and application service provider
Computer Equity Corporation	06/01/00	100%	24,712	8,968	15,744	4,829	15,313	Communications integration company
WebNet Services, Inc.	07/01/00	100%	958	58	900	268	828	Network integrator and website developer
Destron Fearing Corporation	09/08/00	100%	84,646	120	83,270	20,821	74,818	Animal identification and microchip technology company
Pacific Decision Sciences Corporation	10/01/00	100%	28,139	120	28,019	8,569	25,220	Developer and implementer of customer relationship management software
SysComm International Corporation	12/01/00	55%	4,975	2,221	2,754	1,700	--	Network and systems integrator and reseller of computer hardware
Transatlantic Software Corporation	12/18/00	100%	8,561	266	8,295	4,937	6,624	Retail software developer
1999 Acquistions Port Consulting, Inc.	04/01/99	100%	$ 1,292	$ 671	$ 621	303	$ 800	Integrator of information technology application systems
Hornbuckle Engineering	04/01/99	100%	5,103	2,605	2,498	631	4,912	Integrated voice and data solutions provider
Lynch Marks & Associates, Inc.	04/01/99	100%	2,531	156	2,375	773	1,364	Network integration company
STR, Inc.	04/01/99	100%	6,823	73	6,750	1,332	7,507	Software solutions provider for retailers
Contour Telecom Management, Inc. (Divisted effective 12/31/99)	05/01/99	75%	5,627	5,627	--	--	4,752	Provider of outsourced telecommunications management services
Bostek, Inc. & affiliate	06/01/99	100%	27,466	27,466	--	--	24,876	Seller of computer systems and peripherals

In each of the above transactions, the value of the consideration paid by the Company was in accordance with the acquisition agreement. Based on the contractually agreed to amounts, the Company calculated the number of shares issued to the sellers as of the closing date. The price of the Company’s common stock used to determine the number of shares issued was either the closing price set on a fixed date or based on a formula as specified in the agreements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Earnout and put agreements

All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking, legal and accounting services, that were direct costs of acquiring these net assets. Goodwill resulting from these acquisitions is being amortized on a straight-line basis, over periods ranging from 5 to 10 years. Prior to 2000, the Company amortized goodwill over various lives not exceeding 20 years. In the fourth quarter of 2000, the Company lowered the estimated lives to 5 to 10 years, depending upon the entity. This change in estimate was necessitated by the significant business changes initiated in the fourth quarter of 2000. See Note 6. Certain acquisition agreements include additional consideration (generally payable in shares of the Company’s common stock) contingent on profits of the acquired business. Upon earning these additional shares, the value will be recorded as additional goodwill. The acquisitions above include contingent shares earned upon attainment of certain profits by subsidiaries through December 31, 2000. At December 31, 2000 and 1999, the Company accrued $18.2 million and $2.7 million in connection with earnouts and puts. Under these agreements, assuming all earnout profits are achieved, the Company is contingently liable for additional consideration of approximately $29.3 million in 2001, $18.7 million in 2002, and $2.0 million in 2004, of which $1.0 million would be payable in cash and $49.0 million would be payable in stock. See Note 26 for unaudited pro forma information for the above acquisitions that occurred in 2000 and 1999.

The Company has entered into put options with the selling shareholders of various companies in which the Company acquired less than a 100% interest. These options require the Company to purchase the remaining portion it does not own after periods ranging from four to five years from the dates of acquisition at amounts per share generally equal to 10% to 20% of the average annual earnings per share of the acquired company before income taxes for the two year period ending the effective date of the put multiplied by a multiple ranging from four to five. Based on the provisions of the put agreements, at December 31, 2000, the Company is contingently liable for additional consideration of $1.2 million payable in shares of the Company’s common stock over the next two years. The contingent amounts for put options have not been recorded as liabilities in the financial statements as it is uncertain whether the contingencies will be met.

There were 2.5 million and 9.4 million shares of common stock issued during 2000 and 1999, respectively, related to agreements with the former majority shareholders of the Company’s subsidiaries, primarily for earnouts and to purchase minority interests.

Major Acquisitions

On September 8, 2000, the Company completed the acquisition of Destron Fearing Corporation through a merger of its wholly-owned subsidiary, Digital Angel Corporation (formerly known as Digital Angel.net Inc.), into Destron Fearing Corporation. As a result of the merger, Destron Fearing is now a wholly-owned subsidiary of the Company and has been renamed “Digital Angel Corporation”

In connection with the merger, each outstanding share of Destron Fearing common stock was exchanged for 1.5 shares of the Company’s common stock, with fractional shares settled in cash. In addition, outstanding options and warrants to purchase shares of Destron Fearing common stock were converted into a right to purchase that number of shares of the Company’s common stock as the holders would have been entitled to receive had they participated in the merger. The Company issued 20.5 million shares of its common stock in exchange for all the outstanding stock of Destron Fearing and 0.3 million shares of its common stock as a transaction fee. The Company will issue up to 2.7 million shares of its common stock upon the exercise of the Destron Fearing options and warrants. The aggregate purchase price of approximately $84.6 million, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $74.8 million recorded as goodwill, which is being amortized over 10 years.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Effective June 1, 2000, the Company acquired all of the outstanding common stock of Computer Equity Corporation. The aggregate purchase price was approximately$24.7 million, $15.8 million of which was paid in shares of the Company’s common stock and $8.9 million of which was paid in cash in August, 2000. An additional $10.3 million is contingent upon achievement of certain earnings targets during the two years ended June 30, 2002. The total purchase price of Computer Equity Corporation, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $15.3 million recorded as goodwill, which is being amortized over 10 years.

Effective October 1, 2000, the Company acquired all of the outstanding common stock of Pacific Decision Sciences Corporation (PDSC). The aggregate purchase price was approximately $28.1 million, which was paid in shares of the Company’s common stock. In addition, for each of the twelve month periods ended September 30, 2001 and 2002, the former stockholders of PDSC will be entitled to receive earnout payments, payable in cash or in shares of the Company’s common stock, of $9.7 million plus 4.0 time EBITDA (as defined in the merger agreement) in excess of $3.7 million, subject to reduction by 4.0 times the shortfall from the projected EBITDA amount (as defined in the merger agreement). The total purchase price of PDSC, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $25.2 million recorded as goodwill, which is being amortized over 5 years.

Effective June 1, 1999, the Company acquired all of the outstanding common stock of Bostek, Inc. and affiliate (Bostek) in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $27.5 million, of which $10.2 million was paid in cash at closing, $5 million was paid in cash in January 2000, $1.8 million for the 1999 earnout was paid in cash in February 2000 and $.5 million of additional acquisition costs paid in 2000. The earnout accrual is included in other current liabilities at December 31, 1999. Upon a successful initial public offering of IntelleSale, $9.5 million was to be payable in stock of IntelleSale to the former owners of Bostek. In the event that the initial public offering did not occur, the $9.5 million was to be payable in cash. As the result of settling certain disputes between the Company and the former owners of Bostek, Inc., the parties agreed to eliminate the remaining $9.5 million payable if the Company registers approximately 3.0 million common shares by June 15, 2001. The former Bostek, Inc. owners have agreed to purchase these shares at the market price when the registration statement becomes effective. If the Company is successful in meeting this deadline, the extinguishment of the $9.5 million payable will be recorded as an extraordinary gain. The operating results of the Company include Bostek from its acquisition date. The total purchase price of Bostek, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $24.9 million recorded as goodwill which was originally being amortized over 20 years. See footnote 6 regarding discontinued operations, which includes the operations of IntelleSale and Bostek.

See footnote 26 for the pro forma effect of the acquisitions.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Dispositions

Effective October 31, 2000, the Company entered into a Stock Purchase Agreement for the sale of all outstanding shares of common stock of its wholly-owned subsidiary, STC Netcom, Inc. In consideration, the Company received $1.0 million in cash, and a note for $2.3 million. The total proceeds were $3.3 million, resulting in a pre-tax loss of $0.5 million. The operating results of STC Netcom, Inc. are included in the Company’s financial statements through the date of disposition.

Effective December 29, 2000 , the Company entered into an Agreement For Sale of Stock for the sale of all outstanding shares of common stock of its wholly-owned subsidiary, Port Parties, Ltd. In consideration, the Company received $0.4 million in cash, paid in January, 2001, and a note for $9.3 million. The total proceeds were $9.7 million, resulting in a pre-tax gain of $5.1 million, which is reflected in the results of discontinued operations. The operating results of Port Parties, Ltd. are included in the Company’s financial statements through the date of disposition.

Effective October 1, 1999, the Company entered into a Stock Purchase Agreement for the sale of all outstanding shares of common stock of four non-core subsidiaries. In consideration, the Company received a note for $2.5 million, and 2.8 million shares of the Company’s stock, recorded as treasury stock in the amount of $7 million. No gain or loss was recorded on this transaction, because the shareholders of the purchaser of the divested assets were deemed to be significant shareholders of the Company. The operating results of these companies are included in the Company’s financial statements through the date of disposition.

Effective December 30, 1999, the Company sold its approximately 4.9 million shares in TigerTel, Inc., its Torontobased telecommunication subsidiary. The total proceeds were $31.3 million in cash, resulting in a pre-tax gain of $20.1 million. Payment of the proceeds was received on January 10, 2000. The operating results of TigerTel are properly included in the Company’s financial statements through the date of disposition.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

4.       Restructuring And Unusual Charges

In the first quarter of 1999, a pre-tax charge of $2,550 was recorded to cover restructuring costs of $2,236 and unusual charges of $314.

Restructuring Charge

As part of the Company’s reorganization of its core business into five reportable business groups, the Company implemented a restructuring plan in 1999. The restructuring plan included the exiting of selected lines of business within the Company’s Services and Applications business groups, and the associated write-off of assets. The restructuring charge of $2,236 included asset impairments, primarily software and other intangible assets, of $1,522, lease terminations of $541, and employee separations of $173. The total charge reduced net income by $1,588.

The following table sets forth the rollforward of the liabilities for business restructuring from January 1, 1999 through December 31, 2000:

Type of Cost	Balance January 1, 1999	Additions	Deductions	Balance December 31, 1999	Deductions	Balance December 31,2000
Asset impairment Lease terminations Employee separations	$ -- -- --	$ 1,522 541 173	$ 1,522 342 123	$ -- 199 50	$ -- 199 50	$ -- $ -- $ --
Total	$ --	$ 2,236	$ 1,987	$ 249	$ 249	$ --

Unusual Items

During the fourth quarter of 2000, the Company reviewed its goodwill and certain other investments for impairment and concluded that certain assets were impaired. The amount of the impairment was based upon estimated realizable value of the assets. Accordingly, at December 31, 2000, the Company recorded a charge of $6,383 for permanent asset impairment as follows:

Investment in ATEC common stock Investment in Burling Instruments preferred stock Investment in Signal Processors, Ltd.	$ 3,565 2,000 818
$ 6,383

The Company acquired a 16% interest in ATEC as of October 27, 2000. The Company issued 2,077,150 shares of its stock in exchange for its investment in ATEC. As of October 27, 2000 the Company’s investment in ATEC was valued at $7.2 million. Due to a continued decline in the value of ATEC’s common stock from October 27, 2000 to December 31, 2000, the Company determined its investment in ATEC had experienced a decline in value that was other than temporary. As such, the Company reduced the value of its investment in ATEC by $3.6 million.

Included in discontinued operations is an IntelleSale pre-tax charge of $17.0 million recorded in the second quarter of 2000. Included in this charge was an inventory reserve of $8.5 million for products IntelleSale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with IntelleSale’s cancelled IPO and certain other intangible assets.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

During the first quarter of 1999, as part of the Company’s core business reorganization, the Company realigned certain operations within its Services division and has recognized impairment charges and other related costs of $314. The total charge reduced net income by $223.

5.        Extraordinary Loss

In connection with the early retirement of the Company’s line of credit with State Street Bank and Trust Company and its simultaneous refinancing with IBM Credit, deferred financing fees associated with the State Street Bank and Trust agreement were written off during the second quarter of 1999. The total amount of the write-off recorded as an extraordinary loss was $160, net of income taxes of $89.

6.        Discontinued Operations

On March 1, 2001, the Company’s board of directors approved a plan to offer for sale its IntelleSale business segment and several other non-core businesses. Accordingly, these operating results have been reclassified and reported as discontinued operations for all periods presented. The Company expects to dispose of these businesses within the next twelve months. Cash proceeds will be used to reduce outstanding debt.

The following discloses the results of the discontinued operations for the years ended December 31, 2000, 1999 and 1998:

	Years Ended December 31,
	2000	1999	1998
Product revenue	$ 137,901	$ 201,588	$ 125,363
Service revenue	6,826	6,089	7,375
Total revenue	144,727	207,677	132,738
Cost of goods and services sold	143,139	167,491	103,037
Gross profit	1,588	40,186	29,701
Selling, general and administrative expenses	40,697	31,456	19,365
Gain on sale of subsidiaries	(4,617)	--	--
Depreciation and amortization	4,217	3,127	1,588
Interest, net	187	170	454
Impairment of assets	50,219	--	--
(Benefit) provision for income taxes	(13,614)	1,980	1,918
Minority interest	201	441	304
(Loss) income from discontinued operations	$ (75,702)	$ 3,012	$ 6,072

The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of these businesses that the Company believes will be assumed by a purchaser when the business is sold.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Provision for operating losses and carrying costs during the phase-out period include operating and other disposal costs to be incurred in selling the businesses. Carrying costs include the cancellation of facility leases and employment contract buyouts. The Company does not anticipate a further loss on sale. Expenses of sales of the businesses and anticipated operating losses represent the Company’s best estimate of these items. Actual losses could differ from those estimates and will be reflected as adjustments in future financial statements. At December 31, 2000, the estimated amounts were as follows:

Operating losses	$ 1,619
Carrying costs	6,954
Less: Benefit for income taxes	(1,307)
$ 7,266

Assets and liabilities of discontinued operations are as follows at December 31, 2000 and 1999:

	2000	1999
Current Assets
Cash and cash equivalents	$ --	$ 2,957
Accounts receivable and unbilled receivables	10,290	33,381
Inventories	17,950	32,697
Notes receivable	--	757
Prepaid expenses and other current assets	336	2,288
Total Current Assets	28,576	72,080
Property and equipment, net	6,536	7,237
Notes receivable	--	80
Goodwill	--	37,715
Other assets	1,212	543
	$ 36,324	$ 117,655
Current Liabilities
Notes payable	$ 4	$ 3,072
Current maturities of long-term debt	4,106	522
Accounts payable	10,691	22,792
Accrued expenses	10,908	12,662
Total Current Liabilities	25,709	39,048
Long-term debt	1,637	2,057
Minority interest	902	1,266
	28,248	42,371
Net Assets Of Discontinued Operations	$ 8,076	$ 75,284

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

7.       Inventories

	2000	1999
Raw materials	$ 1,807	$ 2,183
Work in process	499	420
Finished goods	11,505	6,064
	13,811	8,667
Less: Allowance for excess and obsolescence	1,500	916
	$ 12,311	$ 7,751

8.       Notes Receivable

	2000	1999
Due from purchaser of subsidiary, secured by pledge of rights to distributions from a joint venture of the purchaser and an unrelated entity, bears interest at the London Interbank Offered Rate plus 1.65%, payable in quarterly installments of principal and interest totaling $332	$ 9,612	$ --
Due from purchaser of four non-core subsidiaries, bears interest at 5%, interest payable quarterly, principal due October 2004	2,500	2,531
Due from purchaser of subsidiary, secured by pledge of investment securities, bears interest at prime, interest payable semi-annually, principal due November 2004	2,328	--
Due from purchaser of cellular assets, personally guaraneed by company owners, bears interest at 6.5%, $350 due January 1999, remaining payable in monthly installments of $25 including interest starting July 1999. In 2001, the Company received a $900 payment on this note	950	950
Due from officers, directors and employees of the Company unsecured, bear interest at varying interest rates, due on demand	1,303	1,077
Due from individuals and corporations, bear interest at varying rates above prime, secured by business assets, personal guarantees, and securities, due various dates through July 2001	1,523	1,205
Due from purchaser of business assets, secured by maker' assets, bears interest at 8.7% and provides for monthly payments of principal and interest equal to 10% of the maker's net cash revenue for each preceding month, balance due October 2001	393	519
	18,609	6,282
Less: Current portion	5,711	2,984
	$ 12,898	$ 3,298

These notes receivable have been pledged as collateral under the Company's debt agreements. See Note 13.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

9.       Other Current Assets

	2000	1999
Deferred tax asset	$ 10,001	$ --
Prepaid expenses	3,665	3,512
Income tax refund receivable	1,926	--
Other	449	201
	$ 16,041	$ 3,713

10.       Property And Equipment

	2000	1999
Land	$ 1,379	$ 664
Building and leasehold improvements	8,067	2,695
Equipment	21,416	11,023
	30,862	14,382
Less: Accumulated depreciation	9,494	7,733
	$ 21,368	$ 6,649
Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1,338 and $1,715 at December 31, 2000 and 1999, respectively. Related accumulated depreciation amounted to $637 and $626 at December 31, 2000 and 1999, respectively.

Depreciation charged against income amounted to $2,099, $2,062 and $1,159 for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $338 in 2000.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

11.      Goodwill

Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased. The Company applies the principles of Accounting Principles Board Opinion No. 16, Business Combinations, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.

	2000	1999
Original balance	$ 177,219	$ 28,172
Accumulated amortization	(11,195)	(3,887)
Carrying value	$ 166,024	$ 24,285

Amortization expense amounted to $7,525, $1,766 and $955 for the years ended December 31, 2000, 1999, and 1998, respectively. Accumulated amortization of goodwill related to subsidiaries sold during 2000 amounted to $217.

The Company has entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provide for additional consideration to be paid in future years if certain earnings levels are met. These amounts are added to goodwill as earned.

12.      Other Assets

	2000	1999
Proprietary software	$ 9,600	$ 7,270
Loan acquisition costs	3,725	2,890
Other assets	588	302
	13,913	10,462
Less: Accumulated amortization	6,930	4,332
	6,983	6,130
Investment in preferred stock (fully impaired in 2000)	--	2,000
Other investments	4,601	--
Deferred tax asset	11,784	1,618
Other	1,725	621
	$ 25,093	$ 10,369

The Company has provided a valuation allowance on certain of its investments in preferred stock to reflect current fair market values.

Amortization of other assets charged against income amounted to $1,449, $2,692 and $799 for the years ended December 31, 2000, 1999 and 1998, respectively.

Other investments include the Company's equity interest in ATEC Group, Inc., which was sold subsequent to year end.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

13.      Notes Payable and Long Term Debt

On May 25, 1999, the Company entered into a Term and Revolving Credit Agreement with IBM Credit (the “IBM Agreement”). On May 26, 1999, the Company repaid the amount due on the previous revolving line of credit. The IBM Agreement, was amended and restated on October 17, 2000, and further amended on March 30, 2001, and provides for the following: (1) a revolving credit line of up to $53,355, subject to availability under a borrowing base formula, designated as follows: (i) a USA revolving credit line of up to $49,500, (ii) a Canadian revolving credit line of up to $3,855; (2) Term Loan A of up to $25,000 and (3) Term Loan C of up to $2,740. The previous IBM agreement contained provisions for a Term Loan B, which was terminated and transferred into the revolving credit line on October 17, 2000.

The IBM Agreement contains standard debt covenants relating to the financial position and performance as well as restrictions on the declarations and payment of dividends. At December 31, 2000, the Company failed to comply with 2 of 3 financial debt covenants contained in the October 17, 2000 credit agreement, and had a collateral shortfall. At December 31, 2000 the Company was required to maintain a minimum Tangible Net Worth (as defined in the credit agreement of $(11.8) million, to achieve a minimum EBITDA (as defined in the credit agreement) of $6.1 million for the quarter ended December 31, 2000 and to maintain a minimum current ratio of 1.0:1.0. The collateral shortfall represents the excess of advances under the Company’s revolving credit line over eligible collateral.

On March 30, 2001, the Company entered into an “Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement” with IBM Credit in which the Company obtained waivers for the covenant and other defaults and in which future covenants were reset and other provisions amended or modified.

The Company believed that it would be in compliance with the covenants associated with the "Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement" throughout 2001.

As part of the amended agreement with IBM Credit, the Company paid bank fees of $375, issued warrants to IBM Credit to acquire 2.9 million shares of its common stock valued at $1.9 million, and 1.2 million shares of Digital Angel Corporation’s common stock valued at $0.2 million.. The fair value of the warrants was estimated using the Black Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 53.32% and a risk free interest rate of 4.6%. The bank fees and fair value of the warrants are reflected as deferred financing fees in March 2001 and amortized over the life of the debt as interest expense. The new covenants for 2001 are as follows:

Convenant	Covenant Requirement
Tangible Net Worth	As of the following dates not less than:
	March 31, 2001 June 30, 2001 September 30, 2001 December 31, 2001 March 31, 2002	$ (57,000) (47,000) (35,000) (34,500) (20,000)
Current Assets to Current Liabilities	March 31, 2001 June 30, 2001 September 30, 2001 December 31, 2001 March 31, 2002	1.45:1.0 0.6:1.0 0.8:1.0 0.8:1.0 1.0:1.0
Minimum Cumulative EBITDA	March 31, 2001 June 30, 2001 September 30, 2001 December 31, 2001 March 31, 2002	$ (4,700) 5,000 7,000 11,000 10,000

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

See footnote 2 for a discussion of the Company's violation of certain covenants and payment obligations and its liquidity.

As of December 31, 2000, the outstanding balance was $74,978, including amounts borrowed by a discontinued Canadian subsidiary, and the availability was $20,022, including approximately $1,010 of availability related to a discontinued Canadian subsidiary.

The weighted average interest rate was 8.5% and 6.9% for the years ended December 31, 2000 and 1999, respectively. The London Interbank Offered Rate and Toronto-Dominion Bank of Canada interest rates at December 31, 2000 were 6.6% and 7.5%, respectively.

Notes payable consists of the following:

	2000	1999
Note payable - bank, collateralized by business assets of a subsidiary. Interest is payable monthly at rates varying from the London Interbank Offered Rate plus 1.5% to 3.5% in 2000	$ 645	$ 665
Notes payable - other, unsecured, due on demand	12	74
	$ 657	$ 739

Long-Term Debt consists of the following:

	2000	1999
Revolving credit line - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's
subsidiaries, bearing interest at the 30 day London Interbank Offered
Rate plus 2.75% in 2000, due in May 2002. (1)

	$ 46,435	$ 21,400
Term Loan - IBM Credit, collateralized by all domestic assets of Company and a pledge of the stock of the Company's subsidiaries, the bearing interest at the 30 day London Interbank Offered Rate plus 3.5% in 2000, payable in quarterly principal installments of $1,041 plus interest, due in May 2002	22,958	39,747
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest totaling $35, bearing interest at rates ranging from 7.16% to 8.18% in 2000, due through November 2010	3,486	343
Term loans, payable in monthly or quarterly installments, bearing interest at rates ranging from 4% to 10%, due through April 2009	297	--
Note payable - bank, collateralized by business assets, payable in monthly installments of principal and interest totaling $2, bearing interest at prime plus 2% in 1999, repaid in 2000	--	22
Capital lease obligations	541	664
	73,717	62,176
Less: Current maturities	69,801	7,516
	$ 3,916	$ 54,660
(1) The revolving credit was classified as current in 1999.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The scheduled maturities of long-term debt at December 31, 2000 are as follows:

Year	Amount
2001 2002 2003 2004 2005 Thereafter	$ 69,801 1,348 112 69 62 2,325
$ 73,717

Interest expense on the long and short-term notes payable amounted to $5,901, $3,478 and $1,070 for the years ended December 31, 2000, 1999 and 1998, respectively.

Certain of the Company’s subsidiaries included in discontinued operations also have notes payable and long term debt that the Company believes will be assumed by the buyers of these subsidiaries. Until these sales are complete, the Company is still liable for these notes payable and long term debt. See footnote 6.

	2000	1999
Notes payable - other	$ 4	$ 79
Revolving credit line - IBM Credit, collateralized by all
domestic assets of the Company and a pledge of the stock
of the Company's subsidiaries, bearing interest at the base
rate as announced by the Toronto-Dominion Bank of
Canada plus 1.17% in 2000, due in May 2002. (1)

	$ 3,587	$ 2,993
Term Loan - IBM Credit, collateralized by all Canadian assets of the Company and a pledge of two-thirds of the stock of the Company's Ground Effects, Ltd. subsidiary, bearing interest at the base rate as announced by the Toronto-Dominion Bank of Canada plus 1.17% in 2000, payable in quarterly principal installments of $113 plus interest, due in May 2002	2,003	2,489
Term loans, other	79	56
Capital lease obligations	74	34
	5,743	5,572
Less: Current maturities	4,106	522
	$ 1,637	$ 5,050
(1) The revolving credit was classified with notes payable in 1999.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

14.      Fair Value Of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash And Cash Equivalents The carrying amount approximates fair value because of the short maturity of those instruments.

Notes Receivable

The carrying value of the notes approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

Notes Payable The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

Long-term Debt

The carrying amount approximates fair value because either the stated interest rates fluctuate with current market rates or the interest rates approximate the current rates at which the Company could borrow funds on a similar note.

Accounts Payable and Accrued Expenses The carrying amount approximates fair value.

Redeemable Preferred Stock The accreted value approximates fair value based upon the current value of the common stock into which the preferred stock will convert at December 31, 2000.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

15.      Income Taxes

The provision for income taxes, excluding the $89 of tax benefit related to the extraordinary loss in 1999, consists of:

	2000	1999	1998
Current: United States at statutory rates	$ (1,675)	$ 2,832	$ (131)
International	--	16	930
Current taxes covered by net operating loss	--	--	--
Current income tax provision (credit)	(1,675)	2,848	799
Deferred: United States	(3,005)	(1,668)	(126)
International	(360)	--	(3)
Deferred income taxes provision (credit)	(3,365)	(1,668)	(129)
	$ (5,040)	$ 1,180	$ 670

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2000	1999
Deferred Tax Assets: Liabilities and reserves	$ 4,962	836
Net operating loss carryforwards	39,772	1,655
Gross deferred tax assets	44,734	2,491
Valuation allowance	(15,850)	--
	28,884	2,491
Deferred Tax Liabilities: Accounts receivable	599	71
Notes receivable	370	361
Installment sales	4,882	--
Property and equipment	352	61
Intangible assets	895	380
	7,098	873
Net Deferred Tax Asset	$ 21,786	$ 1,618

The current and long-term components of the deferred tax asset are as follows:

	2000	1999
Current deferred tax asset	$ 10,001	$ --
Long-term deferred tax asset	11,785	1,618
	$ 21,786	$ 1,618

The valuation allowance for deferred tax asset increased by $15,850 in 2000, due mainly to the generation of net operating losses and decreased by $2,904 in 1999 due to management determining it was more likely than not the net operating loss carryforwards will be utilized in future periods. The valuation allowance was provided for net deferred tax assets that exceeded the Company’s available carryback, the level of existing deferred tax liabilities and projected pre-tax income.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Approximate domestic and international income from continuing operations before provision for income taxes consists of :

	2000	1999	1998
Domestic	$ (32,661)	$ 4,065	$ (3,178)
International	(1.324)	(351)	2,586
	$ (33,985)	$ 3,714	$ (592)

At December 31, 2000, the Company had aggregate net operating loss carryforwards of approximately $99 million for income tax purposes which expire in various amounts through 2020. Approximately $9 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions.

The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

	2000	1999	1998
	%	%	%
Statutory rate	34	34	34
Non-deductible goodwill amortization	(8)	28	(41)
State income taxes, net of federal benefits	7	13	(24)
International tax rates different from the statutory US federal rate	--	--	9
Change in deferred tax asset valuation allowance	(16)	(43)	(74)
Other	(2)	--	(17)
	15	32	(113)

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

16.      Earnings Per Share

A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

	2000	1999	1998
Numerator: Income (loss) from continuing operations	$ (29,174)	$ 2,580	$ (1,382)
Preferred stock dividends	(191)	--	(44)
Accretion of beneficial conversion feature of redeemable preferred stock	(3,857)	--	--
Numerator for basic earnings per share - Net income (loss) from continuing operations available to common stockholders	(33,222)	2,580	(1,426)
Net income (loss) from discontinued operations available to common stockholders	(82,968)	3,012	6,072
Extraordinary loss	--	(160)	--
Net income (loss) available to common stockholders	(116,190)	5,432	4,646
Effect of dilutive securities (1): Preferred stock dividends	191	--	44
Accretion of beneficial conversion feature of redeemable preferred stock	3,857	--	--
Numerator for diluted earnings per share - net income available to common stockholders	$ (112,142)	$ 5,432	$ 4,690
Denoninator: Denominator for basic earnings per share - weighted-average shares outstanding	63,825	46,814	32,318
Effect of diluted securities: Redeemable preferred stock	--	--	85
Warrants	--	280	477
Employee stock options	--	2,992	266
Contingent stock - acquisitions	--	--	1,654
Dilutive potential common shares	--	3,272	2,482
Denominator for diluted earnings per share - adjusted weighted-average shares and assumed conversions	63,825	50,086	34,800
Basic Earnings Per Share Continuing operations	$ (.52)	$ .06	$ (.05)
Discontinued operations	$ (1.30)	$ .06	$ .19
total - Basic	$ (1.82)	$ .12	$ .14
Diluted Earnings Per Share Continuing operations	$ (.52)	$ .05	$ (.05)
Discontinued operations	$ (1.30)	$ .06	$ .17
Total - Diluted	$ (1.82)	$ .11	$ .12

(1) The weighted average shares listed below were not included in the computation of diluted loss per share for the year ended December 31, 2000 because to do so would have been anti-dilutive.

Redeemable preferred stock Warrants Employee stock options Contingent stock - acquisitions	617 301 2,741 29
3,688

The total number of potentially dilutive shares including stock options, warrants and the conversion of preferred stock to common stock total approximately 28 million shares.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

17.       Commitments And Contingencies

Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $2.9 million, $3.4 million and $2.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2000 are:

Year	Minimun Rental Payments	Employment Contracts
2001 2002 2003 2004 2005 Thereafter	$ 3,684 2,956 2,106 1,701 1,449 920	$ 8,200 6,900 3,700 1,600 900 100
	$ 12,816	$ 21,400

The Company has entered into employment contracts with key officers and employees of the Company. The agreements are for periods of one to five years through February 2006. Some of the employment contracts also call for bonus arrangements based on earnings of a particular subsidiary.

The employment agreements with five of the executive officers include “change of control” provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for sixty months. The employment agreements also provide that two of these executive officers are entitled to supplemental compensation payments for sixty months upon termination of employment, even if there is no change in control, unless their employment is terminated due to a material breach of the terms of the employment agreement. Also, the agreements for two officers provide for certain “triggering events” which include a change in control. Upon the occurrence of a triggering event, the Company will pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to these two officers, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

18.      Profit Sharing Plan

The Company has a 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the 401(k) Plan.

The Company’s International subsidiaries operate certain defined contribution pension plans. The Company’s expense relating to the plans approximated $215 and $286 for the years ended December 31, 2000 and 1999.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

19.      Redeemable Preferred Stock

In March 1996, the Company issued nine thousand 8% convertible preferred shares at $100 per share, in exchange for 80% of Burling Instruments, Inc. If, and to the extent, the preferred shares had not been converted to common stock by the second anniversary of the initial issuance of the shares, the Company was required to redeem the preferred shares by paying $100 per share. Each holder of the preferred shares had the ability to convert their preferred shares into common shares by dividing the redemption price ($100) by $5.75 per common share. The shares were redeemed in 1998.

Preferred Shares - Series C

On October 26, 2000, the Company issued 26 thousand shares of Series C convertible preferred stock to a select group of institutional investors in a private placement. The stated value of the preferred stock is $1,000 per share, or an aggregate of $26.0 million, and the purchase price of the preferred stock and the related warrants and options was an aggregate of $20.0 million. The preferred stock is convertible into shares of the Company’s common stock initially at a rate of $7.56 in stated value per share, which is reduced to $5.672 in stated value per share 91 days after issuance of the preferred stock. At the earlier of 90 days after the issuance of the preferred stock or upon the effective date of the Company’s registration statement relating to the common stock issuable on the conversion of the initial series of preferred stock, the holders also have the option to convert the stated value of the preferred stock to common stock at an alternative conversion rate which is the average closing price for the 10 trading days preceding the date of notice of conversion, multiplied by:

140%, where the date of the notice of conversion is prior to March 25, 2001;

125%, where the date of the notice of conversion is on or after March 25, 2001 but prior to April 25, 2001;

115%, where the date of the notice of conversion is on or after April 25, 2001 but prior to June 24, 2001; or

110%, where the date of the notice of conversion is on or after June 24, 2001.

The conversion price and the alternative conversion price are subject to adjustment based on certain events, including the Company’s issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the conversion price of the preferred stock, or issuance of convertible securities that have a more favorable price adjustment provision than the preferred stock. The proceeds upon issuance were allocated to the preferred stock, the warrants and the option based upon their relative fair values. The value assigned to the warrants and option increased the discount on preferred stock, as follows:

Face value of preferred stock	$26,000
Discount on preferred stock	(6,000
Relative Fair value of warrants	(627)
Relative fair value of option	(5,100)
Relative fair value of preferred shares	$14,273

The beneficial conversion feature (BCF), in the amount of $3,857, was computed using the excess of the fair market value of the Company’s common stock above the accounting value per share of common stock at the date of issuance. The face value of the preferred shares divided by the most beneficial conversion price available at the date of issuance ($5.67) results in the number of common shares that could be purchased on the date of issuance. The fair value assigned to the preferred shares divided by the number of common shares that could be purchased on the date of issuance results in the accounting value per share ($3.11). The accounting value per share is less than the fair market value of the Company’s common stock at the date of issuance ($4.06).

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The BCF was recorded as a reduction in the value assigned to the preferred stock and an increase in additional paid-in capital. The Company recorded the accretion of the BCF over the period from the date of issuance to the earliest beneficial conversion date available through equity, reducing the income available to common stockholders and earnings per share. The BCF will be recomputed as the alternate conversion rates become available. The holders of the preferred stock are entitled to receive annual dividends of 4% of the stated value (or 5.2% of the purchase price) payable in either cash or additional shares of preferred stock.

If certain triggering events occur in respect of the preferred stock, the holders may require the Company to redeem the preferred stock at a price per share equal to 130% of the stated value (or an aggregate of $33.8 million) plus accrued dividends, as long as such redemption is not prohibited under the Company’s credit agreement. In addition, under certain circumstances during the occurrence of a triggering event, the conversion price per share of the preferred stock would be reduced to 50% of the lowest closing price of the Company’s common stock during such period. In addition, the holders of the Series C preferred stock may require the Company to delist its common stock from the Nasdaq National Market and pay to each holder of the Series C preferred stock an amount in cash per share equal to 2% of the liquidation value of the Series C preferred stock, such payments not to exceed $6 million in the aggregate. The triggering events include (i) failure to have the registration statement relating to the common stock issuable on the conversion of the preferred stock declared effective on or prior to 180 days after issuance of the preferred stock or the suspension of the effectiveness of such registration statement, (ii) suspensions in trading of or failure to list the common stock issuable on conversion of the preferred stock, (iii) failure to obtain shareholder approval at least by June 30, 2001 for the issuance of the common stock upon the conversion of the preferred stock and upon the exercise of the warrants, (iv) change in control, and (v) certain defaults in payment of or acceleration of the Company’s payment obligations under the Company’s credit agreement.

Warrants:

The holders of the preferred stock have also received 0.8 million warrants to purchase up to 0.8 million shares of the Company’s common stock over the next five years. The exercise price is $4.73 per share, subject to adjustment for various events, including the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants. The exercise price may be paid in cash, in shares of common stock or by surrendering warrants. See footnote 20 for the valuation and related assumptions.

Option to Acquire Additional Preferred Stock:

The investors may purchase up to an additional $26.0 million in stated value of Series C convertible preferred stock and warrants with an initial conversion price of $5.00 per share, for an aggregate purchase price of $20.0 million, at any time up to ten months following the effective date of the Company’s registration statement relating to the common stock issuable on conversion of the initial series of the preferred stock. The additional preferred stock will have the same preferences, qualifications and rights as the initial preferred stock. The fair value of the option was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of .40% and a risk free interest rate of 5.5%.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

20.      Preferred Stock, Common Stock and Other Stockholders' Equity

Preferred Shares The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as is specified by the board of directors.

In May 1998, in connection with the Company’s acquisition of Commstar Limited, an Ontario corporation (“Commstar”), the board of directors authorized the issuance of one share of the Company’s preferred stock ($10.00 par value) designated as the Company’s Special Voting Preferred Stock (the “Special Preferred Share”) to secure the rights of exchangeable shares issued to the sellers. The Special Preferred Share was entitled to a number of votes equal to the number of outstanding shares of Commstar not owned by the Company that could be exchanged for the Company’s common shares. All of Commstar’s exchangeable shares have been exchanged for shares of the Company’s common stock, and the Special Preferred Share was cancelled in June 2000.

Preferred Shares - Class B

In June 1998, in connection with the Company’s acquisition of Ground Effects Limited, an Ontario corporation (“Ground Effects”), the board of directors authorized the issuance of one share of the Company’s preferred stock ($10.00 par value) designated as the Company’s Class B Voting Preferred Stock (the “Class B Special Preferred Share”) to secure the rights of exchangeable shares issued to the sellers. The Class B Special Preferred Share was entitled to a number of votes equal to the number of outstanding shares of Ground Effects not owned by the Company that could be exchanged for the Company’s common shares. All exchangeable shares of Ground Effects have been exchanged for shares of the Company’s common stock, and the Special Preferred Share was cancelled in June 2000.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Warrants The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):

Class of Warrants	Authorized	Issued	Exercised	Exercise Price	Date of Issue	Issuable Period
Class K	250	250	--	5.31	September 1996	5 years
Class L	125	125	123	3.00	October 1996	5 years
Class N	800	800	800	3.00	August 1997	5 years
Class P	520	520	480	3.00	September 1997	5 years
Class R	125	125	125	3.00	October 1997	5 years
Class S	600	600	223	2.00	April 1998	5 years
Class U	250	250	--	8.38	November 1998	5 years
Class V	828	828	429	.67-3.32	September 2000	5 years
Class W	800	800	--	4.73	October 2000	Up to 3.6 years
	4,298	4,298	2,180

Warrants in classes K through U were issued at the then-current market value of the common stock in consideration for investment banking services provided to the Company.

Class V warrants were issued in connection with the merger of the Company’s wholly owned subsidiary, Digital Angel.net, Inc. into Destron Fearing. These warrants were valued at $1.66 million, included as part of the initial purchase price.

Class W warrants were issued in connection with the preferred stock issuance. These warrants were valued at $627 thousand, and were recorded as a discount on the preferred stock at issuance.

The valuation of warrants utilized the following assumptions in the Black-Scholes model:

Warrant Sales	Dividend Yield	Volitility	Expected Lives	Risk Free Rates
K & L	0%	44.03%	1.69	8.5%
N, P & R	0%	44.03%	1.69	8.5%
S & U	0%	43.69%	1.69	8.5%
V	0%	43.41%	0.10	6.4%
W	0%	43.41%	1.69	6.4%

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Stock Option Plans

During 1996, the Company adopted a non-qualified stock option plan (the Option Plan). During 1999, the Company adopted a non-qualified Flexible Stock Plan (the Flexible Plan). With the 2000 acquisition of Destron Fearing, the Company acquired two additional stock option plans, an Employee Stock Option Plan and Non-employee Director Stock Option Plan. The names of the plans were changed to Digital Angel.Net Inc. Stock Option Plan (the Employee Plan) and the Digital Angel.Net Inc. Non-Employee Director Stock Option Plan (the Director Plan).

Under the Option Plan, options for ten million common shares were authorized for issuance to certain officers and employees of the Company at December 31, 2000, 1999, and 1998 respectively, of which 9.7 million have been issued through December 31, 2000. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.

Under the Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (SARs) or Performance Shares may be granted to certain officers and employees of the Company is 28.4 million at December 31, 2000, of which 15.9 million options have been issued through December 31, 2000. Some of the options may not be exercised until one to three years after the options have been granted, and are exercisable over a period of five years.

Under the Employee Plan, the Plan authorizes the grant of options to the employees to purchase 1.6 million shares of common stock at December 31, 2000, of which 1.6 million options have been issued through December 31, 2000. The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code, and non-incentive options. The Plan has been discontinued with respect to any future grant of options.

Under the Director Plan, the Plan authorizes the grant of options to the non-employee directors to purchase .3 million shares of common stock at December 31, 2000, of which .3 million options have been issued through December 31, 2000. The Plan has been discontinued with respect to any future grant of options.

A summary of stock option activity for 2000, 1999 and 1998 is as follows:

	2000		1999		1998
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding on January	12,172	$ 3.01	9,105	$ 3.55	3,835	$ 4.39
Granted	13,725	2.76	4,968	2.07	5,367	2.80
Exercised	(3,257)	2.89	(1,000)	2.53	--	--
Forfeited	(183)	3.28	(901)	3.26	(97)	4.799
Outstanding on December 31	22,457	2.87	12,172	3.01	9,105	3.550
Exercisable on December	11,821	2.87	6,663	3.56	2,885	4.48
Shares available on December 31 for options that may be granted	12,878		1,178		450

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The following table summarizes information about stock options at December 31, 2000:

	Outstanding Stock Options			Exercisable Stock Option
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.01 to $1.00	266	8.40	$ .85	266	$ .85
$1.01 to $2.00	1,563	5.50	1.71	1,413	1.68
$2.01 to $3.00	15,133	5.20	2.56	5,575	2.25
$3.01 to $4.00	3,248	3.60	3.56	2,638	3.58
$4.01 to $5.00	1,279	2.20	4.45	1,184	4.43
$5.01 to $8.00	968	4.14	5.68	745	5.53
$0.01 to $8.00	22,457		$ 2.87	11,821	$ 2.87

The Company applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under FAS 123, Accounting for Stock-Based Compensation, the Company’s net income applicable to common stockholders and earnings per common and common equivalent share would have been reduced. The pro forma amounts are indicated below:

	2000	1999	1998
Net Income Available To Common Stockholders
As reported	$ (33,222)	$ 2,580	$ (1,426)
Pro forma	$ (35,901)	$ (314)	$ (3,664)
Earnings Per Common Share - Basic
As reported	$ (.52)	$ .06	$ (.05)
Pro forma	$ (.56)	$ .(.01)	$ (.11)
Earnings Per Common Share - Diluted
As reported	$ (.52)	$ .(.05)	$ (.05)
Pro forma	$ (.56)	$ .(.01)	$ (.11)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998: dividend yield of 0% for the three years; expected volatility of 53.32%, 43.41%, and 43.69%; risk-free interest rate of 4.98%, 6.36%, and 8.5%; and expected lives of five years for the three years. The weighted-average fair value of options granted was $.67, $1.17, and $1.27 for the years ended December 31, 2000, 1999, and 1998, respectively. The number of options granted for the year ended December 31, 2000 includes 1,903 stock options acquired in conjunction with the Destron Fearing acquisition.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Qualified Employee Stock Purchase Plan

During 1999, the Company adopted a qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 1.5 million common shares were authorized for issuance to substantially all full-time employees of the Company, of which 208 thousand shares have been issued and exercised through December 31, 2000. Each participant’s options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.

21.      Legal Proceedings

The Company is party to various legal proceedings. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company’s financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

22.      Supplemental Cash Flow Information

The changes in operating assets and liabilities are as follows:

	For The Years Ended December 31,
	2000	1999	1998
(Increase) decrease in accounts receivable and unbilled receivables	$ (6,359)	$ (1,298)	$ 387
(Increase) decrease in inventories	607	1,805	(1,233)
(Increase) decrease in prepaid expenses	843	(1,707)	(409)
Decrease in accounts payable and accrued expenses	(668)	(1,846)	(3,925)
	$ (5,577)	$ (3,046)	$ (5,180)

In the years ended December 31, 2000, 1999, and 1998, the Company had the following noncash investing and financing activities:

	2000	1999	1998
Assets acquired for common stock	$ 168,319	$ 19,027	$ 25,408
Due from buyer of divested subsidiary	--	31,302	--
Due to shareholders of acquired subsidiary	--	15,000	--
Common stock issued for services	125	--	--
Assets acquired for long-term debt and capital leases	2,201	100	1,926
Sale of assets for preferred stock	--	--	3,000
Other	--	--	132

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

23.      Segment Information

Prior to 2001, the Company’s business was organized into six reportable business segments. The Company’s core group comprised four technology groups or industry segments: Applications, Telephony, Networks, and Internet. Combined, these groups formed the basis of the Company’s Computer Telephony Internet Integration (CTII) strategy that was the Company’s business model. Beginning in 2001 the Company further refined its business model and strategy to more adequately promote its product and services and to more fully integrate its business units. Through this strategy, known as the I3 Service Platform, the Company delivers intelligent integrated information solutions through its three newly organized core business groups of Applications, Services and Advanced Wireless. Additionally, the Company’s previously reported IntelleSale and other non-core business segments are now reported as discontinued operations. Prior years information has been restated to present the Company’s reportable segments into three operating segments, whose principal products and services are as follows:

Operating Segment	Principal Products and Services
Applications	• Retail software applications
•  Point of sale
•  Data acquisition
•  Asset management
•  Decision support
•  Portable data collection
•  Call center solutions
•  Enterprise resource planning
•  Customer relationship management
•  Website design
•  Application and internet access
•  Global positioning systems
•  Satellite communication technology
•  Corporate enterprise access
•  Decision support
• Voice/data technology
Services - comprised of Telephony Networks	• Computer telephony integration
•  Telephone systems and services
•  Voice and data solutions
•  Voice over Internet Protocol (VOIP)
•  Virtual Private Networking
•  Project management
•  Cable/fiber infrastructure

•  e-Business infrastructure design and deployment, services and support
•  Personal and mid-range computer solutions
•  Network infrastructures, local and wide area networks and virtual private networks
•  Site analysis and configuration
• Training and customer support services
Advanced Wireless	• Animal Tracking Business • Digital Angel technology • Digital Angel Delivery System

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The “Eliminations” category includes all amounts recognized upon consolidation of the Company’s subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities and goodwill amortization expense. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand alone segment operating income.

	2000 (In Thousands)
	Applications	Services		Advanced Wireless	Corporate Overhead	Eliminations	Consolidated
		Telephony	Networks
Net revenue from external customers	$28,112	$40,019	$43,045	$23,399	$191	$—	$134,766
Intersegment net revenue	5,142	—	—	—	—	(5,142)	—
Total revenue	$33,254	$40,019	$43,045	$23,399	$191	$(5,142)	$134,766
Depreciation and amortization	$1,075	$551	$171	$652	$1,590	$7,034	$11,073
Restructuring and unusual costs	818	—	—	—	5,565	—	6,383
Interest income	28	135	(560)	9	8,300	(6,817)	1,095
Interest expense	859	391	191	99	11,178	(6,817)	5,901
Income (loss) from continuing operations before provision for income taxes, minority interest and extraordinary loss	(3,179)	2,442	803	(1,567)	(17,903)	(14,581)	(33,985)
Segment assets	29,335	30,023	20,972	21,728	$411,553	(202,236)	311,375
Expenditures for property and equipment	954	135	249	766	6,287	—	8,391

	1999 (In Thousands)
	Applications	Services		Advanced Wireless	Corporate Overhead	Eliminations	Consolidated
		Telephony	Networks
Net revenue from external customers	$28,006	$59,226	$27,190	$14,379	$263	$—	$129,064
Intersegment net revenue	—	—	—	—	—	—	—
Total revenue	$28,006	$59,226	$27,190	$14,379	$263	$—	$129,064
Depreciation and amortization	$1,781	$1,547	$132	$510	$980	$1,610	$6,560
Restructuring and unusual costs	376	825	—	—	1,349	—	2,550
Interest income	11	144	31	—	2,957	(2,721)	422
Interest expense	463	622	126	41	4,947	(2,721)	3,478
Income (loss) from continuing operations before provision for income taxes, minority interest and extraordinary loss	47	220	1,456	(990)	5,833	(2,852)	3,714
Segment assets	20,438	11,325	6,686	7,672	207,829	(142,629)	111,321
Expenditures for property and equipment	673	2,177	179	231	516	—	3,776

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

	1998 (In Thousands)
	Applications	Services		Advanced Wireless	Corporate Overhead	Eliminations	Consolidated
		Telephony	Networks
Net revenue from external customers	$10,l63	$33,270	$21,282	$9,628	$ —	$ —	$74,343
Intersegment net revenue	—	—	—	—	—	—	—
Total revenue	$10,163	$33,270	$21,282	$9,628	—	—	$74,343
Depreciation and amortization	772	374	39	319	137	1,272	2,913
Interest income	47	129	14		686	(585)	291
Interest expense	157	531	144	35	788	(585)	1,070
Income (loss) from continuing operations before provision for income taxes, minority interest and extraordinary loss	633	723	1,433	798	(3,161)	(1,018)	(592)
Segment assets	12,594	21,989	5,528	9,633	147,518	(125,649)	71,613
Expenditures for property and equipment	113	231	46	—	619	—	1,009

Segment assets do not include net assets of discontinued operations of $8,076, $75,284, and $37,320, in 2000, 1999, and 1998, respectively.

Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

	United States	Canada	United Kingdom	Consolidated
2000
Net revenue	$ 118,849	766	$ 15,151	$ 134,766
Long-lived assets	20,044	—	1,324	21,368
1999
Net revenue	$ 71,423	$ 39,270	$ 18,371	$ 129,064
Long-lived assets	5,269	—	1,380	6,649
1998
Net revenue	$ 50,041	$ 11,607	$ 12,695	$ 74,343
Long-lived assets	3,092	3,943	1,898	8,933

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

24.      Related Party Transactions

In connection with the acquisitions which took place in 1998, the Company paid a related party $0.6 million for investment banking services. These payments were included in the total cost of assets purchased and are being amortized over the life of the related assets.

In 1998, the Company sold its investment in a subsidiary company to a related party for two thousand shares of preferred stock.

25.      Subsequent Events

In January 2001, the Company and its subsidiary, IntelleSale, settled claims against the former owners of Bostek, Inc. and Micro Components International Incorporated (Bostek and affiliate), two companies acquired by IntelleSale in June 1999. The settlement agreement calls for the former owners of Bostek and affiliate to purchase 3.0 million shares of the Company’s common stock. The purchase price for the shares was paid in the form of non-recourse, non-interest bearing promissory notes which are collateralized by the shares of common stock issued. In addition, the former owners of Bostek and affiliate will release the Company from its liability for the deferred purchase price of $9.5 million, upon registration of the aforementioned shares by June 15, 2001.

In January 2001, the Company entered into an agreement with the minority shareholders of IntelleSale to terminate all put rights and employment agreements that each had with or in respect of IntelleSale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company’s common stock.

On February 27, 2001, the Company acquired 16.6% of the capital stock of Medical Advisory Systems, Inc. (AMEX: DOC), a provider of medical assistance and technical products and services.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

26.      Pro Forma Information (Unaudited)

The following pro forma consolidated information of the Company for the years ended December 31, 2000 and 1999 gives effect to the acquisitions, disclosed in Note 3, as if they were effective at January 1, 1999. The statement gives effect to the acquisitions under the purchase method of accounting.

The pro forma information may not be indicative of the results that would have actually occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Company.

	Pro Forma (In thousands) December 31,
	2000	1999
Net operating revenue from continuing operations	$ 206,532	$ 288,552
Net income(loss) from continuing operations	(33,457)	407
Net income(loss) available to common stockholders from continuing operations	(37,504)	247
Earnings (loss) per common share from continuing operations - basic	(.40)	.01
Earnings (loss) per common share from continuing operations - diluted	(.40)	.01

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

27.      Summarized Quarterly Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2000
Net operating revenue	$ 22,801	$ 33,770	$ 40,972	$ 37,223	$ 134,766
Gross profit	10,062	13,958	15,757	12,514	52,291
Net income (loss) from continuing operations(1)	(3,180)	(3,053)	(2,388)	(20,553)	(29,174)
Net income (loss) from discontinued operations(2)	2,008	(14,675)	648	(70,949)	(82,968)
Basic net income (loss) per share from continuing operations(3)	(0.06)	(0.06)	(0.04)	(0.27)	(0.52)
Diluted net income (loss) per share from continuing operations(3)	(0.06)	(0.06)	(0.04)	(0.27)	(0.52)
Basic net income (loss) per share from discontinued operations(3)	0.04	(0.29)	0.01	(0.78)	(1.30)
Diluted net income (loss) per share from discontinued operations(3)	0.04	(0.29)	0.01	(0.78)	(1.30)
1999
Net operating revenue	$ 20,789	$ 32,107	$ 38,779	$ 37,389	$ 129,064
Gross profit	9,870	15,680	15,473	13,742	54,765
Net income (loss) from continuing operations(4)	(3,089)	259	(1,271)	6,681	2,580
Net income (loss) from discontinued operations	1,444	242	1,717	(391)	3,012
Basic net income (loss) per share from continuing operations(3)	(0.07)	0.01	(0.03)	0.14	0.06
Diluted net income (loss) per share from continuing operations(3)	(0.07)	0.01	(0.03)	0.13	0.05
Basic net income (loss) per share from discontinued operations(3)	0.04	0.01	0.04	(0.01)	0.06
Diluted net income (loss) per share from discontinued operations(3)	0.03	0.01	0.04	(0.01)	0.06
(1)	Fourth quarter 2000 loss from continuing operations includes permanent asset impairment of $6,383.
(2)	Second quarter 2000 loss from discontinued operations includes a $17,000 unusual charge.
(3)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.
(4)	First quarter 1999 loss from continuing operations includes one time restructuring charges of $2,550.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

28.      Unaudited Pro Forma Balance Sheet

Subsequent to December 31, 2000 and through April 16, 2001, the Company has issued an additional 37,981,333 shares of its common stock as follows:

Employee stock purchase plan	190,366
Conversion of series C redeemable preferred stock	1,300,239
Settlement of earnout and put accruals	10,066,074
Recission of ATEC transaction	(2,169,855)
Acquisition of 16.6% of capital stock of Medical Advisory Systems, Inc.	3,396,615
Acquisition of technology and software from MCY.com, Inc.	11,816,141
Escrow for investment in Connect Intelligence	3,205,128
Price protection shares in regard to the acquisition of Computer Equity Corporation	9,884,249
Other	292,376
37,981,333

The unaudited pro forma balance sheet gives effect to the preceding transactions as if they had been completed on December 31, 2000. See note 20 to these financial statements for a description of the employee stock purchase plan. See note 19 to these financial statements for a description of the redeemable preferred stock and its conversion features. See note 3 to these financial statements for a description of the earnout and put agreements. See note 4 for a discussion of the Company’s investment in ATEC as of December 31, 2000. On March 1, 2001, the Company rescinded the stock purchase transaction in accordance with the recission provision in the common stock purchase agreement in consideration of a $1.0 million termination fee which was payable through the issuance of the Company’s common stock.

On February 27, 2001 the Company acquired 16.6% of the capital stock of Medical Advisory Systems, Inc., a provider of medical assistance and technical products and services. The Company issued approximately 3.4 million of its common stock to consummate the transaction.

On March 30, 2001 the Company placed approximately 3.2 million shares of its stock in escrow in regard to an investment in Connect Intelligence. This transaction is not complete and the final ownership interest and structure will be resolved in the future.

See note 3 to these financial statements for a description of the Computer Equity Corporation transaction that was consummated on June 1, 2000. The stock purchase agreement required the Company to ensure that the price of the Company’s common stock issued to consummate the transaction on June 1, 2000 did not decline in value until it was registered. As of April 16, 2001, the Company was required to issue approximately 9.9 million shares due to the decline in value of the Company’s common stock from June 1, 2000 to April 15, 2001.

On March 30, 2001, the Company acquired internal use software from MCY.com for approximately 11.8 million shares of its common stock.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

Assets
	September 30, 2001	December 31, 2000

Current Assets
Cash and cash equivalents	$3,133	$8,039
Accounts receivable and unbilled receivables (net of allowance
for doubtful accounts of $2,526 in 2001 and $1,681 in 2000)	37,610	43,890
Inventories	6,668	12,311
Notes receivable	3,049	5,711
Current deferred tax asset	–	10,001
Other current assets	5,995	6,040

Total Current Assets	56,455	85,992

Net Assets Of Discontinued Operations	–	8,076

Property And Equipment, net	21,444	21,368

Notes Receivable	4,819	12,898

Goodwill, net	98,686	166,024

Investment In Affiliate	7,345	–

Other Assets	7,139	25,093

	$195,888	$319,451

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$83,410	$5,228
Accounts payable	20,787	16,945
Accrued expenses	11,236	16,361
Due to sellers of acquired subsidiary	–	9,465
Earnout and put accruals	200	18,245

Total Current Liabilities	115,633	66,244

Net Liabilities Of Discontinued Operations	11,892	–

Long-Term Debt And Notes Payable	3,627	69,146

Total Liabilities	131,152	135,390

Commitments And Contingencies	–	–

Minority Interest	4,611	4,879

Redeemable Preferred Stock - Series C	2,240	13,440

Redeemable Preferred Stock Options - Series C	5,180	5,180

Preferred Stock, Common Stock and Other Stockholders' Equity
Preferred shares: Authorized 5,000 shares in 2001 and 2000 of $10 par value; special voting, no shares issued or outstanding in 2001 and 2000, Class B voting, no shares issued or outstanding in 2001 and 2000
Common shares: Authorized 345,000 shares in 2001 and 245,000 in 2000, of $.001 par value; 223,050 shares issued and 222,115 shares outstanding in 2001
and 103,063 shares issued and 101,847 shares outstanding in 2000	223	103
Common and preferred additional paid-in capital	334,690	266,573
Accumulated deficit	(262,426)	(99,478)
Common stock warrants	3,293	1,406
Treasury stock (carried at cost, 935 shares in 2001 and 1,216 shares in 2000)	(1,777)	(2,803)
Accumulated other comprehensive loss	(1,788)	(729)
Notes and stock subscriptions received for shares issued	(19,510)	(4,510)

Total Preferred Stock, Common Stock, and Other Stockholders' Equity	52,705	160,562

	$195,888	$319,451

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,

	2001	2000	2001	2000

Product revenue	$30,834	$29,485	$92,265	$67,840
Service revenue	10,532	11,488	36,381	29,703

Total revenue	41,366	40,973	128,646	97,543

Cost of products sold	28,377	20,679	71,536	44,809
Cost of services sold	6,467	5,460	18,930	14,291

Gross profit	6,522	14,834	38,180	38,443

Selling, general and administrative expenses	26,732	14,118	61,308	40,739
Research and development	1,653	406	4,741	719

Interest, taxes, and other non-cash charges:

Asset impairment	68,764	–	68,764	–
Loss on disposition of assets	3,967	–	4,052	–
Non-cash compensation expense	1,231	–	1,231	–
Depreciation and amortization	7,638	2,072	21,553	4,466
Interest income	(481)	(110)	(1,568)	(676)
Interest expense	2,359	1,591	6,043	3,966

Loss from continuing operations before taxes,
minority interest and equity in net loss of affiliate	(105,341)	(3,243)	(127,944)	(10,771)

Provision (benefit) for income taxes	3,666	(60)	21,718	(1,436)

Loss from continuing operations before minority interest,
and equity in net loss of affiliate	(109,007)	(3,183)	(149,662)	(9,335)

Minority interest	(58)	50	(504)	145

Equity in net loss of affiliate	400	–	931	–

Loss from continuing operations	(109,349)	(3,233)	(150,089)	(9,480)

(Loss) income from discontinued operations, net of income
taxes of $0 in 2001 and $334 in 2000	–	1,493	213	(11,160)

Change in estimate on loss on disposal and operating
losses during the phase out period	(748)	–	(22,537)	–

Loss before extraordinary gain	(110,097)	(1,740)	(172,413)	(20,640)

Extraordinary gain	–	–	9,465	–

Net loss	(110,097)	(1,740)	(162,948)	(20,640)
Preferred stock dividends and other	(82)	–	(1,143)	–
Accretion of beneficial conversion feature of
redeemable preferred stock - series C	–	–	(9,392)	–

Net loss available to common stockholders	$(110,179)	$(1,740)	$(173,483)	$(20,640)

Earnings per common share - basic
Loss from continuing operations	$(0.56)	$(0.05)	$(1.09)	$(0.17)
(Loss) income from discontinued operations	–	0.02	(0.15)	(0.21)
Extraordinary gain	–	–	0.06	–

Net loss per common share - basic	$(0.56)	$(0.03)	$(1.18)	$(0.38)

Earnings per common share - diluted
Loss from continuing operations	$(0.56)	$(0.05)	$(1.09)	$(0.17)
(Loss) income from discontinued operations	–	0.02	(0.15)	(0.21)
Extraordinary gain	–	–	0.06	–

Net loss per common share - diluted	$(0.56)	$(0.03)	$(1.18)	$(0.38)

Weighted average number of common shares outstanding - basic	197,520	63,862	146,890	54,623
Weighted average number of common shares outstanding - diluted	197,520	63,862	146,890	54,623

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PREFERRED STOCK,
COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
For The Nine Months Ended September 30, 2001
(In Thousands)
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Number	Amount	Number	Amount	Capital	Deficit

Balance - December 31, 2000	–	$–	103,063	$103	$266,573	$(99,478)
Net loss	–	–	–	–	–	(162,948)
Comprehensive loss -
Foreign currency translation	–	–	–	–	–	–

Total comprehensive loss	–	–	–	–	–	(162,948)
Conversion of redeemable preferred
shares to common shares	–	–	45,967	46	12,263	–
Accretion of beneficial conversion
feature of redeemable preferred
shares	–	–	–	–	(9,392)	–
Dividends accrued on redeemable
preferred stock	–	–	–	–	(531)	–
Beneficial conversion feature of
redeemable preferred stock	–	–	–	–	9,392	–
Penalty paid by issuance of
redeemable preferred stock	–	–	–	–	(612)	–
Stock option repricing	–	–	–	–	1,231	–
Stock option discounts	–	–	–	–	246	–
Issuance of warrants	–	–	–	–	115	–
Issuance of common shares	–	–	32,912	33	706	–
Issuance of common shares for
software license purchase	–	–	6,278	6	10,195	–
Issuance of common shares for
investment	–	–	3,322	3	8,070	–
Issuance of common shares for
settlement of put agreements	–	–	25,970	26	27,066	–
Common shares repurchased	–	–	–	–	–	–
Notes receivable for shares issued	–	–	5,538	6	9,368	–

Balance - September 30, 2001	–	$–	223,050	$223	$334,690	$(262,426)

	Common Stock Warrants	Treasury Stock	Accumulated Other Comprehensive Loss	Notes Received For Shares Issued	Total Stockholders' Equity

Balance - December 31, 2000	$1,406	$(2,803)	$(729)	$(4,510)	$160,562
Net loss	–	–	–	–	(162,948)
Comprehensive loss -
Foreign currency translation	–	–	(1,059)	–	(1,059)

Total comprehensive loss	–	–	(1,788)	–	(164,736)
Conversion of redeemable preferred
shares to common shares	–	–	–	–	12,309
Accretion of beneficial conversion
feature of redeemable preferred
shares	–	–	–	–	(9,392)
Dividends accrued on redeemable
preferred stock	–	–	–	–	(531)
Beneficial conversion feature of
redeemable preferred stock	–	–	–	–	9,392
Penalty paid by issuance of
redeemable preferred stock	–	–	–	–	(612)
Stock option repricing	–	–	–	–	1,231
Stock option discounts	–	–	–	–	246
Issuance of warrants	1,887	–	–	–	2,002
Issuance of common shares	–	–	–	–	739
Issuance of common shares for
software license purchase	–	–	–	–	10,201
Issuance of common shares for
investment	–	–	–	–	8,073
Issuance of common shares for
settlement of put agreements	–	–	–	–	27,092
Common shares repurchased	–	(4,600)	–	–	(4,600)
Notes receivable for shares issued	–	5,626	–	(15,000)	–

Balance - September 30, 2001	$3,293	$(1,777)	$(1,788)	$(19,510)	$52,705

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	For The Nine Months Ended September 30,

	2001	2000

Cash Flows From Operating Activities
Net loss	$(162,948)	$(20,640)

Adjustments to reconcile net loss to net cash
used in operating activities:
Goodwill and asset impairment	68,764	–
Loss from discontinued operations	22,324	11,160
Deferred income taxes	22,082	(8,540)
Depreciation and amortization	21,553	4,466
Impairment of notes receivable	10,795	–
Extraordinary gain	(9,465)	–
Minority interest	(504)	145
Equity in net loss of affiliate	931	–
Loss on disposal of business assets	2,965	–
Loss (gain) on sale of equipment	1,002	(444)
Amortization of compensation expense	1,231	–
Change in assets and liabilities:
Decrease (increase) in accounts receivable	5,897	(6,072)
Decrease (increase) in inventories	4,727	(587)
Decrease (increase) in other current assets	2,406	(1,429)
Decrease in accounts payable and
accrued expenses	(3,666)	(7,771)
Net cash used in discontinued operations	(1,098)	(3,882)

Net Cash Used In Operating Activities	(13,004)	(33,594)

Cash Flows From Investing Activities
Decrease in notes receivable	687	30,584
Increase in other assets	(471)	(683)
Proceeds from sale of property and equipment	200	800
Payments for property and equipment	(2,629)	(4,387)
Payments for costs of asset and business
acquisitions (net of cash balances acquired)	–	(10,490)
Net cash (used in) provided by discontinued operations	(1,002)	368

Net Cash (Used In) Provided By Investing Activities	(3,215)	16,192

Cash Flows From Financing Activities
Net amounts borrowed on notes payable	14,644	8,261
Proceeds from long term debt	–	15,971
Payments on long-term debt	(1,985)	(6,498)
Other financing costs	(375)	(385)
Issuance of common shares	316	6,082
Stock issuance costs	(756)	(595)
Proceeds from subsidiary issuance of common stock	126	–
Net cash (used in) provided by discontinued operations	(657)	260

Net Cash Provided By Financing Activities	11,313	23,096

Net (Decrease) Increase In Cash And Cash Equivalents	(4,906)	5,694

Cash And Cash Equivalents - Beginning Of Period	8,039	2,181

Cash And Cash Equivalents - End Of Period	$3,133	$7,875

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
(Unaudited)

     1. Basis of Presentation and Accounting Policy

     The accompanying unaudited consolidated financial statements of Applied Digital Solutions, Inc. (the "Company") as of September 30, 2001 for the three and nine months ended September 30, 2001 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The December 31, 2000 financial information included herein has been extracted from the Company's audited financial statements included in the Company's 2000 Annual Report on Form 10-K/A. In the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

     The consolidated statements of operations for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2000.

     In March 2001, the Company's Board of Directors approved the sale of the Company's Intellesale business segment and all of the Company's other non-core businesses. Results of operations, financial condition and cash flows now reflect these operations as "Discontinued Operations" and prior periods have been restated. See Note 11.

     Certain items in the consolidated financial statements for the 2000 periods have been reclassified for comparative purposes.

     2. Principles of Consolidation

     The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Interest in less than majority-owned entities is accounted for using the equity method of accounting.

     3. Debt Covenant Compliance, Liquidity and Financing Agreements

     On May 25, 1999, the Company entered into a Term and Revolving Credit Agreement with IBM Credit Corporation (the "IBM Agreement"). The IBM Agreement was amended and restated on October 17, 2000, and further amended on March 30, 2001 and July 1, 2001, and currently provides for the following:

(a)	a revolving credit line of up to $53.4 million, subject to availability under a borrowing base formula, designated as follows: (i) a USA revolving credit line of up to $49.5 million, and (ii) a Canadian revolving credit line of up to $3.9 million,

(b) a term loan A of up to $21.5 million, and

(c) a term loan C of up to $1.6 million.

     The revolving credit line may be used for general working capital requirements, capital expenditures and certain other permitted purposes and is repayable in full on May 25, 2002. The USA revolving credit line bears interest at the 30-day LIBOR rate plus 3.25%; the Canadian revolving credit line bears interest at the base rate as announced by the Toronto-Dominion Bank of Canada each month plus 1.67%. As of September 30, 2001, the LIBOR rate was approximately 3.64% and approximately $61.3 million was outstanding on the U.S. revolving credit line, which is included in short-term debt and approximately $3.4 million was outstanding on the Canadian revolving credit line, which is included in the net liabilities of Discontinued Operations. As of September 30, 2001, IBM has temporarily advanced the Company $11.8 million in excess funding under the U.S. revolving credit line. The temporary advances are under the terms and conditions of the Company's revolving credit agreement and are provided at the discretion of IBM.

APPLIED DIGITAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
(Unaudited)

     Term loan A bears interest at the 30-day LIBOR rate plus 4.00%, is amortized in quarterly installments over six years and is repayable in full on May 25, 2002. As of September 30, 2001, approximately $21.5 million was outstanding on this loan, which is included in short-term debt.

     Term loan C bears interest at the base rate as announced by the Toronto-Dominion Bank of Canada each month plus 1.67%, is amortized in quarterly installments over six years and is repayable in full on May 25, 2002. As of September 30, 2001, the Toronto-Dominion's rate was approximately 5.75% and approximately $1.6 million was outstanding on this loan, which is included in the net liabilities of Discontinued Operations.

     Amounts outstanding under the IBM Agreement are secured by a security interest in substantially all of our assets, including shares of our subsidiaries.

     The IBM Agreement, as amended on March 30, 2001 and July 1, 2001, contains debt covenants relating to our financial position and performance, as well as restrictions on the declarations and payments of dividends and redemption of preferred stock. Those covenants and the covenant requirements are as follows:

	Covenant	Covenant Requirement As of the following dates not less than:

(i)	Tangible Net Worth	09/30/01	(35,000,000)
		12/31/01	(34,500,000)
		03/31/02	(20,000,000)

(ii)	Current Assets to Current Liabilities	09/30/01	0.8:1.0
		12/31/01	0.8:1.0
		03/31/02	1.0:1.0

(iii)	Minimum Cumulative EBITDA	09/30/01	7,000,000
		12/31/01	11,000,000
		03/31/02	10,000,000

     On March 8, 2001, the Company notified IBM Credit that as of and for the quarter ended December 31, 2000 it was not in compliance with the covenants for Tangible Net Worth and Minimum EBITDA and that it had a collateral shortfall. IBM Credit agreed to waive such non-compliance and, on March 30, 2001, the Company, IBM Credit and others entered into a waiver and amendment to the credit agreement. In connection therewith the Company agreed to pay IBM Credit a $375,000 waiver fee, and granted IBM Credit warrants to acquire 2.9 million shares of its common stock valued at $1.9 million and warrants to acquire 1.2 million shares of Digital Angel Corporation's common stock valued at $0.3 million.

     The Company was also not in compliance with its minimum EBITDA and collateral shortfall covenants at June 30, 2001. Effective July 1, 2001, the Company and IBM Credit amended the IBM Agreement extending until October 1, 2001 the payment due on July 1, 2001, which the Company was unable to make.

     As of September 30, 2001, the Company had negative Tangible Net Worth of $(59.1) million or $24.1 million less than the requirement, actual EBITDA was $(101.9) million, or $108.9 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.49 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and the Company had a collateral shortfall of $33.1 million, or $24.5 million more than the allowable shortfall of $8.6 million. In addition, the Company failed to make interest and principal payments due to IBM Credit under the credit agreement on October 1, 2001, including the payment originally due on July 1, 2001. The Company has not received, and does not anticipate receiving, waivers concerning its defaults. The Tangible Net Worth and Minimum EBITDA covenants are based on cumulative financial results and additional interest and principal payments will continue to become due under the credit agreement. As a result, if the Company is not successful in amending the IBM Agreement, it may not be able to maintain compliance with certain covenants and payment obligations in the future. The Company is currently seeking to restructure its credit agreement with IBM Credit. The IBM Agreement matures on May 25, 2002 and, accordingly, it is classified in the Company's financial statements as short-term debt.

///

APPLIED DIGITAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
(Unaudited)

     The Company believes that it will be successful in its efforts to restructure the IBM Agreement. There can be no assurance, however, that the Company's ongoing discussions with IBM Credit concerning the restructuring of the credit arrangements will be successful. The Company's failure to make certain interest and principal payments and non-compliance with certain covenants constitutes separate events of default under the IBM Agreement, and IBM Credit is entitled to accelerate the maturity of all amounts owed them. The Company does not currently have available funds to repay the amounts owed to IBM Credit if the maturity of the obligation is accelerated. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional funding sources, there would be substantial doubt the Company would be able to continue its operations in the normal course of business.

     In addition to the Company's plan to restructure the IBM Agreement, the Company is seeking an alternative structure of its operations to enhance shareholder value through anticipated synergies. On November 1, 2001, the Company announced the merger of its wholly-owned subsidiary, Digital Angel Corporation, with Medical Advisory Systems, Inc. (MAS), (AMEX:DOC). Under the terms of the agreement, Digital Angel Corporation will become a wholly-owned subsidiary of MAS, and the Company will own approximately 82% of the stock of MAS. Presently, the Company owns 16.6% of MAS. Options and warrants to purchase stock in Digital Angel Corporation will be converted into rights to purchase MAS stock. Subsequent to the merger, MAS will be renamed Digital Angel Corporation and will immediately file for a Nasdaq listing, subject to meeting the listing requirements at the time. This agreement is subject to the approval of IBM Credit and the shareholders of MAS and to other closing conditions.

4.  Inventory

	September 30, 2001	December 31, 2000

Raw materials	$1,418	$1,807
Work in process	342	499
Finished goods	10,749	11,505

	12,509	13,811

Allowance for excess and obsolescence	(5,841)	(1,500)

Net inventory for continuing operations	$6,668	$12,311

     The increase in the allowance for excess and obsolescence of $4.3 million is primarily due to inventory reserves recorded in the third quarter of 2001. Letters of intent received during the quarter related to the future sale of certain businesses have indicated a decline in the overall value of these businesses, including the fair market value of certain of their inventory. See Note 8 for additional information.

APPLIED DIGITAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
(Unaudited)

     5. Earnings (Loss) Per Share

     The following is a reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Loss from continuing operations	$(109,349)	$(3,233)	$(150,089)	$(9,480)
Preferred stock dividends and other	(82)	–	(1,143)	–
Accretion of beneficial conversion feature of
redeemable preferred stock	–	–	(9,392)	–

Numerator for basic earnings (loss) per share -
Net loss from continuing operations available
to common shareholders	(109,431)	(3,233)	(160,624)	(9,480)
Net income (loss) from discontinued operations
available to common shareholders	(748)	1,493	(22,324)	(11,160)
Extraordinary gain	–	–	9,465	–

Net loss available to common shareholders	$(110,179)	$(1,740)	$(173,483)	$(20,640)

Denominator for basic earnings (loss) per share -
Weighted-average shares	197,520	63,862	146,890	54,623

Denominator for diluted earnings (loss) per share(1)	197,520	63,862	146,890	54,623

Basic earnings (loss) per share:
Continuing operations	$(0.56)	$(0.05)	$(1.09)	$(0.17)
Discontinued operations	–	0.02	(0.15)	(0.21)
Extraordinary gain	–	–	0.06	–

Total - Basic	$(0.56)	$(0.03)	$(1.18)	$(0.38)

Diluted earnings (loss) per share:
Continuing operations	$(0.56)	$(0.05)	$(1.09)	$(0.17)
Discontinued operations	–	0.02	(0.15)	(0.21)
Extraordinary gain	–	–	0.06	–

Total - Diluted	$(0.56)	$(0.03)	$(1.18)	$(0.38)

(1)The weighted average shares listed below that would be derived from potentially dilutive securities were not included in the computation of diluted (earnings) loss per share because to do so would have been anti-dilutive for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Redeemable preferred stock	45,809	–	140,714	–
Employee stock options	489	1,960	2,615	3,319
Warrants	–	184	–	321

	46,298	2,144	143,329	3,640

APPLIED DIGITAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
(Unaudited)

     6. Segment Information

     The Company's business is currently organized into three business segments: Applications, Services and Advanced Wireless. These three segments form the nucleus of the Company's I3 Services Platform. The Company's “I3 Services Platform,” with the I3 standing for “intelligent, integrated information,” delivers its solutions through three core business segments, Applications, Services and Advanced Wireless, which work together to achieve heightened efficiencies for the Company and better offerings for its customers.

     Additionally, the Company's previously reported Intellesale and "all other" non-core business segments are now reported as Discontinued Operations. Prior period information has been restated to present the Company's reportable segments into its three operating segments. See Note 11 for further information regarding Discontinued Operations.

     The "eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities and goodwill amortization expense. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K/A filed for the year ended December 31, 2000. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income.

     Following is the selected segment data as of and for the three months ended September 30, 2001:

		Services

	Applications	Telephony	Networks	Advanced Wireless	Corporate	Eliminations	Consolidated

Net revenue from external customers:

Product	$3,800	$6,911	$11,386	$8,737	$–	$–	$30,834
Service	4,140	2,639	2,414	1,445	13	(119)	10,532
Intersegment revenue -Product	–	–	–	–	–	–
Intersegment revenue- Service	–	–	–	(119)	–	119	–

Total revenue	$7,940	$9,550	$13,800	$10,063	$13	$–	$41,366

Loss from continuing operations
before provision for income taxes,
minority interest and equity in
net loss of affiliate	$(4,931)	$(4,653)	$(36)	$(666)	$(33,967)	$(61,088)	$(105,341)

Total assets	$28,337	$29,971	$21,493	$30,596	$301,848	$(216,357)	$195,888

Following is the selected segment data as of and for the nine months ended September 30, 2001:

		Services

	Applications	Telephony	Networks	Advanced Wireless	Corporate	Eliminations	Consolidated

Net revenue from external customers:

Product	$11,313	$24,684	$29,591	$26,766	$–	$(89)	$92,265
Service	16,906	9,385	6,665	4,223	103	(901)	36,381
Intersegment revenue- Product	(89)	–	–	–	–	89	–
Intersegment revenue- Service	(782)	–	–	(119)	–	901	–

Total revenue	$27,348	$34,069	$36,256	$30,870	$103	$–	$128,646

Income (loss) from continuing
operations before provision for
income taxes, minority interest
and equity in net loss of affiliate	$(6,444)	($ 3,532)	$(1,057)	$(598)	$(42,262)	$(74,051)	$(127,944)

Total assets	$28,337	$29,971	$21,493	$30,596	$301,848	$(216,357)	$195,888

APPLIED DIGITAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
(Unaudited)

     Following is the selected segment data as of and for the three months ended September 30, 2000:

		Services

	Applications	Telephony	Networks	Advanced Wireless	Corporate	Eliminations	Consolidated

Net revenue from external customers:

Product	$3,513	$9,424	$10,335	$6,213	$–	$–	$29,485
Service	4,995	2,852	2,423	1,165	53	–	11,488

Total revenue	$8,508	$12,276	$12,758	$7,378	$53	$–	$40,973

Income (loss) from continuing
operations before benefit for
income taxes, minority interest
and equity in net loss of affiliate	$(257)	$647	$607	$997	$(2,896)	$(2,341)	$(3,243)
Total assets, exclusive of net

assets of discontinued operations	$19,891	$30,253	$11,481	$20,300	$341,111	$(187,576)	$235,460

Following is the selected segment data as of and for the nine months ended September 30, 2000:

		Services

	Applications	Telephony	Networks	Advanced Wireless	Corporate	Eliminations	Consolidated

Net revenue from external customers:

Product	$10,483	$19,902	$23,926	$13,529	$–	$–	$67,840
Service	13,291	7,308	7,100	1,837	167	–	29,703

Total revenue	$23,774	$27,210	$31,026	$15,366	$167	$–	$97,543

Income (loss) from continuing
operations before benefit for
income taxes, minority interest
and equity in net loss of affiliate	$(627)	$1,799	$1,450	$667	$(8,606)	$(5,454)	$(10,771)

Total assets, exclusive of net
of discontinued operations	$19,891	$30,253	$11,481	$20,300	$341,111	$(187,576)	$235,460

7. Acquisitions The Company did not make any acquisitions in the first nine months of 2001. The following represents acquisitions that occurred during 2000:

Company Acquired	Date Acquired	Percent Acquired	Acquisition Price	Cash Consid-eration	Value of Shares, Warrants & Options Issued or Issuable	Common/ Preferred Shares Issued	Goodwill Acquired		Business Description

Independent Business Consultants	04/01/00	100%	$5,547	$747	$4,800	958	$5,109	(1)	Network integration company

P-Tech, Inc.	04/01/00	100%	9,595	95	9,500	9,038	9,408	(1)	Software development company

Timely Technology Corp.	04/01/00	100%	6,281	375	5,906	8,482	5,954		Software developer and application service provider

Computer Equity Corporation	06/01/00	100%	24,731	8,987	15,744	4,886	15,514		Communications integration company

WebNet Services, Inc.	07/01/00	100%	958	58	900	268	828		Network integrator and website developer

Destron Fearing Corporation	09/08/00	100%	84,534	1,264	83,270	20,821	74,729		Animal identification and microchip technology company

Pacific Decision Sciences Corporation	10/01/00	100%	28,139	120	28,019	8,569	25,220	(1)	Developer and implementer of customer relationship management software

SysComm International Corporation	12/01/00	55%	4,976	2,222	2,754	3,239	–		Network and systems integrator and reseller of computer hardware

Transatlantic Software Corporation	12/18/00	100%	8,931	266	8,665	5,430	6,624	(1)	Retail software developer

     (1) During the third quarter of 2001, in connection with the closure of one of these companies and recurring losses in the Application Segment, the Company reassessed the value of the goodwill associated with these businesses. Based upon the reassessments, goodwill associated with these businesses was reduced by approximately $35.5 million during the quarter ended September 30, 2001.

     In each of the above transactions, the value of the consideration paid by the Company was in accordance with the acquisition agreement. Based on the contractually agreed-to amounts, the Company calculated the number of shares issued to the sellers as of the closing date. The price of the Company's common stock used to determine the number of shares issued was based on either the closing price set on a fixed date or on a formula as specified in the agreements.

     All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking services, legal and accounting services that were direct costs of acquiring these assets.

     Goodwill resulting from these acquisitions is being amortized on a straight-line basis over periods ranging from five to ten years. In conjunction with the Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to acquisitions and effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years.

     Earnout and Put Agreements

     Certain acquisition agreements include additional consideration, generally payable in shares of the Company's common stock, contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value will be recorded as additional goodwill. The acquisitions above include shares earned upon attainment of certain profits by subsidiaries through September 30, 2001. At September 30, 2001, under these agreements, assuming all earnout profits are achieved, the Company is contingently liable for additional consideration of approximately $2.0 million in 2001, $24.0 million in 2002 and $2.0 million in 2004, all of which would be payable in shares of the Company's common stock.

     The Company has entered into a put option with the selling shareholders of a company in which the Company acquired less than a 100% interest. The option requires the Company to purchase the remaining portion it does not own sometime after four years from the date of acquisition at an amount per share equal to 20% of the average annual earnings per share of the acquired company before income taxes for a two-year period ending on the effective date of the put multiplied by a multiple of four. Based upon the provisions of the put agreement, at September 30, 2001, if the put option had been exercised, the Company would be liable for additional consideration of approximately $0.9 million payable in shares of the Company's common stock. The contingent amount for the put option has not been recorded as a liability in the financial statements as the put has not yet been exercised.

     In January 2001, the Company entered into an agreement with the minority shareholders of Intellesale to terminate all put rights and employment agreements that each shareholder had with or in respect of Intellesale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company's common stock. In addition, during the nine months ended September 30, 2001 and 2000, 27.5 million and 2.4 million shares of common stock, respectively, were issued to satisfy earnouts and to purchase minority interests.

     Major Acquisitions

     Effective June 1, 2000, the Company acquired all of the outstanding common stock of Computer Equity Corporation (Compec). The aggregate purchase price was approximately $24.7 million, $15.7 million of which was paid in shares of the Company's common stock at closing and $9.0 million of which was paid in cash. In the Company's report on Form 10-Q for the quarter ended June 30, 2001, the Company included summary information about its acquisition of Compec. That information included a statement that $7.3 million of the purchase price was paid in common stock as a result of the achievement of earnings targets for the twelve months ended June 30, 2001. Those shares were issued in the name of the selling shareholders of Compec, but after such issuance, but before the shares were delivered to the stockholders, the Company became aware of information which called into question whether the earnings targets had in fact been met. The Company's investigation is ongoing and has determined that it is uncertain what, if any, earnout payment has been earned and the Company has subsequently cancelled the issuance of the earnout shares. The total purchase price of Compec, including the liabilities, was allocated to the identifiable assets with the remainder of $15.5 million recorded as goodwill, which is being amortized over ten years.

     On September 8, 2000, the Company completed the acquisition of Destron Fearing Corporation through a merger of its wholly-owned subsidiary, Digital Angel Corporation (formerly known as Digital Angel.net Inc.), into Destron Fearing Corporation. As a result of the merger, Destron Fearing is now a wholly-owned subsidiary of the Company and has been renamed "Digital Angel Corporation." In connection with the merger, each outstanding share of Destron Fearing common stock was exchanged for 1.5 shares of the Company's common stock, with fractional shares settled in cash. In addition, outstanding options and warrants to purchase shares of Destron Fearing common stock were converted into a right to purchase that number of shares of the Company's common stock as the holders would have been entitled to receive had they exercised such options and warrants prior to September 8, 2000 and participated in the merger. The Company issued 20.5 million shares of its common stock in exchange for all the outstanding common stock of Destron Fearing and 0.3 million shares of its common stock as a transaction fee. The Company will issue up to 2.7 million shares of its common stock upon the exercise of the Destron Fearing options and warrants. The aggregate purchase price of approximately $84.5 million, including the liabilities, was allocated to the identifiable assets with the remainder of $74.7 million recorded as goodwill, which is being amortized over ten years.

     Effective October 1, 2000, the Company acquired all of the outstanding common stock of Pacific Decisions Sciences Corporation (PDSC). The aggregate purchase price was approximately $28.1 million, which was paid in shares of the Company's common stock. Certain earnings targets for twelve months ended September 30, 2001 were not achieved and therefore an earnout payment was not owed. For the twelve month period ended September 30, 2002, the former stockholders of PDSC will be entitled to receive earnout payments, payable in cash or in shares of the Company's common stock, of $9.7 million plus 4.0 times EBITDA in excess of a specified amount (as defined in the merger agreement) if certain earnings targets are achieved. The total purchase price of PDSC, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $25.2 million recorded as goodwill, which was being amortized over five years. During the third quarter of 2001, the Company recorded an impairment charge of $17.4 million against the remaining un-amortized goodwill as a result of a reassessment of future operating cash flows and the current estimated fair value of PDSC. See Note 8 regarding assets impairments recorded in the third quarter of 2001.

     Effective June 1, 1999, the Company acquired all of the outstanding common stock of Bostek, Inc. and an affiliate (Bostek) in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $27.5 million, of which $10.2 million was paid in cash at closing, $5 million was paid in cash in January 2000 and $1.8 million for the 1999 earnout was paid in cash in February 2000 and $0.5 million of additional acquisition costs were paid in 2000. Upon a successful initial public offering of Intellesale, $9.5 million was to be payable in cash. As the result of settling certain disputes between the Company and the former owners of Bostek, the parties agreed to eliminate the remaining $9.5 million payable provided the Company registered approximately 3.0 million common shares by June 15, 2001. The former Bostek owners agreed to purchase these shares at a price up to $2.03 per share depending on the market price of the common stock on the date payment is due. The Company was successful in meeting this June 15, 2001 deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in June 2001 as an extraordinary gain. The operating results of the Company include Bostek from its acquisition date. See Note 11 regarding Discontinued Operations, which includes the operations of Intellesale and Bostek.

     Unaudited pro forma results of operations for the nine months ended September 30, 2000 are included below. Such pro forma information assumes that each of the above acquisitions had occurred as of January 1, 2000.

Nine Months Ended September 30, 2000

Revenue from continuing operations	$ 163,561
Loss from continuing operations	(14,516)
Loss available to common shareholders from continuing operations	(14,516)
Loss per common share from continuing operations - basic	$ (0.15)
Loss per common share from continuing operations - diluted	$ (0.15)

     Other Investments

     On February 27, 2001, the Company acquired 16.6% of the capital stock of Medical Advisory Systems, Inc. (AMEX: DOC), a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.0 million in consideration for 3.3 million shares of our common stock. The Company is now the single largest shareholder and controls two of the seven board seats. The Company is accounting for this investment under the equity method of accounting. The excess of the purchase price over the estimated fair value of acquired net assets was approximately $6.8 million (goodwill) and is being amortized on a straight-line basis over five years.

     On November 1, 2001, the Company announced the merger of its wholly-owned subsidiary, Digital Angel Corporation, with Medical Advisory Systems (MAS), (AMEX:DOC). Under the terms of the agreement, Digital Angel Corporation will become a wholly owned subsidiary of MAS and the Company will own approximately 82% of the stock of MAS. Options and warrants to purchase stock in Digital Angel Corporation will be converted into rights to purchase MAS stock. Subsequent to the merger, MAS will be renamed Digital Angel Corporation and will immediately file for a Nasdaq listing, subject to meeting the listing requirements at the time. This agreement is subject to the approval of IBM Credit and the shareholders of MAS and to other closing conditions.

     Dispositions

     During the third quarter of 2001, the Company sold the business assets of its wholly-owned subsidiaries Signal Processors, Limited and ACT Wireless Corp. The total proceeds of $0.9 million in cash and notes receivable resulted in a pre-tax loss of approximately $3.0 million.

     8. Asset Impairment

     As a result of the current economic slowdown, which was exacerbated by the terrorists'attacks on September 11, 2001, the Company has experienced deteriorating sales for certain of its businesses. This has resulted in the shut down of several of the Company's businesses during the quarter. Also, letters of intent that the Company has received during the quarter related to the sales of certain of its businesses have indicated a decline in their fair values. The sales of these businesses are being considered due to the current financial condition of the Company and do not comprise an entire business segment. Based upon these developments, the Company has reassessed its future expected operating cash flows and business valuations. This reassessment has resulted in the following asset impairments for the three and nine months ended September 30, 2001:

(In thousands)
Goodwill:
Applications	$37,527
Services:
Telephony	12,912
Networks	9,766

Total goodwill	60,205
Property and equipment	2,540
Software and other	6,019

$68,764

     In addition to the impairments above, the Company has recorded an inventory reserve of $4.3 million, which is included in the financial statements in cost of products sold for the three and nine months ended September 30, 2001.

     As of September 30, 2001, the net book value of the Company's goodwill was $98.7 million. Based upon two independent valuations of the Advanced Wireless segment, its current projections of future operating cash flows and the current estimated fair market values of businesses associated with the goodwill, management believes that this goodwill is not impaired.

     9. Redeemable Preferred Stock

     For the nine months ended September 30, 2001, the beneficial conversion feature (BCF) associated with the Company's preferred stock charged to earnings per share was $9.4 million. The Company has cumulatively recorded a charge to earnings per share of $13.2 million, since the issuance of the preferred stock. As of June 30, 2001, the BCF was fully accreted.

10. Comprehensive Loss

     Comprehensive loss represents all non-owner changes in stockholders' equity and consists of the following:

	Three Months Ended September 30, (In thousands)		Nine Months Ended September 30, (In thousands)

	2001	2000	2001	2000

Net loss	$(110,097)	$(1,740)	$(162,948)	$(20,640)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(34)	(352)	(1,059)	(852)

Total comprehensive loss	$(110,131)	$(2,092)	$(164,007)	$(21,492)

     11. Discontinued Operations

     On March 1, 2001, the Company's Board of Directors approved a plan to offer for sale its Intellesale business segment and all of its other "non-core businesses". Accordingly, the operating results of these entities have been reclassified and reported as Discontinued Operations for all periods presented. The Company expects to dispose of, or close, these businesses by March 1, 2002. Cash proceeds for sales will be used to reduce outstanding debt.

     The following discloses the results of Intellesale and all other non-core businesses comprising Discontinued Operations for the period from January 1, 2001 through March 1, 2001, and the three months and nine months ended September 30, 2000:

	January 1, through March 1,	Three Months Ended September 30,	Nine Months Ended September 30,

	2001	(In thousands) 2000	2000

Product revenue	$13,039	$28,717	$113,552
Service revenue	846	4,157	11,768

Total revenue	13,885	32,874	125,320
Cost of products sold	10,499	22914	104,125
Cost of services sold	259	2,685	7,458

Total cost of products and services sold	10,758	25,599	111,583

Gross profit	3,127	7,275	13,737
Selling, general and administrative expenses	2,534	5,782	29,994
Depreciation and amortization	264	1,065	3,070
Interest, net	29	45	136
Provision (benefit) for income taxes	34	(1,163)	(8,503)
Minority interest	53	53	200

Income (loss) from discontinued operations	$213	$1,493	$(11,160)

     The above results do not include any allocated or common overhead expenses. Included in Interest, net above are interest charges based on the debt of these businesses that the Company believes will be assumed by a purchaser when the business is sold.

     Assets and liabilities of Discontinued Operations are as follows at September 30, 2001 and December 31, 2000:

	September 30, 2001	December 31, 2000
	(In thousands)
Current Assets
Cash and cash equivalents	$454	$–
Accounts receivable and unbilled receivables, net	7,743	10,290
Inventories	7,300	17,950
Prepaid expenses and other current assets	222	336

Total Current Assets	15,719	28,576
Property and equipment, net	4,652	6,536
Other assets	1,448	1,212

	$21,819	$36,324

Current Liabilities
Notes payable	$61	$4
Current maturities of long-term debt	4,987	519
Accounts payable	9,602	10,691
Accrued expenses	18,457	10,908

Total Current Liabilities	33,107	22,122
Long-term debt	40	5,224
Minority interest	564	902

	$33,711	$28,248

Net Assets (Liabilities) of Discontinued Operations	$(11,892)	$8,076

     At December 31, 2000, the Company recorded a provision for operating losses and carrying costs during the phase-out period including operating and other disposal costs to be incurred in selling the businesses. Carrying costs primarily include the cancellation of facility leases and employment contract buyouts. The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from March 1, 2001, the measurement date, through September 30, 2001. The additions represent changes in the estimated loss on sale or closure and actual losses in excess of estimated operating losses during the phase out period. During the first nine months of 2001, the Company incurred actual losses in excess of estimated operating losses accrued on the measurement date of $8.4 million. The primary reason for the excess losses were due to inventory write-downs of $4.5 million during the second quarter of 2001 and a reduction in expected revenues as certain of the businesses were closed in the second and third quarters of 2001. During the second quarter of 2001, the Company increased its estimated loss on the sale/closure of Intellesale by $13.9 million as a result of a combination of the deteriorating market condition for the technology sector as well as its strategic decision to reallocate funding to its core businesses.

     The Company also increased its estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001 by $0.2 million.

     The deductions represent activity from March 1, 2001, the measurement date, to September 30, 2001:

Type of Cost	Balance, March 1, 2001	Additions	Deductions	Balance September 30, 2001

Operating losses	$1,619	$8,429	$10,048	$–
Estimated loss on sale	–	14,108	210	13,898
Carrying costs	6,954	–	2,286	$4,668

Total	$8,573	$22,537	$12,544	$18,566

     Effective October 1, 2001, the Company sold 100% of the stock of its wholly-owned subsidiary, Hopper Manufacturing Co., Inc. Hopper's operations are included in Discontinued Operations and the sale is part of the Company's plan of disposal. Proceeds on the sale approximated the estimated proceeds at September 30, 2001.

     12.  Extraordinary Gain

     As a result of settling certain disputes between the Company and the former owners of Bostek, Inc. and an affiliate (Bostek), as more fully discussed in Note 7, the parties agreed to forgive a $9.5 million payable, provided the Company registered approximately 3.0 million common shares by June 15, 2001. The Company was successful in meeting the June 15, 2001 registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in June 2001 as an extraordinary gain.

     13. Nasdaq Listing Requirements

     On July 12, 2001, the Company received notification from Nasdaq that it had failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days, as required by the Nasdaq National Market. Nasdaq has temporarily suspended the minimum bid requirement until January 2, 2002. Once the moratorium is lifted, if the Company is unable to satisfy this requirement, Nasdaq may begin procedures to remove the Company's common stock from the Nasdaq National Market. Should the Company receive notification from the staff of Nasdaq that its shares of common stock will be delisted, the Company has the right to appeal the staff's decision.

     14. Legal Proceedings

     The Company, and certain of its subsidiaries, are parties to various legal actions as either plaintiff or defendant. In the Company's opinion , these proceedings will not have a material adverse affect on its financial position, its cash flows or its overall trends in results. The estimate of the potential impact on its financial position, its overall results of operations or its cash flows for these proceedings could change in the future.

     On April 7, 2000, the Company and Intellesale filed a counterclaim against David Romano and Eric Limont, the former owners of Bostek, Inc. and Micro Components International Incorporated, two companies acquired by Intellesale in June 1999, in the U.S. District Court for the District of Delaware for, generally, breach of contract, breach of fiduciary duty and fraud. Messrs. Romano and Limont had filed their claim generally alleging that their earnout payment from Intellesale was inadequate. In July 2000, the Company and Intellesale amended its counterclaim in the U.S. District Court for the District of Delaware to seek damages for, among other things, securities law violations. In addition, on May 19, 2000, Intellesale and two of its subsidiaries, Bostek, Inc. and Micro Components International Incorporated, filed suits against Messrs. Romano and Limont in Superior Court of Massachusetts to recover damages. In July 2000, Messrs. Romano and Limont amended their complaint in the U.S. District Court for the District of Delaware to add a claim for $10 million for the $10 million payment not made to them. As of January 16, 2001, the Company, Intellesale, Bostek, Inc. and Micro Components International Incorporated settled all claims with Messrs. Romano and Limont. As part of the settlement agreement, Messrs. Romano and Limont agreed to invest up to $6 million in shares of the Company's common stock and to indemnify the Company against various other litigation filed against Bostek, Inc. The settlement agreement provides for Messrs. Romano and Limont to purchase 3.0 million shares of the Company's common stock. The Company has issued the common stock pending the closing of the transaction, which as of November 14, 2001, had not yet been consummated. As a condition of settlement, the 3.0 million shares were required to be included on a registration statement with an effective date on or before June 15, 2001. The Company was successful in meeting the June 15, 2001 deadline.

     On June 28, 2000, the Company entered into an agreement and plan of merger with South Seas Data, Inc. Prior to completion of the transaction, the Company became aware of significant shortfalls in the earnings of South Seas and terminated the agreement. South Seas has filed a complaint alleging that we breached the agreement and demanding specific performance. The Company has asserted affirmative defenses and has filed a counterclaim against South Seas and a third-party complaint against an agent of South Seas. Trial has been set for November, 2001. The Company believes the claims made by South Seas are without merit and intends to vigorously defend them.

     On June 8, 2001, three individuals filed suit against the Company and four of its officers in the United States District Court for Delaware seeking equitable relief and damages. The plaintiffs had acquired stock in the Company when the company in which they were shareholders, Computer Equity Corporation, was merged into one of the Company's subsidiaries in 2000. The suit alleged, inter alia, that, because of asserted violations of federal and state securities laws and breach of a contract by us, the merger transaction should be rescinded. The suit was not served until August 6, by which time, a First Amended Complaint had been filed. As amended, the suit now has eight plaintiffs, all of whom had formerly owned stock in Computer Equity Corporation, and no longer seeks rescission. The various counts of the complaint assert violations of federal and state securities laws for the Company's alleged failure to register timely the shares issued in connection with the merger; breach of contract by us for allegedly failing to comply with a Registration Rights Agreement regarding the shares; and breach of a covenant of good faith and fair dealing arising from the same matters. In addition, in two counts the plaintiffs seek a declaratory judgment that any future payments due to them under the merger agreement, so called "earnout" payments, due on or before September 30, 2001 and 2002, must be made in cash instead of through issuance of stock, as is permitted in the agreement, because of our alleged failures with regard to registration of shares in the past. The damages sought are those which allegedly arose because of the claimed delay in the registration of the stock issued in connection with the merger in 2000 and are described in the First Amended Complaint as being "not less than $1 million." On October 18, 2001, the eight plaintiffs filed a motion for leave to file a second amended complaint. The proposed second amended complaint adds Computer Equity Corporation as a defendant. It continues to assert claims for violation of federal securities law, breach of contract for failure to comply with a Registration Rights Agreement, and breach of the covenant of good faith and fair dealing. The proposed second amended complaint adds a breach of contract claim for failure to make the September 30, 2001 "earnout" payment. All other claims were eliminated. Plaintiffs seek over $10 million in damages and rescission, as they ask the Court to return the shares of Computer Equity Corporation. The Court has not ruled on whether it will permit plaintiffs to file the second amended complaint. Computer Equity Corporation has replaced four members of its management team, who are John Ballenger, Fred Henschel, David Schaumburg and Christopher Ballenger, among the plaintiffs in the Delaware litigation, and has filed suit against them in Fairfax County Circuit Court in Fairfax, Virginia. The suit seeks equitable and injunctive relief. The Company believes the claims made by these individuals are without merit and intends to vigorously defend them.

     On August 3, 2001, Prodigy Communications, successor to FlashNet Communications, filed suit against Intellesale in connection with a settlement and computer purchase agreement. Prodigy alleges that Intellesale has not performed under the agreement and seeks damages of $3.0 million. The Company believes the claims made by Prodigy are without merit and intends to vigorously defend them.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma condensed combined financial statements reflect the results of its condensed consolidated operations for the year ended December 31, 2000 after giving effect to the acquisitions of Computer Equity Corporation (“Compec”) and Pacific Decision Sciences Corporation (“Pacific”) and the merger with Destron Fearing Corporation (“Destron”), each as described further below. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 gives effect to the acquisitions of Compec and Pacific and the merger with Destron as if they had occurred on January 1, 2000. Our year ended on December 31, 1999, Pacific’s fiscal year ended on June 30, 2000, while Compec’s fiscal year ended February 29, 2000 and Destron’s fiscal year ended on September 30, 1999.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

     During June 2000, our subsidiary, Compec Acquisition Corp, acquired all of the outstanding common shares of Compec in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $24.7 million of which $15.8 million was paid in 4.8 million shares of our common stock and $8.9 million was paid in cash. The valuation of the common stock issued was based upon the terms of the agreement. In addition, the stockholders of Compec shall be entitled to earnout payments contingent upon Compec achieving certain earnings targets in the twenty-four months following the acquisition. The purchase price for Compec has been assigned to the assets acquired and the liabilities assumed based on their estimated fair values at the acquisition date, which approximated their book values. Based upon such allocations, the aggregate purchase price exceeded the estimated fair value of the net assets acquired (goodwill) by approximately $15.3 million, which is being amortized on a straight-line basis over 10 years. Any additional amounts paid out under the purchase price contingency provision noted above are expected to result in additional goodwill.

     On September 8, 2000, we completed the acquisition of Destron through a merger of its wholly-owned subsidiary, Digital Angel Corporation, formerly known as Digital Angel.net, Inc., into Destron. As a result of the merger, Destron is now our wholly-owned subsidiary and has been renamed Digital Angel Corporation. The pro forma adjustments reflecting the consummation of the merger are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto. In connection with the merger, each outstanding share of Destron’s common stock was exchanged for 1.5 shares of our common stock. In addition, outstanding options and warrants to purchase shares of Destron’s stock prior to the date of the merger were converted into a right to purchase that number of shares of our common stock as the holders would have been entitled to receive had they exercised such options and warrants prior to September 8, 2000 and participated in the merger. We issued 20.5 million shares of our common stock in exchange for all the outstanding common stock of Destron and 0.3 million shares of its common stock as a transaction fee. The aggregate purchase price of approximately $84.6 million, including the liabilities was allocated to the identifiable assets based on their estimated fair values at the merger date, with the remainder of $74.9 million recorded as goodwill, which is being amortized on a straight-line basis over 10 years. The value of our shares issued in exchange for Destron’s stock was calculated using the average of the closing price of our stock a few days before and a few days after the date the amendment to the definitive merger agreement, which fixed the exchange ratio, was signed.

     Effective October 1, 2000, our subsidiary, PDS Acquisition Corp, acquired all of the outstanding common shares of Pacific in a transaction accounted for under the purchase method of accounting. The aggregate purchase price of approximately $28.0 million was paid in 8.6 million shares of our common stock. The valuation of the common stock issued was based upon the terms of the agreement. In addition, the stockholders of Pacific shall be entitled to earnout payments contingent upon Pacific achieving certain earnings targets in the twenty-four months following the acquisition. The purchase price for Pacific was assigned to the assets acquired and the liabilities assumed based on their estimated fair values at the acquisition date, which approximated their book values. Based upon such allocations, the aggregate purchase price exceeded the estimated fair value of the net assets acquired (goodwill) by approximately $25.2 million, which is being amortized on a straight-line basis over 5 years. Any additional amounts paid out under the purchase price contingency provision noted above are expected to result in additional goodwill.

Applied Digital Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended December 31, 2000
(in thousands, except per share data)

Applied Digital Solutions, Inc. Historical Year Ended December 31, 2000	Computer Equity Corporation Historical(January 1, 2000- May 31, 2000)(A)	Pro Forma Adjustments	Pro Forma Combined December 31, 2000	Destron Fearing Corporation Historical(January 1, 2000- September 7, 2000)(G)	Merger Adjustments	Pro Forma Combined December 31, 2000	Pacific Decisions Corporation Historical Nine Months Ended September 30, 2000	Merger Adjustments	Pro Forma Combined December 31, 2000
Total revenue	$ 134,766	$ 10,453	$ --	$ 145,219	$ 12,655	$ --	$ 157,874	$ 6,248	$ 164,122
Cost of goods and services sold	82,475	7,776	90,251	7,755	98,006	1,871	99,877
--	--	--	--
Gross profit	52,291	2,677	54,968	4,900	59,868	4,377	64,245
Selling, general and administrative expenses	(64,500)	(2,848)	(67,348)	(3,241)	(70,589)	(3,541)	(74,130)
Depreciation and amortization	(11,073)	(178)	(638)	(B)	(11,889)	(4,988)	(H)	(16,877)	(25)	(3,783)	(L)	(20,685)
Unusual and restructuring charges	(6,383)	(6,383)	(6,383)	(6,383)
Gain on sale of subsidiaries	486	486	486	486
Interest and other income	1,095	1,095	58	1,153	79	1,232
Interest expense	(5,901)	(310)	(C)	(6,211)	(63)	(6,274)	(6,274)
(Loss) income from continuing operations before (benefit) provision for income taxes and minority interest	(33,985)	(349)	(948)	(35,282)	1,654	(4,988)	(38,616)	890	(3,783)	(41,509)
(Benefit) provision for income taxes	(5,040)	(187)	(124)	(D)	(5,351)	38	--	(I)	(5,313)	386	--	(M)	(4,927)
(Loss) income from continuing operations before minority interest	(28,945)	(162)	(824)	(29,931)	1,616	(4,988)	(33,303)	504	(3,783)	(36,582)
Minority interest	229	229	--	229	--	229
Net (loss) income from continuing operations	(29,174)	(162)	(824)	(30,160)	1,616	(4,988)	(33,532)	504	(3,783)	(36,811)
Preferred stock dividends	191	191	191	191
Accretion of beneficial conversion feature and to redemption value of redeemable preferred stock -- series c	3,857	3,857	3,857	3,857
Net (loss) income from continuing operations available to common shareholders	$ (33,222)	$ (162)	$ (824)	$ (34,208)	$ 1,616	$ (4,988)	$ (37,580)	$ 504	$ (3,783)	$ (40,859)
Earnings per common share - basic (Loss) from continuing operations	($0.52)	($0.47)
Earnings per share - diluted (Loss) from continuing operations	($0.52)	($0.47)
Weighted average number of common shares outstanding - basic	63,825	2,012	(E)	13,881	(J)	6,427	(N)	86,145
Weighted average number of common shares outstanding - diluted	63,825	2,012	(F)	13,881	(K)	6,427	(O)	86,145

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 gives effect to the consolidated results of operations for the year as if the acquisitions of Compec and Pacific and the merger of Destron occurred on January 1, 2000.

     PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 ARE AS FOLLOWS:

     (A)  Represents the historical unaudited condensed combined results of Compec for the five months ended May 31, 2000. Compec was acquired by us effective June 1, 2000.

     (B)  The $638 increase in depreciation and amortization expense represents the estimated amount of goodwill amortization expense to be recorded assuming straight line amortization of the $15,313 of goodwill recorded on our books related to the Compec acquisition over a ten year period.

     (C)  The $310 increase in interest expense represents the increase to interest expense associated with debt issued in connection with the purchase of Compec, based upon borrowing the $8,848 paid to the sellers at closing at our effective interest rate of 8.41%.

     (D)  The $124 adjustment to the provision for income taxes results from providing for taxes at a 40% rate (net federal and state) against the pre-tax pro-forma adjustment for interest expense. The amortization of goodwill is not deductible and therefore receives no tax benefit.

     (E)  The 2,012 shares represents the weighted average effect of the 4,829 shares of our common stock issued to Compec's shareholders for the pro-forma period beginning January 1, 2000 to May 31, 2000.

     (F)  There were no potential dilutive common shares issued or assumed by us in connection with the acquisition of Compec.

     (G)  Represents the historical unaudited condensed combined results of Destron for the period from January 1, 2000 to September 7, 2000. Destron was acquired by us effective September 8, 2000.

     (H)  The $4,988 increase in depreciation and amortization expense represents the estimated amount of goodwill amortization expense to be recorded for the period from January 1, 2000 to September 7, 2000, assuming straight line amortization of the $74,818 of goodwill over a 10 year period and taking into consideration the $58 of goodwill amortization expense included in Destron's historical statement of operations.

     (I)  The amortization of goodwill related to the Destron acquisition is not deductible and therefore receives no tax benefit.

     (J)  Includes the 20,501 shares of our common stock issued to Destron shareholders. Each share of Destron's common stock was exchanged for 1.5 shares of our common stock. Also includes 320 shares of our common stock that were issued in payment of a finder's fee. The 13,881 shares represents the weighted average effect of the 20,501 shares for the pro-forma period beginning January 1, 2000 to September 7, 2001.

     (K)  The dilutive potential common shares were not included in the computation of diluted loss per share because to do so would have been anti-dilutive. The dilutive potential common shares consist of Destron options and warrants of 1,804 which were converted into 1.5 shares of our common stock.

     (L)  The $3,783 increase in depreciation and amortization expense represents the estimated amount of goodwill amortization expense to be recorded, assuming straight line amortization of the $25,220 of goodwill over a 5 year period.

     (M)  The amortization of goodwill is not deductible and therefore receives no tax benefit.

     (N)  The 6,427 shares represents the weighted average effect of the 8,569 shares of our common stock issued to Pacific shareholders for the pro-forma period beginning January 1, 2000 to September 30, 2000.

     (O)  There were no potential diluted common shares issued or assumed by us in connection with the acquisition of Pacific.

     (P)  Represents the historical condensed combined results of Pacific for the nine months ended September 30, 2000. Pacific was acquired by us effective October 1, 2000.

Independent Auditors’ Report

Board of Directors
Pacific Decision Sciences Corporation
Santa Anna, California

     We have audited the accompanying consolidated balance sheet of Pacific Decision Sciences Corporation and subsidiaries as of June 30, 2000, and the related consolidated statements of income, retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Decision Sciences Corporation and subsidiaries as of June 30, 2000, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Rubin, Brown, Gornstein & Co. LLP

St. Louis, Missouri
September 7, 2000

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET June 30, 2000

Assets

Current Assets
Cash and cash equivalents	$1,285,066
Accounts receivable	3,976,077
Prepaid income tax	89,400
Inventory	312,976
Deferred income tax asset	116,800

Total Current Assets	5,780,319

Equipment And Leasehold Improvements, Net	108,205

Other Assets	26,410

$5,914,934

Liabilities And Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$198,307
Deferred income tax liability	1,589,800
Deferred revenue	325,803

Total Current Liabilities	2,113,910

Stockholders’ Equity
Common stock:
Authorized, 10,000,000 shares of no par value;
5,719,500 shares issued and outstanding	202,000
Retained earnings	3,599,024

Total Stockholders’ Equity	3,801,024

$5,914,934

F-69

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS For The Year Ended June 30, 2000

Consolidated Statement Of Income

Sales	$9,997,246

Cost Of Sales	2,156,894

Gross Profit	7,840,352

Operating Expenses	5,104,829

Other Income	63,339

Income Before Provision For Income Taxes	2,798,862

Provision For Income Taxes (Note 4)	1,417,831

Net Income	$1,381,031

Earnings Per Common Share	$0.241

Consolidated Statement Of Retained Earnings

Balance - Beginning Of Year, As Previously
Reported	$2,571,466

Prior Period Adjustment To Recorded
Deferred Revenue (Note 8)	(353,473)

Balance - Beginning Of Year, As Restated	2,217,993

Net Income	1,381,031

Balance - End Of Year	$3,599,024

F-70

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS For The Years Ended June 30, 2000

Cash Flows From Operating Activities
Net income	$1,381,031
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	36,126
Change in assets and liabilities:
Increase in accounts receivable	(1,597,757)
Increase in refundable income taxes	(89,400)
Decrease in prepaid expenses	16,243
Decrease in inventory	90,108
Decrease in accounts payable and accrued expenses	(503,398)
Decrease in deferred revenue	(27,670)
Increase in deferred income taxes	1,206,286

Cash Flows Provided By Operating Activities	511,569

Cash Flows From Investing Activities
Payments for equipment	(22,626)

Increase In Cash And Cash Equivalents	488,943

Cash And Cash Equivalents - Beginning Of Year	796,123

Cash And Cash Equivalents - End Of Year	$1,285,066

Supplemental Disclosure Of Cash Flow Information
Income taxes paid	$676,554

F-71

PACIFIC DECISION SCIENCES CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000

1. Summary Of Significant Accounting Policies

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Pacific Decision Sciences Corporation and its wholly-owned subsidiaries, Pacific Decision Sciences Europe, Ltd. and PDSC Asia Pacific PTE, LTD. Significant inter-company transactions have been eliminated in consolidation.

Estimates And Assumptions

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all temporary cash investments as cash equivalents. The Company maintains cash and cash equivalents at financial institutions throughout the world. Bank and brokerage account balances frequently exceed the insured limits provided by the applicable governmental and privately funded entities.

Allowance For Doubtful Accounts

     The Company provides and allowance for doubtful accounts equal to the estimated collection losses are based on historical collection experience coupled with a review of the current status of the existing receivables. At June 30, 2000, the Company determined that no allowance was necessary.

Inventory

     Inventory is valued at the lower of cost or market on a first-in, first-out (FIFO) basis.

Deferred Revenue

     Deferred revenue represents fees collected in advance for software maintenance and other services. Income is recognized over the period of the maintenance contracts, which is generally one year.

Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements. They consist primarily of taxes currently dues as well as deferred taxes provided for those items of revenue and expenses which have been recognized for financial reporting purposes in different periods from those used for income tax reporting purposes. The deferred tax assets and liabilities represent future tax consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

2. Operations

     The Company, located in Santa Ana, California with offices in the United Kingdom and Singapore, was formed in 1983 to provide software development and implementation services to businesses throughout the United States, United Kingdom and Singapore.

3. Equipment And Leasehold Improvements

Equipment and leasehold improvements consist of:

Furniture and Fixtures	$22,676
Equipment	210,628
Leasehold Improvements	8,211

241,515

Less: Accumulated depreciation	133,310

$108,205

4. Income Taxes

The provision for income taxes consist of the following:

Current federal and state income taxes
at statutory rates	$211,545
Deferred income taxes	1,206,286

$1,417,831

5. Commitments

     The Company leases its facilities, certain office equipment, and four vehicles under long-term lease agreements.

     At June 30, 2000, minimum lease commitments under all noncancellable leases are as follows:

Year	Facility	Vehicles	Office Equipment	Total
2001	$218,146	$30,600	$11,832	$260,578
2002	200,272	28,970	11,832	241,074
2003	146,864	11,480	1,197	159,541

Total	$565,282	$71,050	$24,861	$661,193

6. Concentrations

     Two customers accounted for approximately 63% of accounts receivable and 53% of sales as of and for the year ended June 30, 2000.

7. Subsequent Event

     Effective July 1, 2000, the Company implemented a stock option plan covering full time employees with one year of service. The initial option price was set at $8 expiring seven years following the grant date. Vesting occurs over a four year period at 25% per year.

8. Prior Period Adjustment

     Retained earnings at the beginning of 2000 has been adjusted to correct an error made in a prior year relating to the accounting for revenue on one year maintenance contracts. The error had no effect on net income for 1999.

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET September 30, 2000 (Unaudited)

Assets

Current Assets
Cash and cash equivalents	$2,355,474
Accounts receivable	2,989,842
Inventory	312,976
Deferred income tax asset	116,800

Total Current Assets	5,775,092

Equipment And Leasehold Improvements, Net	127,971

Other Assets	283,244

$6,186,307

Liabilities And Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$465,655
Income taxes payable	34,145
Deferred income tax liability	1,582,780
Deferred revenue	184,099

Total Current Liabilities	2,266,679

Stockholders’ Equity
Common stock:
Authorized,10,000,000 shares of no par value;
5,719,500 shares issued and outstanding	202,000
Retained earnings	3,717,628

Total Stockholders’ Equity	3,919,628

$6,186,307

F-74

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS For The Three Months Ended September 30, 2000 (Unaudited)

Consolidated Statement Of Income

Sales	$1,803,071

Cost Of Sales	493,992

Gross Profit	1,309,079

Operating Expenses	1,106,000

Other Income	31,723

Income Before Provision For Income Taxes	234,802

Provision For Income Taxes	116,198

Net Income	$118,604

Consolidated Statement Of Retained Earnings

Balance - Beginning Of Period	$3,599,024

Net Income	118,604

Balance - End Of Period	$3,717,628

F-75

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS For The Three Months Ended September 30, 2000 (Unaudited)

Cash Flows From Operating Activities
Net income	$118,604
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	6,644
Change in assets and liabilities:
Decrease in accounts receivable	986,235
Decrease in refundable income taxes	89,400
Increase in accounts payable and accrued expenses	267,348
Increase in income taxes payable	34,145
Decrease in deferred income taxes	(7,020)
Decrease in deferred revenue	(141,704)

Cash Flows Provided By Operating Activities	1,353,652

Cash Flows From Investing Activities
Payments for software development	(283,244)

Increase In Cash And Cash Equivalents	1,070,408

Cash And Cash Equivalents - Beginning Of Period	1,285,066

Cash And Cash Equivalents - End Of Period	$2,355,474

Supplemental Disclosure Of Cash Flow Information
Income taxes paid	$5,667

F-76

PACIFIC DECISION SCIENCES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2000 (Unaudited)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements of Pacific Decision Sciences Corporation (“PDSC”) as of September 30, 2000 and for the three months then ended have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of PDSC’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

The consolidated statement of income for the three months ended September 30, 2000 is not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended June 30, 2000.

2.	Principles of Consolidation

The financial statements include the accounts of PDSC and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

F-77

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Destron Fearing Corporation:

We have audited the accompanying consolidated balance sheets of Destron Fearing Corporation (a Delaware corporation) and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Destron Fearing Corporation and Subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

     /s/ ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
   November 5, 1999

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets As of September 30

	1999	1998
ASSETS
CURRENT ASSETS:
Cash	$1,027,000	$104,000
Accounts receivable, net of allowance for doubtful accounts of
$147,000 and $134,000	1,757,000	2,212,000
Inventories	3,827,000	4,753,000
Vendor deposits	665,000	475,000
Prepaid expenses and other current assets	102,000	33,000

Total current assets	7,378,000	7,577,000

PROPERTY AND EQUIPMENT, net	1,808,000	1,922,000

GOODWILL, net	1,833,000	1,917,000

OTHER ASSETS, net	127,000	147,000

	$11,146,000	$11,563,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$—	$1,278,000
Accounts payable	695,000	988,000
Customer deposits	—	865,000
Accrued liabilities	571,000	495,000
Current portion of long-term obligations	663,000	2,544,000

Total current liabilities	1,929,000	6,170,000

LONG-TERM OBLIGATIONS, net of current portion	796,000	677,000

Total liabilities	2,725,000	6,847,000

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value, 20,000,000 shares authorized;
13,443,000 and 13,354,000 shares issued and outstanding	135,000	134,000
Common stock warrants	100,000	—
Additional paid-in capital	19,904,000	19,846,000
Accumulated deficit	(11,718,000)	(15,264,000)

Total shareholders’ equity	8,421,000	4,716,000

	$11,146,000	$11,563,000

The accompanying notes are an integral part of these consolidated balance sheets. F-79

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations For the Years Ended September 30

	1999	1998	1997
NET SALES	$18,548,000	$12,601,000	$12,889,000

COSTS AND EXPENSES:
Cost of sales	10,996,000	9,248,000	8,578,000
Selling, general and administrative	3,228,000	3,774,000	3,651,000
Research and development	802,000	1,017,000	870,000
Interest expense and other	368,000	542,000	562,000

Total costs and expenses	15,394,000	14,581,000	13,661,000

INCOME (LOSS) BEFORE INCOME TAXES	3,154,000	(1,980,000)	(772,000)

PROVISION FOR INCOME TAXES	80,000	—	—

NET INCOME (LOSS) BEFORE EXTRAORDINARY GAIN	3,074,000	(1,980,000)	(772,000)

EXTRAORDINARY GAIN ON DEBT RESTRUCTURING (Note 3)	472,000	—	—

NET INCOME (LOSS)	$3,546,000	$(1,980,000)	$(772,000)

NET INCOME (LOSS) PER COMMON SHARE:
Basic-
Net income (loss) before extraordinary gain	$0.23	$(0.15)	$(0.06)
Extraordinary gain	0.04	—	—

	$0.27	$(0.15)	$(0.06)

Diluted-
Net income (loss) before extraordinary gain	$0.23	$(0.15)	$(0.06)
Extraordinary gain	0.03	—	—

	$0.26	$(0.15)	$(0.06)

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
Basic	13,377,000	13,315,000	12,886,000

Diluted	13,483,000	13,315,000	12,886,000

The accompanying notes are an integral part of these consolidated balance sheets. F-80

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity For the Years Ended September 30, 1999, 1998 and 1997

	Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Warrants	Capital	Deficit	Equity

BALANCE, September 30, 1996	11,641,000	$116,000	$—	$16,692,000	$(12,512,000)	$4,296,000
Issuance of common stock in private placements	1,650,000	17,000	—	3,092,000	—	3,109,000
Issuance of common stock upon exercise of stock options	3,000	—	—	5,000	—	5,000
Net loss	—	—	—	—	(772,000)	(772,000)

BALANCE, September 30, 1997	13,294,000	133,000	—	19,789,000	(13,284,000)	6,638,000
Issuance of common stock upon exercise of stock options and warrants	60,000	1,000	—	57,000	—	58,000
Net loss	—	—	—	—	(1,980,000)	(1,980,000)

BALANCE, September 30, 1998	13,354,000	134,000	—	19,846,000	(15,264,000)	4,716,000
Issuance of common stock upon exercise of stock options	89,000	1,000	—	58,000	—	59,000
Issuance of common stock warrants	—	—	100,000	—	—	100,000
Net income	—	—	—	—	3,546,000	3,546,000

BALANCE, September 30, 1999	13,443,000	$135,000	$100,000	$19,904,000	$(11,718,000)	$8,421,000

The accompanying notes are an integral part of these consolidated balance sheets. F-81

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows For the Years Ended September 30

	1999	1998	1997
OPERATING ACTIVITIES:
Net income (loss)	$3,546,000	$(1,980,000)	$(772,000)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities-
Depreciation and amortization	497,000	475,000	494,000
Extraordinary gain on debt restructuring	(472,000)	—	—
Equity in income of joint venture and other	—	—	225,000
Change in operating items:
Accounts receivable	455,000	(301,000)	(895,000)
Inventories	926,000	539,000	1,927,000
Vendor deposits	(190,000)	(313,000)	(162,000)
Prepaid expenses and other current assets	(69,000)	16,000	(21,000)
Accounts payable and accrued liabilities	(217,000)	487,000	(839,000)
Customer deposits	(865,000)	865,000	—

Net cash provided by (used in) operating activities	3,611,000	(212,000)	(43,000)

INVESTING ACTIVITIES:
Purchase of fixed assets	(279,000)	(268,000)	(192,000)

Net cash used in investing activities	(279,000)	(268,000)	(192,000)

FINANCING ACTIVITIES:
Issuance of common stock, net	59,000	58,000	3,114,000
Repayments of long-term obligations	(1,190,000)	(1,454,000)	(1,350,000)
Net borrowings (repayments) on bank lines of credit	(1,278,000)	905,000	(493,000)

Net cash provided by (used in) financing activities	(2,409,000)	(491,000)	1,271,000

NET CHANGE IN CASH	923,000	(971,000)	1,036,000

CASH, beginning of year	104,000	1,075,000	39,000

CASH, end of year	$1,027,000	$104,000	$1,075,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$385,000	$549,000	$512,000

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Conversion of trade payable to term loan	$—	$—	$4,290,000

Issuance of common stock warrants in connection with
debt restructuring	$100,000	$—	$—

The accompanying notes are an integral part of these consolidated balance sheets. F-82

DESTRON FEARING CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 1999 and 1998

1. Description of Business and Risk Factors:

Destron Fearing Corporation (Destron or the Company) manufactures a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The Company’s products are marketed primarily through a wide network of domestic and international distributors. In November 1993, the Company acquired Fearing Manufacturing Co., Inc. (Fearing), a 50-year-old company engaged in the manufacture of visual identification products for the livestock market.

During fiscal year 1999, the Company resolved several matters which had raised going-concern uncertainties in fiscal year 1998. These included the renewal of the Company’s line of credit agreement through June 30, 2001 and the restructuring of a significant vendor note (Note 3), as well as an overall improvement in operating results and cash flows.

The Company’s future operations are dependent on the attainment of certain objectives, including the successful development, marketing and sale of new and existing products and technology. There can be no assurance that these objectives will be achieved, that the Company would be able to obtain any required additional financing if or when needed, or that such financing, if obtained, would be on terms favorable to the Company.

2. Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes product revenue, net of estimated returns, at the time the products are shipped.

Inventories

Inventories consist of materials, labor and overhead and are valued at the lower of first-in, first-out cost, or market. Inventories consisted of the following at September 30:

	1999	1998
Raw materials	$2,607,000	$2,481,000
Finished goods	1,220,000	2,272,000

Total	$3,827,000	$4,753,000

F-83

Property and Equipment

Property and equipment are recorded at the lower of cost or net realizable value. Depreciation and amortization are recorded on a straight-line basis over the following useful lives:

Building	30 years
Improvements	10-20 years
Equipment	7-10 years
Furniture and fixtures	7 years

Fixed assets consisted of the following at September 30:

	1999	1998
Land, building and improvements	$1,354,000	$1,351,000
Equipment	1,742,000	1,541,000
Furniture and fixtures	375,000	357,000

	3,471,000	3,249,000
Accumulated depreciation and amortization	(1,663,000)	(1,327,000)

	$1,808,000	$1,922,000

The Company periodically evaluates whether events or circumstances indicate that the carrying values of net property and equipment may not be recoverable, or whether the remaining estimated useful lives should be revised. The Company’s evaluation at September 30, 1999 indicated that no impairment write-down was necessary.

Goodwill

Goodwill represents the excess of the purchase price of Fearing (see Note 1) over the fair value of its net assets, and is being amortized on a straight-line basis over 30 years. Other assets consist primarily of patents and licenses related to the Company’s technologies, which are being amortized over their estimated useful lives of 17 to 20 years. Total accumulated amortization of these other assets was $998,000 and $892,000 as of September 30, 1999 and 1998.

The Company periodically evaluates whether events or circumstances indicate that the carrying values of goodwill and other assets may not be recoverable, or whether the remaining estimated useful lives should be revised. The Company’s evaluation at September 30, 1999 indicated that no impairment write-down was necessary.

Fair Value of Financial Instruments

Fair values of long-term obligations approximated carrying value at September 30, 1999 and 1998. The fair values of all other financial instruments also approximated carrying value at September 30, 1999 and 1998, due to the short maturities of those instruments.

Warranties

The Company provides various warranties on certain of its products. Estimated warranty costs are accrued in the same period in which the related revenue is recognized, based on anticipated parts and labor costs and utilizing historical experience.

Research and Development

Research and development costs consist primarily of salaries, supplies and other direct costs and are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities as well as the expected future effects of loss carryforwards and tax credit carryforwards. Resulting net deferred tax assets are reduced by a valuation allowance for the amount of any tax benefits which may not be realized.

Net Income (Loss) Per Common Share

Net income (loss) per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding for the period. Common equivalent shares consist primarily of stock options granted to employees and directors and outstanding warrants.

The Company calculates earnings (loss) per share (EPS) in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share.” Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, excluding potentially dilutive securities. Diluted EPS is calculated using the treasury stock method and reflects the dilutive effect of outstanding stock options and warrants.

A reconciliation of EPS calculations under SFAS No. 128 is as follows for the years ended September 30:

	1999	1998	1997
Net income (loss)	$3,546,000	$(1,980,000)	$(772,000)

Weighted average number of common shares outstanding	13,377,000	13,315,000	12,886,000
Dilutive effect of stock options and warrants	106,000	—	—

	13,483,000	13,315,000	12,886,000

Net income (loss) per common share:
Basic	$0.27	$(0.15)	$(0.06)

Diluted	$0.26	$(0.15)	$(0.06)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the periods presented. Estimates are used for such items as allowances for doubtful accounts, inventory reserves, amortization periods for goodwill and other assets, useful lives of property and equipment, warranty reserves and others. Ultimate results could differ from those estimates.

Recently Issued Accounting Pronouncement

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings, unless specific hedge accounting criteria are met. SFAS No. 133, as amended, will be effective for the Company on October 1, 2000. The Company is currently evaluating the impact of SFAS No. 133, but does not believe it will have a significant effect on its financial position or results of operations.

3. Line of Credit and Long-Term Obligations:

Line of Credit

The Company has a $3,000,000 revolving credit facility with a lending institution. This credit facility bears interest at the greater of 8% or prime plus 1.75%, payable monthly, and carries a commitment fee equal to 0.75% of the unused portion of the commitment under the facility. Borrowings under this facility are payable on demand and are limited to certain eligible accounts receivable and inventories ($2,021,000 maximum availability at September 30, 1999). The line-of-credit agreement is effective through June 30, 2001.

The following information relates to this credit facility for the years ended September 30:

	1999	1998
Balance outstanding at end of year	$—	$1,278,000
Maximum amount outstanding during the year	1,729,000	2,083,000
Average borrowings during the year	380,000	1,234,000
Weighted average interest rate during the year	9.50%	10.25%
Interest rate at end of year	10.25%	10.25%

The line-of-credit agreement contains various restrictive covenants which require the Company to maintain minimum levels of tangible net worth and remain current on all other outstanding debt obligations, among other matters. The credit facility also limits additional indebtedness, capital expenditures and dividends. The Company was in compliance with all such covenants at September 30, 1999.

Long-Term Obligations

Long-term obligations consist of the following at September 30:

	1999	1998
Note payable to third party (see below)	$767,000	$2,488,000
Note payable, interest at 8.98%, payable in monthly installments of principal and interest through March 2001 with a balloon payment of
approximately $533,000 due April 2001; collateralized by real estate	571,000	598,000
Noncompete obligation, interest at 9%	121,000	135,000

Total long-term obligations	1,459,000	3,221,000
Less- Current portion of long-term obligations	663,000	2,544,000

Long-term obligations, net of current portion	$796,000	$677,000

F-86

Future maturities of long-term obligations are as follows as of September 30, 1999:

2000	$663,000
2001	738,000
2002	36,000
2003	22,000

$1,459,000

Debt Restructuring

In June 1997, the Company completed an agreement with a vendor whereby $2,290,000 of a trade payable was converted into an unsecured term note. At September 30, 1998, the Company was in default on certain payment terms of this note.

In March 1999, the Company completed a restructuring of this note whereby the vendor assigned the note to a third party. Effective March 1, 1999, the new noteholder agreed to a reduction of the principal to $1,529,000 to reflect a 35% discount, with interest at 9.25% and monthly payments of $50,000 through January 2002. In connection with this restructuring, the Company granted warrants to the new noteholder to purchase 275,000 shares of the Company’s common stock at $1.00 per share. The warrants are exercisable at any time through March 15, 2004. The warrants were recorded at their estimated fair value of $100,000 as of the date of issuance.

In accordance with the requirements of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” the Company recorded a net extraordinary gain on restructuring of $472,000.

In May 1999, the Company made an additional $600,000 cash payment against the principal of the note.

4. Stock Options and Warrants:

Stock Options

The Company has established an Employee Stock Option Plan (the Employee Plan), a Nonemployee Director Stock Option Plan (the Nonemployee Director Plan) and a Consultant Stock Option Plan (the Consultant Plan).

The Employee Plan authorizes the grant of options to purchase an aggregate of up to 2,300,000 shares of common stock. All persons who are employees of the Company, including directors who are also employees, are eligible to participate. The plan provides for the grant of incentive stock options (ISOs), as defined in the Internal Revenue Code (the Code), and nonincentive stock options (NSOs). Options under this plan are granted at the discretion of a committee of the Company’s board of directors.

The Nonemployee Director Plan authorizes the grant of NSOs to purchase an aggregate of 300,000 shares of common stock to nonemployee directors of the Company. Each nonemployee director is granted an option to purchase 15,000 shares of common stock when elected or appointed to the board of directors and receives an option to purchase an additional 2,500 shares of common stock upon each reelection to the Company’s board of directors. Options are granted at exercise prices equal to the fair market value of the common stock at the date of grant, and vesting terms are determined by the board of directors or its designee.

The Consultant Plan authorizes the grant of options to purchase an aggregate of 500,000 shares of common stock to consultants of the Company who may be directors, but not employees of the Company. Stock options granted under the Consultant Plan are administered by a committee of the board of directors, which determines the grants, exercise prices, number of shares and vesting terms.

The Company accounts for its stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized in the accompanying consolidated statements of operations. Had compensation cost related to these options been determined based on the fair value at the grant date for awards granted in fiscal years 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company’s pro forma net income (loss) and net income (loss) per share would be as follows:

	1999	1998	1997
Net income (loss):
As reported	$3,546,000	$(1,980,000)	$(772,000)
Pro forma	3,156,000	(2,258,000)	(1,082,000)

Net income (loss) per common share:
As reported-
Basic	$0.27	$(0.15)	$(0.06)
Diluted	0.26	(0.15)	(0.06)
Pro forma-
Basic	0.24	(0.17)	(0.08)
Diluted	0.23	(0.17)	(0.08)

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The weighted average fair values of options granted in fiscal years 1999, 1998 and 1997 were $0.87, $0.93 and $1.73. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal years 1999, 1998 and 1997, respectively: risk-free interest rates of 5.5%, 5.6% and 6.4%; expected volatility of 60%, 74% and 78%; and expected lives of four years. Dividend yields were not used in the fair value computations as the Company has never declared or paid dividends on its common stock and currently intends to retain any earnings for use in operations.

Shares subject to option are summarized as follows:

	Incentive Stock Options	Weighted Average Exercise Price	Non- qualified Stock Options	Weighted Average Exercise Price
Balance, September 30, 1996	466,750	$3.04	167,500	$2.21
Granted	210,000	3.00	50,000	2.12
Exercised	(2,500)	2.13	—	—
Forfeited or canceled	(2,000)	2.13	(20,000)	2.45

Balance, September 30, 1997	672,250	3.04	197,500	2.17
Granted	215,000	1.69	57,500	0.99
Exercised	—	—	(5,000)	0.69
Forfeited or canceled	(28,750)	3.49	—	—

Balance, September 30, 1998	858,500	2.68	250,000	1.93
Granted	357,500	1.73	17,500	1.18
Exercised	(53,750)	0.90	—	—
Forfeited or canceled	(187,750)	2.90	(100,000)	2.13

Balance, September 30, 1999	974,500	$2.31	167,500	$1.73

Options exercisable at:
September 30, 1999	612,625	$2.63	167,500	$1.73

September 30, 1998	541,000	$2.76	250,000	$1.93

September 30, 1997	384,000	$2.69	197,500	$2.17

Additional information regarding stock options outstanding and exercisable at September 30, 1999 is as follows:

		Options Outstanding			Options Exercisable
Option Type	Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Options Exercisable	Weighted Average Exercise Price

Incentive	$0.88-$2.44	734,500	$1.79	7.8	388,875	$1.84
	$3.00-$4.56	240,000	3.92	6.6	223,750	3.99

	$0.88-$4.56	974,500	$2.31	7.5	612,625	$2.63

Nonqualified	$0.81-$1.94	107,500	$1.28	8.0	107,500	$1.28
	$2.13-$4.63	60,000	2.53	6.5	60,000	2.53

	$0.81-$4.63	167,500	$1.73	7.5	167,500	$1.73

F-89

Warrants

Warrants to purchase 803,000 and 528,000 shares of the Company’s common stock at prices ranging from $1.00 to $4.81 were outstanding at September 30, 1999 and 1998, respectively. The warrants are exercisable at various times through January 2002.

5. Commitments and Contingencies:

Litigation

Destron has been a party to litigation in which it asserted infringement by a competitor of one of the Company’s patents related to certain of its technologies. The defendants asserted that the patent was not infringed, was invalid and was unenforceable. The defendants also asserted antitrust and unfair competition claims against the Company and Hughes Aircraft Company (now a division of Raytheon Company).

On January 29, 1996, the jury in the trial returned a verdict in favor of the Company and found that the defendants had willfully infringed on the Company’s patent, awarding damages of approximately $444,000. The defendants appealed the verdict, and on July 24, 1997, the appellate court affirmed the trial court’s judgment. Additionally, on November 7, 1997, the trial court ruled that there had been no inequitable conduct on the part of Destron in connection with the issuance of the patent and, as such, upheld the validity and enforceability of the patent. On February 9, 1998, the court entered a judgment confirming the previous finding of no inequitable conduct. An appeals court hearing was held on December 8, 1998 in these matters, and on January 26, 1999, the appellate court again affirmed the original decision. Because the defendants did not pursue a timely appeal, the January 26, 1999 decision is final and not appealable.

On April 21, 1997, the defendants in the above litigation filed suit against the Company, alleging patent infringement and unfair competition on the part of the Company, among other matters. As a result of the favorable ruling in the above-described lawsuit on February 9, 1998, this litigation has been stayed pending further action by the plaintiffs or the court. Although management is unable, at this time, to estimate the potential impact of this litigation, the Company and its legal counsel believe that the ultimate resolution of the litigation will not have a significant adverse impact on the Company’s future financial position, cash flows or results of operations; however, there can be no assurance of the ultimate outcome.

Employee Benefit Plan

The Company has a tax-deferred employee savings plan which was established in accordance with Section 401(k) of the Code. The plan covers all employees of the Company. Participants may contribute up to 15% of their annual compensation on a before-tax basis, subject to certain limits. The Company may elect to make matching and/or discretionary contributions to the Plan. Contributions totaled $43,000 in 1999. There were no Company contributions in 1998.

6. Income Taxes:

As of September 30, 1999 and 1998, the Company had approximately $6,100,000 and $9,500,000 of net operating loss (NOL) carryforwards. Further, the Company has approximately $130,000 of research and development tax credits available to offset future federal taxes, subject to limitations for alternative minimum tax. The NOL and credit carryovers expire from 2004 through 2018 and are subject to examination by the tax authorities. Approximately $1,500,000 of the $6,100,000 of NOL carryforwards at September 30, 1999 relate to the exercise and subsequent sale of stock options. The tax benefit of approximately $555,000 associated with this stock option deduction will be recorded as additional paid-in capital when realized.

The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryovers available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. The Company does not believe that a change in ownership has occurred since the NOL carryforwards were generated.

The components of deferred income taxes at September 30 were as follows:

	1999	1998
Net operating loss carryforwards	$2,277,000	$3,392,000
Other, net	(1,000)	160,000

Less- Valuation allowance	(2,276,000)	(3,552,000)

The Company has determined that certain deferred tax benefits may not be realizable because such realization requires future taxable income, the attainment of which is uncertain. Accordingly, a valuation allowance has been established to eliminate the net deferred tax asset related to these items.

The reconciliation between income taxes using the statutory federal income tax rate and the recorded tax provision is as follows:

	1999	1998	1997
Federal taxes at statutory rate	$1,233,000	$(673,000)	$(262,000)
Effect of nonutilization (utilization)
of net operating losses and
permanent differences	(1,153,000)	673,000	262,000

Tax provision	$80,000	$—	$—

Effective rate	2%	—%	—%

7. Export Sales and Significant Customers:

The Company generally sells its products at prices quoted in U.S. dollars to limit the risks associated with currency exchange rate fluctuations. Sales to locations outside of the United States are summarized as follows for the years ended September 30:

	1999	1998	1997
Europe	$3,670,000	$1,690,000	$2,575,000
Canada	628,000	694,000	570,000
Asia and other	848,000	372,000	713,000

Total	$5,146,000	$2,756,000	$3,858,000

For the year ended September 30, 1999, sales to two customers represented 11% each of net sales. During the year ended September 30, 1998, sales to one customer represented 18% of net sales, and during the year ended September 30, 1997, sales to two customers represented 16% and 10% of net sales.

8. Segment Disclosures and Related Information:

In fiscal year 1999, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires the disclosure of certain information about operating segments in financial statements. The Company’s reportable segments are based on the Company’s method of internal reporting, which generally segregates the strategic business units into two segments: radio frequency identification (RFID), consisting primarily of the Company’s electronic transponder identification technology sales, and visual identification, whereby the Company manufactures and sells animal identification tags. Segment information included in the accompanying consolidated balance sheets as of September 30, 1999 and 1998 and in the consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997 is as follows:

	Radio Frequency Identification	Visual Identification	Corporate(a)	Total
1999
Net sales	$12,496,000	$6,052,000	$—	$18,548,000
Income (loss) before income taxes	2,816,000	830,000	(492,000)	3,154,000
Depreciation and amortization	229,000	145,000	123,000	497,000
Interest expense, net	—	—	368,000	368,000
Extraordinary gain	472,000	—	—	472,000
Provision for income taxes	—	—	80,000	80,000
Identifiable assets	5,220,000	3,714,000	2,212,000	11,146,000
Capital expenditures	113,000	113,000	53,000	279,000

1998
Net sales	$6,750,000	$5,851,000	$—	$12,601,000
Income (loss) before income taxes	(1,539,000)	221,000	(662,000)	(1,980,000)
Depreciation and amortization	230,000	125,000	120,000	475,000
Interest expense, net	—	—	542,000	542,000
Identifiable assets	6,294,000	3,927,000	1,342,000	11,563,000
Capital expenditures	80,000	83,000	105,000	268,000

1997
Net sales	$7,202,000	$5,687,000	$—	$12,889,000
Income (loss) before income taxes	(786,000)	685,000	(671,000)	(772,000)
Depreciation and amortization	256,000	130,000	108,000	494,000
Interest expense, net	—	—	562,000	562,000
Identifiable assets	6,680,000	3,612,000	2,390,000	12,682,000
Capital expenditures	14,000	46,000	132,000	192,000

(a) Corporate amounts consist of amounts not directly assignable to a business segment. F-92

DESTRON FEARING CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) JUNE 30, 2000 AND SEPTEMBER 30, 1999 (in thousands, except share and per share amounts)

	June 30, 2000	September 30, 1999
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	2,236	1,027
Accounts receivable, net	2,481	1,757
Inventories, net	3,909	3,827
Vendor deposits	445	665
Prepaid expenses and other current assets	117	102

Total current assets	9,188	7,378

PROPERTY AND EQUIPMENT, net	1,859	1,808
GOODWILL, net	1,770	1,833
OTHER ASSETS, net	110	127

	12,927	11,146

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	685	695
Accrued liabilities	424	571
Current portion of long-term obligations	581	663

Total current liabilities	1,690	1,929

LONG TERM OBLIGATIONS,
net of current portion	66	796

Total liabilities	1,756	2,725

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value;
20,000,000 shares authorized;
13,646,380 and 13,443,000 shares
issued and outstanding, respectively	136	135
Common stock warrants	100	100
Additional paid-in capital	20,300	19,904
Accumulated deficit	(9,365)	(11,718)

Total shareholders’ equity	11,171	8,421

	12,927	11,146

The accompanying notes are an integral part of these consolidated financial statements. F-93

DESTRON FEARING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND NINE MONTHS ENDED JUNE 30, 2000 AND 1999
(in thousands, except per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30
	2000	1999	2000	1999
NET SALES	$4,192	$5,271	$14,991	$14,782

COST AND EXPENSES
Cost of Sales	2,606	2,961	8,945	8,691
Selling, general and administrative	967	712	2,944	2,435
Research and development	273	192	760	594
Interest (income) expenses and other	(66)	77	(62)	342

Total costs and expenses	3,780	3,942	12,587	12,062

INCOME (LOSS) BEFORE INCOME TAXES	412	1,329	2,404	2,720

PROVISION FOR INCOME TAXES	8	27	51	70

NET INCOME (LOSS) BEFORE
EXTRAORDINARY GAIN	404	1,302	2,353	2,650

EXTRAORDINARY GAIN ON
DEBT RESTRUCTURING	—	—	—	472

NET INCOME (LOSS)	$404	$1,302	$2,353	$3,122

BASIC AND DILUTED EARNINGS
(LOSS) PER COMMON SHARE:
Before extraordinary gain	$0.03	$0.10	$0.17	$0.20

Extraordinary gain	$—	$—	$—	$0.03

WEIGHTED AVERAGE	$0.03	$0.10	$0.17	$0.23

COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING:
Basic	13,669	13,390	13,544	13,366

Diluted	14,488	13,463	14,238	13,397

The accompanying notes are an integral part of these consolidated financial statements. F-94

DESTRON FEARING CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE NINE MONTHS ENDED JUNE 30, 2000 AND 1999 (in thousands)

	Nine Months Ended June 30,
	2000	1999

OPERATING ACTIVITIES:
Net income	$2,353	$3,122
Adjustments to reconcile net income to net cash
used in operating activities:
Extraordinary gain on debt restructuring	—	(472)
Depreciation and amortization	379	358
Changes in operating items:
Accounts receivable	(724)	(343)
Inventories	(82)	1,149
Vendor Deposits, prepaid expenses and other current assets	205	(244)
Accounts payable and accrued liabilities	(157)	(720)

Net cash provided by operating activities	1,974	2,850

INVESTING ACTIVITIES:
Purchases of fixed assets	(350)	(245)

Net cash used in investing activities	(350)	(245)

FINANCING ACTIVITIES:
Repayments of long-term obligations	(812)	(1,014)
Net borrowings on bank line of credit	—	(1,278)
Issuance of common stock	397	43

Net cash used in financing activities	(415)	(2,249)

NET CHANGE IN CASH	1,209	356

CASH, beginning of period	1,027	104

CASH, end of period	$2,236	$460

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$76	$330

Income taxes paid	$28	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Issuance of common stock warrants in connection
with debt restructuring	$—	$100

The accompanying notes are an integral part of these consolidated financial statements. F-95

DESTRON FEARING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000 AND 1999
(unaudited)

1. GENERAL

The information included in the accompanying consolidated interim financial statements is unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the most recent Annual Report on Form 10-K filed for Destron Fearing Corporation and its subsidiaries (collectively, the “Company”). In the opinion of management, all adjustments, consisting of normal recurring items, necessary for a fair presentation of the financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

2. INVENTORIES

Inventories are valued at the lower of first in, first out, cost or market, and consist of the following (in thousands):

3. NET INCOME PER COMMON SHARE

	June 30, 2000	Sept. 30, 1999
Raw materials	$2,923	$2,607
Finished goods	986	1,220

Total inventories	$3,909	$3,827

Net income per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding for the period. Common equivalent shares consist primarily of stock options granted to employees, directors and others, and outstanding warrants. The Company calculates earnings per share (“EPS”) in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share.” Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, excluding potentially dilutive securities. Diluted EPS is calculated using the treasury stock method and reflects the dilutive effect of outstanding options, warrants and other securities.

A reconciliation of EPS calculations under SFAS No. 128 is as follows for the three months and nine months ended June 30 (in thousands, except per share amounts).

	Three Months Ended June 30		Nine Months Ended June 30
	2000	1999	2000	1999
Net income	$404	$1,302	$2,353	$3,122

Weighted average number of
common shares outstanding	13,669	13,390	13,544	13,366

Dilutive effect of stock options
and warrants after application
of the treasury stock method	818	73	693	31

	14,487	13,463	14,237	13,397

Basic and diluted net income
per common share	$0.03	$0.10	$0.17	$0.23

F-96

4. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings, unless specific hedge accounting criteria are met. SFAS No. 133, as amended, will be effective for the Company on October 1, 2000. The Company is currently evaluating the impact of SFAS No. 133, but does not believe it will have a significant effect on its financial position or results of operations.

5. DEBT RESTRUCTURING

In June 1997, the Company completed an agreement with a vendor whereby $2,290,000 of a trade payable was converted into an unsecured term note. At September 30, 1998, the Company was in default on certain payment terms of this note.

In March 1999, the Company completed a restructuring of this note whereby the vendor assigned the note to a third party. Effective March 1, 1999, the new noteholder agreed to a reduction of the principal to $1,529,000 to reflect a 35% discount, with interest at 9.25% and monthly payments of $50,000 through January 2002. In connection with this restructuring, the Company granted warrants to the new noteholder to purchase 275,000 shares of the Company’s common stock at $1.00 per share. The warrants are exercisable at any time through March 15, 2004. The warrants were recorded at their estimated fair value of $100,000 as of the date of issuance.

In accordance with the requirements of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings”, the Company recorded a net extraordinary gain on restructuring of $472,000.

In May 1999, the Company made an additional $600,000 cash payment against the principal of the note. The note was paid in full in May 2000.

6. SEGMENT DISCLOSURES

In fiscal year 1999, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires the disclosure of certain information about operating segments in financial statements. The Company’s reportable segments are based on the Company’s method of internal reporting, which generally segregates the strategic business units into two segments: radio frequency identification (RFID), consisting primarily of the Company’s electronic transponder identification technology sales, and visual identification, whereby the Company manufactures and sells animal identification tags. Segment information included in the accompanying consolidated balance sheets as of June 30 and September 30, 1999 and in the consolidated statements of operations for the three and nine month periods ended June 30, 2000 and 1999 is as follows:

	Radio Frequency Identification	Visual Identification	Corporate(a)	Total
3 Months ended June 30, 2000
Net sales	$2,627	$1,565	$—	$4,192
Income (loss) before income taxes	617	273	(478)	412
Identifiable assets	6,716	3,380	2,831	12,927

3 Months ended June 30, 1999
Net sales	$3,911	$1,360	$—	$5,271
Income (loss) before income taxes	1,515	275	(461)	1,329
Identifiable assets	6,437	3,743	1,064	11,244

9 Months ended June 30, 2000
Net sales	$9,968	$5,023	$—	$14,991
Income (loss) before income taxes	2,833	1,139	(1,568)	2,404
Identifiable assets	6,716	3,380	2,831	12,927

9 Months ended June 30, 1999
Net sales	$9,762	$5,020	$—	$14,782
Income (loss) before income taxes	3,181	1,174	(1,163)	3,192
Identifiable assets	6,437	3,743	1,064	11,244

7. LEGAL PROCEEDINGS

Colorado Patent Actions

On January 29, 1996, the Company prevailed in a patent infringement trial against four competitors in the United States District Court of Colorado. (The patent involved was No. 5,211,129, which relates to the Company’s injectable transponder technology.) The judgment included an award of damages and a permanent injunction against the four competitors. The judgment is now final.

On February 9, 1998, the District Court Judge issued an Order finding two of the defendants in contempt of the permanent injunction and awarded the Company damages due to the contempt. On January 23, 1998, the Company filed a second Motion for Contempt against certain of these defendants.

On April 23, 1998, the Magistrate Judge entered a recommendation that the defendants be held in contempt a second time, based upon their manufacture, use and sale of the ID-100 Zip Quill transponder product and based upon their offer to sell transponders to the Denver Metro Microchip Committee. On March 18, 1999, the District Court adopted the recommendation of the Magistrate Judge as to the Denver Metro Microchip Committee solicitation, but also concluded that the defendants’ manufacture, use and sale of the ID-100 Zip Quill transponder product was not a contemptuous act and that the Company would need to initiate a new infringement action against the defendants regarding this product. On April 15, 1999, the Company appealed the District Court’s decision as to the Zip Quill product. The Company’s appeal from the refusal of the District Court to find the defendant in contempt with respect to the ID-100 Zip Quill transponder product was denied by the Court of Appeals. As to the finding of contempt regarding the Denver Metro Microchip Committee, on December 10, 1999, the District Court awarded double damages to the Company in the amount of $31,472 and ordered the defendants to pay this amount within ninety days. The defendants did not make the awarded payment within ninety days, therefore the Company filed a Motion for Contempt on May 11, 2000. A hearing was held before the district court on July 27, 2000. At the hearing the court found the defendants to be in contempt of the court’s prior order of December 10, 1999. In addition, the court referred the case to the Magistrate Judge to conduct further proceedings to investigate assets of all of the defendants for the purpose of enforcing Destron’s judgment.

Minnesota Patent Actions

On April 21, 1997, four plaintiffs (including three competitors found to be willful infringers in the Colorado patent infringement trial) filed a lawsuit against the Company and Schering-Plough and another of the Company’s competitors in the United States District Court for the District of Minnesota. The plaintiffs allege that the defendants participated in unfair competition, breached an oral agreement and infringed on three of the plaintiffs’ United States patents and requested that the Court award compensatory and treble damages of an unspecified amount.

On May 16, 1997, the plaintiffs amended the lawsuit and, in their complaint as amended, allege patent infringement, false advertising, unfair competition and attempted monopolization on the part of the Company, among other matters, stemming from the ISO standards. This lawsuit has been stayed by agreement of all parties pending the outcome of the appeal of the Colorado action.

Although the appeal in the Colorado action has been completed and the judgment in the Colorado action is final, the plaintiffs in the Minnesota litigation have not elected to vacate the stay, and hence the Minnesota action remains inactive.

8. PENDING TRANSACTION WITH APPLIED DIGITAL SOLUTIONS, INC.

On April 24, 2000, the Company announced that a definitive Merger Agreement had been signed pursuant to which Applied Digital Solutions, Inc. (“Applied Digital”) (NASDAQ:ADSX) will acquire the Company in a tax-free exchange of common stock. The Company will merge with Digital Angel.net Inc., a wholly owned subsidiary of Applied Digital and the combined companies will do business under the Digital Angel.net Inc. name.

On May 26, 2000, the Company and Applied Digital announced an amendment to the Merger Agreement. The amendment modified the exchange ratio for the merger, eliminated the right of either party to terminate the agreement due to an increase or decrease in the price of Applied Digital common stock and prohibited Applied Digital from entering into an acquisition agreement with any other public company prior to the closing of this merger.

Under the terms of the Merger Agreement, as amended, the Company’s stockholders will receive 1.50 shares of Applied Digital common stock for each share of common stock of the Company. Under the Merger Agreement, no further adjustments will be made to the exchange ratio due to changes in the price of Applied Digital common stock. After completion of the merger, the Company’s stockholders will own an estimated 28% of Applied Digital common stock, before the exercise of assumed options and warrants.

On August 7, 2000, the Company and Applied Digital announced that their shareholder meetings originally scheduled for August 8, 2000 to vote on the proposed merger would instead be held on August 25, 2000. Management plans to use the additional time for Applied Digital to solicit proxies to ensure the company meets the quorum requirements for its special meeting of shareholders.

The Merger Agreement, which has already been approved by the Boards of Directors of Applied Digital and the Company, is subject to approval by Applied Digital shareholders and the Company’s stockholders. Pending these shareholder approvals, the completion of the merger is expected during the third quarter of this year. No assurance can be given that the Merger Agreement will result in a transaction.

Report of Independent Certified Public Accountants

Board of Directors
Computer Equity Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Computer Equity Corporation and Subsidiaries (the Company) as of February 29, 2000 and February 28, 1999, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Computer Equity Corporation and Subsidiaries as of February 29, 2000 and February 28, 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Vienna, Virginia
April 28, 2000

Computer Equity Corporation and Subsidiaries

Consolidated Balance Sheets

	February 29, 2000	February 28, 1999
Assets

Current Assets
Cash and cash equivalents	$4,970,000	$4,965,000
Short-term investments	2,654,000	—
Accounts receivable	9,766,000	8,315,000
Inventories	130,000	903,000

Total Current Assets	17,520,000	14,183,000

Equipment Held for Lease, net of accumulated
depreciation of $1,097,000 and $838,000
in 2000 and 1999, respectively	334,000	886,000

Property and Equipment, net of accumulated
depreciation and amortization	170,000	150,000

Other Assets	18,000	109,000

	$18,042,000	$15,328,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$8,688,000	$8,185,000

Deferred Income Taxes	267,000	95,000

Stockholders’ Equity
Common stock, $.01 par value; authorized 10,000,000
shares; issued and outstanding, 4,816,846 and
4,811,986 shares in 2000 and 1999, respectively	48,000	48,000
Capital in excess of par	61,000	59,000
Retained earnings	8,978,000	6,941,000

	9,087,000	7,048,000

	$18,042,000	$15,328,000

The accompanying notes are an integral part of these statements F-101

Computer Equity Corporation and Subsidiaries

Consolidated Statements of Income

Year ended	February 29, 2000	February 28, 1999
Revenue
Sales	$31,382,000	$30,982,000

Costs and Expenses
Cost of sales	24,760,000	24,482,000
General, administrative and other	4,490,000	3,823,000
Depreciation and amortization	498,000	331,000

Income from Operations	1,634,000	2,346,000

Investment Income	1,676,000	231,000

Income Before Provision for Income Taxes	3,310,000	2,577,000

Provision for Income Taxes	1,273,000	1,032,000

Net Income	$2,037,000	$1,545,000

F-102

Computer Equity Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity Years ended February 29, 2000 and February 28, 1999

	Common Stock		Capital in Excess	Retained	Total Stockholders’
	Shares	Amount	of Par	Earnings	Equity
Balance, March 1, 1998	4,796,326	$48,000	$32,000	$5,396,000	$5,476,000

Exercise of stock options	6,660	—	12,000	—	12,000
Issuance of stock	9,000	—	15,000	—	15,000
Net income	—	—	—	1,545,000	1,545,000

Balance, February 28, 1999	4,811,986	48,000	59,000	6,941,000	7,048,000

Exercise of stock options	4,860	—	2,000	—	2,000
Net income	—	—	—	2,037,000	2,037,000

Balance, February 29, 2000	4,816,846	$48,000	$61,000	$8,978,000	$9,087,000

The accompanying notes are an integral part of these statements F-103

Computer Equity Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Year ended	February 29, 2000	February 28, 1999
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
Net income	$2,037,000	$1,545,000
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	498,000	331,000
Deferred income taxes	172,000	(33,000)
Gain on sale of equipment held for lease	(41,000)	(23,000)
Loss on sale of property and equipment	—	1,000
Unrealized gain on short-term investments	(696,000)	—
Changes in operating assets and liabilities
Increase in accounts receivable	(1,451,000)	(4,181,000)
Decrease (increase) in inventories	773,000	(234)
Increase in short-term investments	(1,958,000)	—
Decrease (increase) in other assets	91,000	(97,000)
Decrease in accounts payable
and accrued expenses	503,000	3,988,000

Net Cash (Used in) Provided by Operating Activities	(72,000)	1,299,000

Cash Flows from Investing Activities
Proceeds from sale of equipment held for lease	171,000	177,000
Additions to property and equipment	(96,000)	(48,000)
Additions to equipment held for lease	—	(684,000)

Net Cash Provided by (Used in) Investing Activities	75,000	(555,000)

Cash Flows from Financing Activities
Principal payments on installment notes	—	(452,000)
Issuance of common stock	2,000	27,000

Net Cash Provided by (Used in) Financing Activities	2,000	(425,000)

Net Increase in Cash and Cash Equivalents	5,000	319,000

Cash and Cash Equivalents, beginning of year	4,965,000	4,646,000

Cash and Cash Equivalents, end of year	$4,970,000	$4,965,000

Supplemental Disclosures of Cash Flows Information
Cash paid during the year for:
Interest	$3,000	$28,000
Taxes	$1,411,000	$826,000

The accompanying notes are an integral part of these statements F-104

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements February 29, 2000 and February 28, 1999

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Computer Equity Corporation (the Company) was formed in 1987 and is engaged principally in the sale of computers, components and telecommunications equipment; lease of equipment; and management of trade shows. Transactions with the U.S. government and its agencies accounted for approximately 94 percent and 95 percent of the Company’s 2000 and 1999 revenue, respectively. Accounts receivable from the U.S. government and its agencies at February 29, 2000 and February 28, 1999, were $9,568,000 and $8,233,000, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

For the purpose of the consolidated statements of cash flows, the Company considers all amounts deposited with its bank, including repurchase agreements to be cash equivalents. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per entity.

Short-term Investments

Short-term investments consist of marketable securities and are reported at fair value. The short-term investments are classified as trading securities. Realized gains and losses are determined using the specific identification method.

Inventories

Inventories consist of computer and telecommunications equipment and electronic components and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Equipment Held for Lease

Equipment held for lease is recorded at cost and is depreciated to its estimated residual value using accelerated and straight-line methods of depreciation.

Property and Equipment

Property and equipment are stated at cost and depreciated over the assets’ estimated useful lives of three to five years using accelerated and straight-line methods.

Revenue Recognition

The Company recognizes sales upon shipment and fees for service as earned over the life of the agreements.

F-105

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements—Continued February 29, 2000 and February 28, 1999

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. Deferred taxes result primarily from temporary differences from different depreciation methods for income tax and financial reporting purposes and unrealized gains on investments.

Employee Stock Options

The Company prices stock options at or above the fair value on the date of the grant, and therefore no compensation expense is recognized. The pro forma disclosures required by Statement of Financial Accounting Standards (SFAS) No. 123 are not deemed significant and are therefore not presented.

Using Estimates in Preparing Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the 1999 financial statements have been reclassified to conform to the presentation in the 2000 statements.

NOTE 2—EQUIPMENT HELD FOR LEASE

The Company leases transportation and telecommunication equipment primarily to the U.S. government. These leases, accounted for as operating leases, are for one-year periods and are renewable. Future minimum lease payments to be received in 2000 under these operating leases are $81,000 at February 29, 2000. The amounts do not include payments to be received if leases are renewed. Upon lease termination, the Company typically sells the equipment.

F-106

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements—Continued February 29, 2000 and February 28, 1999

NOTE 3—PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	February 29, 2000	February 28, 1999
Furniture and equipment	$625,000	$541,000
Leasehold improvements	24,000	12,000
Vehicles	11,000	11,000

	660,000	564,000
Accumulated depreciation and amortization	(490,000)	(414,000)

	$170,000	$150,000

NOTE 4—DEBT

Bank Note Payable

The Company has a $2,000,000 bank line of credit under which borrowings are limited to 90 percent of the government accounts receivable aged less than 90 days of two subsidiaries (Government Telecommunications, Inc. and Federal Services, Inc.). Borrowings are collateralized by all assets of the Company’s subsidiaries and are payable on demand (interest payable monthly) with interest at the bank’s prime rate plus ½ percent (9.25 percent and 8.25 percent at February 29, 2000 and February 28, 1999, respectively). No borrowings were outstanding under this facility at February 29, 2000 and February 28, 1999. The line of credit expires on June 30, 2000, and contains a financial ratio covenant and other restrictions including limitations on additional borrowings and changes in ownership.

Installment Notes

The Company has a lease financing agreement to finance equipment held for lease, which agreement is subject to annual renewal. Under this agreement, the Company has a maximum borrowing capacity of $3,000,000. The agreement contains a financial ratio covenant and other restrictions.

F-107

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements—Continued February 29, 2000 and February 28, 1999

NOTE 5—INCOME TAXES

Income tax expense (benefit) consists of the following for the years ended:

	February 29, 2000	February 28, 1999
Current
Federal	$902,000	$876,000
State	199,000	189,000

	1,101,000	1,065,000

Deferred
Federal	141,000	(25,000)
State	31,000	(8,000)

	172,000	(33,000)

	$1,273,000	$1,032,000

Total income tax expense differed from expected amounts computed by applying the U.S. federal income tax rates to income before income taxes as a result of the following for the years ended:

	February 29, 2000	February 28, 1999
Computed “expected” tax expense	$1,125,000	$876,000
Increase in income taxes resulting from—
State and local income taxes, net of
federal income tax benefits	153,000	119,000
Other	(5,000)	37,000

Total income tax expense	$1,273,000	$1,032,000

F-108

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements—Continued February 29, 2000 and February 28, 1999

NOTE 6—STOCKHOLDERS’ EQUITY

The Company has a non-qualified stock option plan. The option price and term of each option are determined by a committee appointed by the board of directors. Options terminate upon cessation of employment. Changes in stock options are as follows:

	Shares	Price per Share
Shares under option, March 1, 1998	324,258	$.17-3.00

Options granted	70,200	3.25-3.50
Options exercised	(6,660)	.17-2.50
Options canceled	(106,700)	1.50-3.25

Shares under option, February 28, 1999	281,098	$.25-3.50

Options granted	7,500	3.50
Options exercised	(4,860)	.25-2.50
Options canceled	(47,500)	2.50-3.25

Shares under option, February 29, 2000	236,238	$.25-3.50

Options for 141,010 shares were exercisable as of February 29, 2000.

At February 29, 2000, 266,628 shares of the Company’s authorized and unissued common stock were reserved for future issuance under the Company’s non-qualified stock option plan.

NOTE 7—RETIREMENT PLAN

The Company has a defined contribution plan which conforms to the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees and allows employees to defer voluntarily a percentage of their income through contributions to the plan.

The Company contributes a percentage of the participant’s salary. The Company made mandatory contributions of $94,000 and $98,000 for the years ended February 29, 2000 and February 28, 1999, respectively.

F-109

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements—Continued February 29, 2000 and February 28, 1999

NOTE 8—COMMITMENTS AND CONTINGENCIES

The Company leases office space, vehicles and office equipment under agreements expiring at various dates through 2004. Rent expense was $221,000 and $190,000 for the years ended February 29, 2000 and February 28, 1999, respectively.

Future minimum operating lease payments for each year subsequent to February 29, 2000 are as follows:

Year ending February 28/29,
2001	$234,000
2002	241,000
2003	247,000
2004	251,000
2005	166,000

$1,139,000

F-110

Computer Equity Corporation and Subsidiaries Consolidated Balance Sheets Unaudited

	May 31, 2000 (unaudited)	February 29, 2000
Assets

Current Assets
Cash and cash equivalents	$5,458,000	$4,970,000
Short-term investments	2,925,000	2,654,000
Accounts receivable	5,507,000	9,766,000
Deferred tax asset	235,000	—
Inventories	—	130,000
Other assets	37,000	—

Total Current Assets	14,162,000	17,520,000

Equipment Held for Lease, net of accumulated
depreciation of $586,000 and $1,097,000 at May 31
and February 29, 2000, respectively	140,000	334,000

Property and Equipment, net of accumulated
depreciation of $505,000 and $490,000 at
May 31 and February 29, 2000, respectively	155,000	170,000

Other Assets	18,000	18,000

	$14,475,000	$18,042,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$5,698,000	$8,688,000

Deferred Income Taxes	—	267,000

Stockholders’ Equity
Common stock, $.01 par value; authorized 10,000,000
shares; issued and outstanding, 5,117,336 and 4,816,846
at May 31 and February 29, 2000, respectively	51,000	48,000
Capital in excess of par	470,000	61,000
Retained earnings	8,256,000	8,978,000

	8,777,000	9,087,000

	$14,475,000	$18,042,000

See the accompanying notes to consolidated financial statements. F-111

Computer Equity Corporation and Subsidiaries Consolidated Statements of Income Unaudited

	For the three months ended May 31,
	2000	1999

Revenue
Sales	$4,526,000	$8,327,000

Costs and Expenses
Cost of sales	3,141,000	6,526,000
General, administrative and other	1,668,000	986,000
Depreciation and amortization	100,000	130,000

Income (Loss) from Operations	(383,000)	685,000

Investment Income (Loss)	(814,000)	36,000

Income (Loss) Before Provision (Benefit) for Income Taxes	(1,197,000)	721,000

Provision (Benefit) for Income Taxes	(475,000)	279,000

Net Income	$(722,000)	$442,000

See the accompanying notes to consolidated financial statements. F-112

Computer Equity Corporation and Subsidiaries Consolidated Statements of Stockholders’ Equity Three months ended May 31, 2001 Unaudited

	Common Stock		Capital in Excess	Retained	Total Stockholders’
	Shares	Amount	of Par	Earnings	Equity
Balance, February 29, 2000	4,816,846	$48,000	$61,000	$8,978,000	$9,087,000

Exercise of stock options	300,490	3,000	409,000	—	412,000
Net loss	—	—	—	(722,000)	(712,000)

Balance, May 31, 2000	5,117,336	$51,000	$470,000	$8,256,000	$8,777,000

See the accompanying notes to consolidated financial statements. F-113

Computer Equity Corporation and Subsidiaries Consolidated Statements of Cash Flows Three months ended May 31, Unaudited

	2000	1999
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
Net (loss) income	$(722,000)	$442,000
Adjustments to reconcile net income (loss) to net cash
provided by operating activities
Depreciation and amortization	100,000	130,000
Deferred income taxes	(539,000)	(21,000)
Gain on sale of equipment held for lease	(194,000)	—
Unrealized loss on short-term investments	1,159,000	—
Changes in operating assets and liabilities
Decrease in accounts receivable	4,259,000	3,848,000
Decrease in inventories	130,000	289,000
Increase in investments	(1,430,000)	—
Decrease in other assets	—	5,000
Decrease in accounts payable
and accrued expenses	2,990,000	2,923,000

Net Cash (Used in) Provided by Operating Activities	(227,000)	1,770,000

Cash Flows Provided by (Used in) Investing Activities
Proceeds from sale of equipment held for lease	304,000	—
Additions to property and equipment	—	(15,000)

Net Cash Provided by (Used in) Investing Activities	304,000	(15,000)

Cash Flows Provided by Financing Activities
Issuance of common stock	412,000	—

Net Cash Provided by (Used in) Financing Activities	412,000	—

Net Increase in Cash and Cash Equivalents	489,000	1,775,000

Cash and Cash Equivalents, beginning of year	4,970,000	4,965,000

Cash and Cash Equivalents, end of year	$5,459,000	$6,720,000

Supplemental Disclosures of Cash Flows Information

Cash paid during the year for:

Interest	$—	$2,000
Taxes	$47,000	$310,000

See the accompanying notes to consolidated financial statements. F-114

Computer Equity Corporation and Subsidiaries

Notes to Consolidated Financial Statements
May 31, 2000
(Unaudited)

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Computer Equity Corporation ("Compec") as of May 31, 2000 and February 29, 2000 and for the three months ended May 31, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Compec's management, all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

The consolidated statement of income for the three months ended May 31, 2000 is not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended February 29, 2000.

NOTE 2—PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of Compec and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby**:

SEC Registration Fee	$ 1,673
Accounting Fees and Expenses	15,000	*
Legal Fees and Expenses	30,000	*
Miscellaneous Expenses	3,327	*
Total	$ 50,000	*

*	Estimated
**	The selling shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Indemnification of Directors and Officers

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

     The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Sales of Unregistered Securities

     The following table lists all unregistered securities sold by us between January 1, 1998 and September 30, 2001. These shares were issued in acquisition or financing transactions to the persons or entities indicated in connection with the acquisition of the indicated subsidiary or the stockholder's minority interest or to investors in transactions directly negotiated by the shareholders in connection with the sale of their business or interests to us and pursuant to the "price protection" or "earnout" provisions of the agreement of sale, or by the investors. These shares were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Name/Entity/Nature	Date Issued	Number of Persons	Note	Issued For	Number of Common Shares
Advanced Telecommunications, Inc.
Advanced Telecommunications, Inc.
Advanced Telecommunications, Inc.
AFAC L.P.
Alacrity Systems, Inc.
Amherst Systems
ATEC Group, Inc.
ATEC Group, Inc.
ATI Communications, Inc.
Atlantic Systems, Inc.
Aurora Electric, Inc.
Aurora Electric, Inc.
Blue Star Electronics, Inc.
Caledonian Venture Holdings Limited
Caledonian Venture Holdings Limited
Canadian Network Services, Inc.
Charles Newman
Charlie Phillips
Charlie Phillips
Commstar Limited
Computer Equity Corporation
Computer Equity Corporation
Computer Equity Corporation
Computer Equity Corporation
Consolidated Mico Components, Inc.
Consolidated Micro Components, Inc.
Cra-Tek Company
CT Specialists, Inc.
Cybertech Station, Inc.
Cybertech Station, Inc.
Cybertech Station, Inc.
Data Path Technologies, Inc.
Data Path Technologies, Inc.
Data Path Technologies, Inc.
David Romano
Dino Liso
Doug Baker
Employee Stock Sale
Eric Limont
September 1998
April 1999
February 2001
July 2001
January 1998
August 1998
October 2000
March 2001
March 1998
November 1999
September 1999
July 1998
August 1998
December 2000
June 2001
January 1998
March 2001
March 1999
October 2000
June 1998
June 2001
April 2001
June 2000
September 2000
June 1999
July 1998
June 1999
August 1998
March 1999
September 1999
March 1998
July 1998
June 1999
April 2001
April 2001
March 2001
April 2001
May 1998
April 2001
3 1 2 1 45 1 2 2 1 1 2 4 4 16 6 15 1 1 1 15 79 79 79 1 4 4 1 2 3 3 3 7 7 2 1 1 1 1 1	1 7 2 3 1 4 5 6 7 8 1 9 10 8 1 11 12 8 7 8 7 1 8 8 7 13 8 1 7 1 14 15 7 7 16 17 18 19 16	Acquisition
Acquisition
Acquisition
Services
Acquisition
Assets
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Services
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Finder's fees
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Agreement
Services
Services
Stock purchase
Agreement
775,822
550,000
1,666,667
500,000
321,768
66,667
2,674,934
448,431
200,000
119,832
7,224
1,138,039
222,643
4,937,497
7,481,016
322,512
182,836
7,018
13,333
3,849,590
14,732,200
9,884,249
4,804,294
25,000
649,696
429,805
121,465
7,328
49,806
17,629
49,847
403,077
1,393,230
1,319,592
1,477,832
56,648
14,012
100,000
1,477,832

Name/Entity/Nature	Date Issued	Number of Persons	Note	Issued For	Number of Common Shares
GDB Software Services, Inc.
GDB Software Services, Inc.
GDB Software Services, Inc.
Ground Effects Limited
Herman J. Valdez
Hornbuckle Engineering, Inc.
Hornbuckle Engineering, Inc.
IBM Credit Corp.
IBM Credit Corp.
Independent Business Consultants
Information Products Center, Inc.
Information Products Center, Inc.
Information Products Center, Inc.
Innovative Vaccuum Solutions, Inc.
Innovative Vaccuum Solutions, Inc.
Innovative Vaccuum Solutions, Inc.
Innovative Vaccuum Solutions, Inc.
Intellesale, Inc.
James M. Shaver
Kerry Burst
Lynch, Marks & Associates, Inc.
Matt Hayden
Matt Hayden McKinsey & Company
MCY.com, Inc.
Medical Advisory Systems, Inc.
Michael Erickson
Mpact Communications
Norcom Resources, Inc.
Norcom Resources, Inc.
Pacific Decision Sciences Corp.
Perimeter Technology, Inc.
Pizarro Remarketing, Inc.
Pizarro Remarketing, Inc.
Port Consulting, Inc.
PPL, Ltd.
PPL, Ltd.
PPL, Ltd.
P-Tech, Inc.
P-Tech, Inc.
Service Transportation Company
Service Transportation Company
Services
Services
Services
Signal Processors Limited
Signature Industries Limited
South Seas Data, Inc. STC Netcom, Inc.
STR, Inc.
STR, Inc.
July 1998
June 1998
July 2000
June 1998
August 2001
July 1999
June 2000
April 2001
April 2001
May 2000
March 1998
March 1999
September 1999
July 1998
June 1999
September 1999
January 2000
March 2001
August 2001
April 2001
July 1999
April 2001
November 2001 October 2000
November 2000
March 2001
September 2001
March 2001
March 1998
September 2000
October 2000
June 2001
March 1998
June 2000
March 2000
June 1999
September 1999
June 2000
June 2000
October 2001
June 2000
April 1998
Jan. - Dec. 1998
Jan. - Dec. 1999
Oct. - Dec. 1999
February 1998
June 1998
December 2001
December 1999
July 1999
May 2000
5 5 2 3 1 3 3 1 1 3 4 3 3 5 5 3 3 2 1 1 2 1 1 1 1 5 1 1 2 3 22 5 1 1 3 5 5 2 12 12 1 1 Various Various 1 12 10 5 20 5 5	20 7 7 8 1 8 7 21 22 8 8 7 1 8 7 1 8 2 1 2 8 23 23 24 25 26 27 24 7 8 25 7 7 8 7 7 1 28 29 1 8 30 24 31 31 1 32 39 33 8 7	Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Warrants
Warrants
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Services
Services
Services
Asset purchase
Acquisition
Litigation settlement
Services
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Services
Services
Services
Acquisition
Acquisition
Litigation settlement
Acquisition
Acquisition
Acquisition
412,308
627,879
337,838
1,105,708
2,441,177
554,563
76,104
1,241,500
2,894,714
957,912
711,433
662,252
514,880
298,301
426,213
1,461
25,881
6,616,522
5,696,078
463,293
773,142
74,302
200,000
37,994
11,816,141
3,322,313
200,000
95,528
74,667
162,162
8,568,532
8,508,400
42,723
112,612
302,891
929,230
305,024
900,900
1,401,180
4,193,636
101,351
37,181
265,598
64,666
2,498
928,293
3,605,948
2,040,820
400,000
932,039
400,267

Name/Entity/Nature	Date Issued	Number of Persons	Note	Issued For	Number of Common Shares
Sudiar Limited
Garrett Sullivan
Richard Sullivan
SysComm International Corp.
SysComm International Corp.
Teledata Concepts, Inc.
The Americom Group, Inc.
The Americom Group, Inc.
The Americom Group, Inc.
The Americom Group, Inc.
The Bay Group
The Fromehill Company
TigerTel Services Limited
Timely Technology Corp.
Timely Technology Corp.
Timely Technology Corp.
Various
Various
Various
Warrants
WebNet Services
WebNet Services
Winward Electric Service Inc.
Winward Electric Service Inc.
June 2001
October 2001
October 2001
Oct. - Dec. 2000
April 2001
June 1998
March 2000
March 1999
September 1999
June 1998
May 1998
March 1998
February 1999
June 2000
June 2001
August 2001
January - March 2000
Oct. - Dec. 2000
April - June 2001
April 1998
August 2000
November 2001
March 1999
September 1999
1 1 1 3 3 4 1 5 5 5 1 5 1 1 1 1 3 2 4 2 3 3 4 4	34 31 31 8 1 35 7 7 1 8 24 36 24 8 7 7 37 37 38 37 8 1 7 1	Acquisition
Services
Services
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Acquisition
Warrants
Warrants
Employee stock options
Warrants exercised
Acquisition
Acquisition
Acquisition
Acquisition
					492,940 148,875 481,128 1,699,715 873,686 144,828 48,333 106,581 45,319 235,507 218,682 1,816,400 43,877 208,706 7,109,000 1,158,235 317,500 415,685 43,000 850,000 267,857 792,214 533,333 188,667
Total					157,605,494
1.	Represents “price protection” shares issued in connection with a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
2.	Represents shares issued in connection with the exercise of put options granted to the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
3.	Represents “price protection” shares issued in connection with marketing studies and evaluation services provided by AFAC L.P.
4.	Represents shares issued to Amherst Systems to acquire customer lists for our subsidiary, Atlantic Systems, Inc.
5.	Represents shares issued to the selling shareholders to acquire such shareholders’ interests in a transaction directly negotiated by the shareholders in connection with the sale of an approximate 16% interest in ATEC Group, Inc. (AMEX:TEC) to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The number of common shares issued includes 2,077,150 shares initially issued and 597,784 “price protection” shares issued on February 28, 2001. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
6.	Represents shares issued in connection with the rescission of our acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.
7.	Represents shares issued to the selling shareholder(s) in connection with the “earnout” provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
8.	Represents shares issued to the selling shareholder(s) to acquire such shareholder’s interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.

9.	Represents (a) 1,098,039 shares issued to the selling shareholders to acquire such shareholders’ interests in a transaction directly negotiated by the shareholders in connection with the sale of their business to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 40,000 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
10.	Represents (a) 202,667 shares issued to the selling shareholder to acquire such shareholder’s 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, (b) 19,394 shares issued as a finder’s fee in connection therewith and (c) 582 shares issued for services in connection with the acquisition. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
11.	Represents (a) 7,530 shares issued to the stage I selling shareholders to correct the initial issuance of shares, (b) 170,683 shares issued to the stage II selling shareholders upon acquisition of their minority interests in 1998, (c) 109,774 shares issued to the stage I and stage II selling shareholders in connection with the “price protection” provision of the agreement of sale and (d) 34,525 shares issued as a finder’s fee. These shares were issued in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
12.	Represents shares issued for consulting services rendered by Mr. Newman.
13.	Represents (a) 392,157 shares issued to the selling shareholder to acquire such shareholder’s 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 37,648 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
14.	Represents (a) 24,444 “price protection” shares issued to the selling shareholder, (b) 805 “price protection” shares issued as finder’s fees and (c) 22,598 shares issued to the selling shareholder(s) in connection with the “earnout” provision of the agreement of sale, in connection a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
15.	Represents (a) 384,616 shares issued to the selling shareholders to acquire such shareholder’s interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 18,461 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
16.	Represents shares issued in connection with settlement of litigation against David Romano and Eric Limont, the former owners of Bostek. See “Legal Proceedings” beginning on page 42.
17.	Represents shares issued to Mr. Liso as a transaction fee in connection with our acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.
18.	Represents shares issued to Mr. Baker as a transaction fee in connection with our acquisition of Perimeter Technology, Inc., a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
19.	Represents shares issued to Marc Sherman, one of our former officers, at the market price on the effective date of the sale, which sale was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
20.	Represents (a) 384,616 shares issued to the selling shareholder to acquire such shareholder’s 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 27,692 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
21.	Represents shares issued in connection with the issuance of warrants which are exercisable into shares of our common stock.
22.	Represents shares issued in connection with the issuance of warrants which are exercisable into shares of common stock of Digital Angel Corporation.
23.	Represents 74,302 shares issued to Mr. Hayden as a transaction fee in connection with our acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. See note 26 below for further information regarding the underlying transaction and 200,000 shares issued in connection with services provided by Mr. Hayden for assisting us in obtaining investment banking services.
24.	Represents shares issued for professional services rendered.
25.	Represents shares issued in connection with our acquisition of internal use software from MCY.com, Inc.
26.	Represents shares issued in connection with our acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. (AMEX:DOC) in a transaction directly negotiated by the shareholders in connection with the sale of their share to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

27.	Represents shares issued in connection with the settlement of certain litigation with Mr. Erickson pertaining to Mr. Erickson's employment with us.
28.	Represents shares issued to the selling shareholders in consideration for their minority interests and in settlement of future earnout payments.
29.	Represents shares issued to the selling shareholder(s) to acquire such shareholder’s interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to us and exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.
30.	Represents (a) 35,000 shares issued to the selling shareholder to acquire such shareholder’s 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 2,181 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
31.	Represents shares issued to an employee for services under employment or other such agreements.
32.	Represents (a) 3,571,235 shares issued to the selling shareholder to acquire such shareholder’s 85% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 34,713 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
33.	Represents shares issued to 20 selling shareholders in connection with the acquisition of minority interests of such shareholders in STC Netcom, Inc. Our initial issuance of shares in connection with our acquisition of STC Netcom, Inc. occurred in 1997 in a transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
34.	Represents shares issued to a creditor of Caledonian Venture Holdings Limited (CVH) in connection with the acquisition of CVH and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgment that the sale was not registered, that the party was acquiring the shares for investment and not for resale, and that the party acknowledged that it must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
35.	Represents (a) 140,138 shares issued to the selling shareholders to acquire such shareholder’s interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 4,690 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
36.	Represents (a) 1,778,543 shares issued to the selling shareholders to acquire such shareholder’s interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, and (b) 37,857 shares issued as a finder’s fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
37.	Represents shares issued in connection with the exercise of outstanding warrants.
38.	Represents shares issued upon exercise of certain options previously issued under our 1999 Flexible Stock Plan, which shares have not been registered.
39.	Represents shares issued in connection with settlement of litigation against us by John Mariano, Christopher Wiltsey, Dean Gustafson, Anthony Pitman and Jeffery Kowalski, the owners of South Seas Data, Inc. See “Legal Proceedings” beginning on page 41.

Exhibits

     (a)   See Exhibit Index.

     (b)   Financial Statement Schedules.

     Schedule II - Valuation and Qualifying Accounts. See pages II-7 and II-8. All other Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.

Schedule II
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

Description	Balance at Beginning of Period	Charged to Cost and Expenses	Valuation Accounts Acquired	Deductions	Balance at End of Period
Valuation reserve deducted in the balance sheet from the asset to which it applied:
Accounts receivable:
2000 Allowance for doubtful accounts	$1,047	$823	$766	$955	$1,681
1999 Allowance for doubtful accounts	574	448	239	214	1,047
1998 Allowance for doubtful accounts	527	652	189	794	574
Inventory:
2000 Allowance for excess and absolencence	916	345	460	221	1,500
1999 Allowance for excess and absolencence	1,374	139	–	597	916
1998 Allowance for excess and absolencence	907	716	–	249	1,374
Deferred Taxes:
2000 Valuation reserve	–	15,850	–	–	15,850
1999 Valuation reserve	2,994	–	–	2,994	–
1998 Valuation reserve	3,494	–	–	500	2,994
Reserves not deducted from assets:
2000 Warranty reserve	50	163	–	50	163
1999 Warranty Reserve	–	–	50	–	50
1998 Warranty reserve	–	–	–	–	–

Report of Independent Accountants on
Financial Statement Schedule

To the Board of Directors and Shareholders
of Applied Digital Solutions:

Our audits of the consolidated financial statements referred to in our report dated March 19, 2001, except as to Notes 2 and 13 which are as of November 14, 2001, which report and consolidated financial statements are included in this Registration Statement on Form S-1, also included an audit of the financial statement schedule included in Part II of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
March 19, 2001

Undertakings

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on February 8, 2002.

APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ Jerome C. Artigliere Jerome C. Artigliere, Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard J. Sullivan * (Richard J. Sullivan)	Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer, President and Secretary (Principal Executive Officer and Principal Operating Officer)	February 8, 2002
/s/ Jerome C. Artigliere (Jerome C. Artigliere)	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)	February 8, 2002
/s/ Richard S. Friedland * (Richard S. Friedland)	Director	February 8, 2002
/s/ Arthur F. Noterman * (Arthur F. Noterman)	Director	February 8, 2002
/s/ Daniel E. Penni * (Daniel E. Penni)	Director	February 8, 2002
/s/ Angela M. Sullivan * (Angela M. Sullivan)	Director	February 8, 2002
/s/ Constance K. Weaver * (Constance K. Weaver)	Director	February 8, 2002
* By:	/s/ Jerome C. Artigliere
Jerome C. Artigliere Attorney–in–fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement of Purchase and Sale dated as of June 4, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)
2.2	Amendment No. 1 to the Agreement of Purchase and Sale, dated as of June 9, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)
2.3	Agreement and Plan of Merger, dated April 24, 2000, by and among the Applied Digital Solutions, Inc., Digital Angel Corporation and Destron Fearing Corporation (incorporated by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1, 2000).
2.4	Agreement dated as of November 28, 1999 by and among AT&T Canada Corp. and TigerTel, Inc. (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)
2.5	Agreement and Plan of Merger dated as of June 30, 2000 by and among the Applied Digital Solutions, Inc. and Compec Acquisition Corp. and Computer Equity Corporation and John G. Ballenger, Christopher J. Ballenger and Frederick M. Henschel (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on July 14, 2000, as amended on September 11, 2000)
2.6	Agreement and Plan of Merger dated as of October 18, 2000 by and among the Applied Digital Solutions, Inc. and PDS Acquisition Corp., and Pacific Decision Sciences Corporation, and H&K Vasa Family 1999 Limited Partnership, H&K Vasa Family 2000 Limited Partnership, David Dorret, and David Englund (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on November 1, 2000, as amended on December 29, 2000)
2.7	MCY Agreement dated as of October 19, 2000 by and between MCY.com, Inc and Applied Digital Solutions, Inc. (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on December 5, 2000)
4.1	Second Restated Articles of Incorporation, of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)
4.2	Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)
4.3	Amendment of Second Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on July 18, 2001 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 17, 2001)
4.4	Certificate of Designation of Preferences of Series C Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)
4.5	Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-51067) filed with the Commission on April 27, 1998)
5.1	Opinion of Bryan Cave LLP regarding the validity of the Common Stock*
10.1**	1996 Non-Qualified Stock Option Plan of Applied Cellular Technology, Inc., as amended through June 13, 1998 (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 filed with the Commission on December 2, 1999 (Commission File Number 333-91999))
10.2**	Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan, as amended through September 23, 1999 (incorporated herein by reference to Exhibit 10.1 to the registrant's Registration Statement on Form S-8 (File No. 333-88421) filed with the Commission on October 4, 1999)
10.3**	Applied Digital Solutions, Inc. 1999 Flexible Stock Plan (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 (File No. 333- 92327) filed with the Commission on December 8, 1999).
10.4	Credit Agreement between Applied Digital Solutions, Inc. and State Street Bank and Trust Company dated as of August 25, 1998 (incorporated herein by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on November 16, 1998 )
10.5	First Amendment to Credit Agreement between Applied Digital Solutions, Inc. and State Street Bank and Trust Company dated as of February 4, 1999 (incorporated by reference to Exhibit 10.3 the registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999)
10.6	Second Amended and Restated Term and Revolving Credit Agreement, dated October 17, 2000, between Applied Digital Solutions, Inc. and IBM Credit Corporation, and others (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 24, 2000)
10.7	Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement dated March 30, 2001 between Applied Digital Solutions, Inc. and IBM Credit Corporation, and others (incorporated by reference to Exhibit 10.7 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)
10.8	Letter dated July 1, 2001 from IBM Credit Corporation amending the Second Amended and Restated Term and Revolving Credit Agreement, as amended (incorporated by reference to Exhibit 10.5 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on October 14, 2001)
10.9	Letter dated December 31, 2001 from IBM Credit Corporation amending the Second Amended and Restated Term and Revolving Credit Agreement, as amended*
10.10	Letter dated January 31, 2002 from IBM Credit Corporation amending the Second Amended and Restated Term and Revolving Credit Agreement, as amended*
10.11**	Richard J. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)
10.12**	Garrett A. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)
10.13**	Letter Agreement, dated December 30, 2001, between Applied Digital Solutions, Inc. and Garrett A. Sullivan*
10.14**	Jerome C. Artigliere Employment Agreement (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)
10.15**	Mercedes Walton Employment Agreement (incorporated by reference to Exhibit 10.12 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)
10.16**	David I. Beckett Employment Agreement (incorporated by reference to Exhibit 10.13 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)
10.17**	Michael E. Krawitz Employment Agreement (incorporated by reference to Exhibit 10.14 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)
10.18**	Kevin McLaughlin Employment Agreement*
10.19**	Dr. Peter Zhou Employment Agreement*
10.20	Securities Purchase Agreement, dated as of October 24, 2000, relating to the Registrant's Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)
10.21	Form of warrant to purchase common stock of the Registrant issued to the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)
10.22	Registration Rights Agreement between the Registrant and the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)
10.23	Lock-Up Agreement dated as of November 28, 1999 by and among AT&T Canada Corp. and Applied Digital Solutions, Inc. (incorporated by reference to the Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)
10.24	Voting Agreement by and among Applied Digital Solutions, Inc. and certain securityholders of Destron Fearing Corporation (incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1, 2000)
21.1	List of Subsidiaries of Applied Digital Solutions, Inc.*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Rubin, Brown, Gornstein & Co. LLP*
23.3	Consent of Arthur Andersen LLP*
23.4	Consent of Grant Thornton LLP*
23.5	Consent of Bryan Cave LLP (included in Exhibit 5.1)****
24.1	Power of Attorney***

*	Filed herewith.
**	Management contract or compensatory plan.
***	Previously filed.